Exhibit 10.9

LEASE AGREEMENT

between

BRITTAN WEST OWNER, LLC,

a Delaware limited liability company,

as “Landlord”

and

ATTOVIA THERAPEUTICS, INC.,

a Delaware corporation,

as “Tenant”

i

24.	QUIET POSSESSION	57

25.	FINANCIAL STATEMENTS	57

26.	FORCE MAJEURE	58

27.	LANDLORD’S LIABILITY	58

28.	CONSENTS AND APPROVALS	58

29.	WAIVERS	59

30.	BROKERS	59

31.	ENTIRE AGREEMENT; CONFIDENTIALITY	59

32.	MISCELLANEOUS, SIGNATURES	60

33.	AUTHORITY	61

34.	OFAC	61

35.	PARKING	61

36.	SIGNAGE	62

37.	EXTENSION OPTION	63

38.	RIGHT OF FIRST REFUSAL	65

39.	SUSTAINABILITY PROVISIONS	66

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INDEX OF DEFINED TERMS

Abated Base Rent	8
Abatement Period	43
Access Improvements	21
Actual Statement	12
ADA	32
Additional Rent	12
Advice	65
Alterations	32
Approved Plans	62
Approved Space Plan	Ex. B, p. 2
Audit Election Period	13
Award	44
Bank	15
Bank Credit Threat	17
Bankruptcy Code	17
Base Rent	8
Base Rent Abatement Period	8
Biohazardous Materials	22
Broker	59
Building	5
Building Signage	62
Building Systems	20
CASp	21
Casualty	43
Casualty Notice	43
Changes	Ex. B, p. 3
CHWCL	23
Claims	39
Closure Documents	30
Commencement Date	7
Common Areas	5
Condemnation	44
Condemnor	44
Construction Documents	Ex. B, p. 2
Construction Rider	34
Control	48
Credit Rating Threshold	15
Date of Condemnation	45
Early Access	8
Effective Date	5
Environmental Condition	22
Environmental Damages	22
Event of Default	49
Existing L-C	15

Expiration Date	7
Extension Option	63
Extension Period	63
Fair Market Base Rental	63
FDIC	19
Fee Cap	47
Fees	57
Final Construction Documents	Ex. B, p. 2
Final Space Plan	Ex. B, p. 1
Force Majeure	58
Generator	37
Generator Effective Date	37
Generator Tie-In Work	37
Handles	22
Handling	22
Hazardous Materials	22
Hazardous Materials Laws	23
Hazardous Wastes	23
HVAC	21
Inspection	21
Interest Rate	52
Interruption	37
Laboratory Rules and Regulations	31
Land	6
Landlord	5, 58
Landlord Work	Ex. B, p. 1
Landlord’s Additional Insureds	40
Landlord’s Contamination	23
Landlord’s Representatives	59
Late Delivery Rent Abatement Period	7
Laws	9
L-C	15
L-C Amount	15
LC Expiration Date	16
LC Replacement Notice	19
Lease	5
LEED	10
Letter of Credit Reduction	19
Letter of Credit Reduction Notice	19
Life Science Compliance Standard	20
Main Premises	1
Mortgagee	56
MSDSs	25
Neutral Appraiser	64

Non-Office Space	6
Notice of Exercise	65
OFAC	61
Office Space	6
Operating Costs	9
Outside Delivery Date	7
Parking Garage	6
Permitted Hazardous Materials	24
Permitted Transferee	48
Permitted Transferee Assignee	48
Potential Refusal Space	64
Preliminary Space Plan	Ex. B, p. 1
Premises	5
Project	6
Proposed Transfer Second Request	47
Proposed Transferee	46
Prospect	64
Radioactive Materials	23
RCRA	23
Receivership	19
Reduction Condition	19
Refusal Space	65
Refusal Space Amendment	66
Reimbursement Amount	52
Reimbursement Condition	52
Release	24
Renovations	35
Rent	14
Rentable Area of the Building	5
Rentable Area of the Premises	5
Rental Tax	35
Replacement L-C	15
Report	21

Representatives	60
Required Delivery Date	7
Retail Space	6
Right of First Refusal	64
Secured Area	28
Security Deposit	14
Security Deposit Laws	18
Service Failure	37
SNDA	55
Space Planner	Ex. B, p. 1
Storage Space	1, 6
Substantial Completion	Ex. B, p. 3
Substantially Complete	Ex. B, p. 3
Substantially Completed	Ex. B, p. 3
Taxes	11
Tenant	5
Tenant Delays	Ex. B, p. 4
Tenant lndemnitees	39
Tenant Party	20
Tenant’s Contamination	24
Tenant’s Financial Information	19
Tenant’s Parties	20
Tenant’s Plans Changes	Ex. B, p. 2
Tenant’s Representatives	59
Tenant’s Share	12
Tenant’s Taxes	35
Term	7, 64
Trade Fixtures	34
Transfer	46
Transfer Consideration	49
Transferee	46
Unused L-C Proceeds	18

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BASIC LEASE INFORMATION

Effective Date:	July 12, 2024

Landlord:	BRITTAN WEST OWNER, LLC, a Delaware limited liability company

Tenant:	ATTOVIA THERAPEUTICS, INC. a Delaware corporation

Building Address:	1091 Industrial Road, San Carlos, California 94070

Premises:	The portions of the Building comprising approximately 26,062 rentable square feet, comprised of (a) approximately 25,662 rentable square feet of space on the third (3rd) floor of the Building and known as Suite No. 310 (the “Main Premises”), and (b) approximately 400 rentable square feet of storage space in the basement of the Building and known as #1 (the “Storage Space”). Unless expressly stated otherwise, all references in this Lease to “Premises” shall be deemed to refer to the Main Premises. The Main Premises and the Storage Space are depicted in the site plan attached as Exhibit A.

Delivery Date:	The date on which Landlord delivers the Premises to Tenant with the Landlord Work Substantially Complete (as defined in the Construction Rider attached to this Lease as Exhibit B) and the Storage Space separately demised in accordance with Section 1.4 below.

Estimated Delivery Date:	February 15, 2025

Term:	The period from the Commencement Date through the Expiration Date.

Commencement Date:	Subject to the effect of any Tenant Delays, the later of: (i) the date that is fifteen (15) days following the Delivery Date, (ii) the date the Generator (as defined in Section 9.3 below) is installed and operational and serving the Premises as emergency back-up power pursuant to this Lease, and (iii) December 1, 2024.

Expiration Date:	The last day of the fortieth (40th) full calendar month following the Commencement Date.

Base Rent (for the Main Premises and Storage Space, collectively):	Months of Term	Monthly Rate per Rentable Square Foot	Monthly Base Rent
	1-12	$7.00	$182,434.00*
	13-24	$7.25	$188,949.50
	25-36	$7.50	$195,465.00
	37-40	$7.76	$202,241.12
	* Fifty percent (50%) of the monthly Base Rent applicable to the first ten (10) months of the Term is subject to abatement pursuant to Section 3.1 below.

Use:	Research and development, laboratory use, and related office use and other legally permitted uses in connection with biotechnology or otherwise approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

Letter of Credit:	$606,723.36, subject to Article 4 of this Lease.

Tenant’s Share:	15.09%

Parking:	valet service (the total number of parking spaces allocated for Tenant’s use shall not exceed 2.45 per 1,000 rentable square feet of the Main Premises and the Storage Space), at no charge by Landlord during the Term and any renewals or extensions thereto.

Landlord’s Address for Payment of Rent:	Brittan West Owner, LLC c/o Premia Capital [***]

Landlord’s Address for Notices:	Brittan West Owner, LLC c/o Premia Capital [***] with copies to: Brittan West Owner, LLC [***] and SSL Law Firm [***]

Tenant’s Address for Notices:	Attovia Therapeutics 1091 Industrial Road, Suite No. 310 San Carlos, CA 94070 Courtesy email copy to: [***] and Valence LLP [***]

Building Business Hours:	6:00 a.m. - 8:00 p.m. (provided that property management staff shall not be available (other than for emergencies) prior to 8:00 a.m. and after 6:00 p.m.), Monday through Friday, excluding holidays

Brokers:	Jones Lang LaSalle representing both Tenant and Landlord

Exhibits:

Exhibit A:	The Main Premises and Storage Space
Exhibit B:	Construction Rider
Exhibit B-1:	Preliminary Space Plan
Exhibit B-2:	Equipment List
Exhibit C-1:	Rules and Regulations
Exhibit C-2:	Laboratory Rules and Regulations
Exhibit D:	Form of Subordination, Non-Disturbance and Attornment Agreement
Exhibit E:	Hazardous Materials Questionnaire
Exhibit F:	Form of Letter of Credit

The Basic Lease Information set forth above is part of the Lease. In the event of any conflict between any provision in the Basic Lease Information and the Lease, the Lease shall control.

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THIS LEASE AGREEMENT (this “Lease”) is made as of July 12, 2024 (the “Effective Date”), by and between the Landlord identified in the Basic Lease Information (“Landlord”), and the Tenant identified in the Basic Lease Information (“Tenant”). Landlord and Tenant hereby agree as follows:

1. PREMISES.

1.1. Premises Description. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon the terms and subject to the conditions of this Lease, the Premises as described in the Basic Lease Information (the “Premises”) and the Storage Space, which are located in the Building as described in the Basic Lease Information (the “Building”). The anticipated floor plans and area of the Premises and Storage Space are shown on Exhibit A. In addition to exclusive access to the Premises and Storage Space, Tenant shall have the non-exclusive right to use the common areas of the Building and the Project, which common areas shall be reasonably determined by Landlord from time to time (the “Common Areas”). During the Term, subject to compliance with applicable Laws (defined below) and Landlord’s repairs and operations obligations set forth in this Lease, Tenant shall have access to the Main Premises, and Storage Space, the Parking Garage and the Common Areas of the Building twenty-four (24) hours per day, seven (7) days per week. The Common Areas shall at all times be subject to the control and management of Landlord in a manner that does not materially adversely affect the use thereof by Tenant, and Landlord may, at any time, temporarily close portions of the Common Areas to make repairs or changes permitted hereunder, to prevent the acquisition of public rights in the Common Areas, and to perform such other acts in or to the Common Areas as permitted or required to be performed by Landlord under this Lease; provided, however, that Landlord shall use commercially reasonable efforts to administer such closures in a manner to minimize interference with the use and enjoyment of the Common Areas by Tenant. The Premises is not subject to any rights of first refusal, rights of first offer, options or other preferential rights to lease or occupy superior to Tenant.

1.2. Measurement of the Premises and Building. “Rentable Area of the Premises” shall mean approximately 25,662 rentable square feet attributable to the Main Premises, and approximately 400 rentable square feet attributable to the Storage Space, and “Rentable Area of the Building” shall mean 172,716 rentable square feet, which amounts Landlord may change from time to time due to Landlord’s remeasurement of the Premises or Building as set forth herein. Tenant hereby accepts and agrees to be bound by the figures for the Rentable Area of the Premises and the Rentable Area of the Building; however, Landlord may adjust the Rentable Area of the Building and the Rentable Area of the Premises if there is an addition or subtraction of actual space or a later remeasurement; provided, however, that Landlord shall not adjust the Rentable Area of the Premises for a remeasurement during the initial Term of this Lease. The Rentable Area of the Premises has been measured by Stevenson Systems in accordance with Stevenson System’s Life Science Measurement Method. As used herein, “Life Science Measurement Method” shall mean the Rentable Area of the Building is established by determining the area enclosed by the measuring line. Such measure line shall follow the outermost structural or architectural element of the Building. Any remeasurement of the Building shall be accomplished using the same measurement method.

1.3. Building and Project. The Building, together with the parking garage beneath the Building (the “Parking Garage”), ground floor cafe, outdoor terraces and balconies, and the parcel(s) of land on which the Building and the Parking Garage are to be situated (the “Land”) are referred to collectively herein as the “Project”. “Office Space” means the office portions of the Project. “Non-Office Space” means the laboratory portions of the Building. “Retail Space” means the ground floor cafe and any other retail businesses within the Building.

1.4. Storage Space. Tenant shall lease from Landlord, the space containing approximately 400 rentable square feet described as Space No. #1 in the basement of the Building, as shown on Exhibit A attached hereto (the “Storage Space”), commencing on the Commencement Date and ending on the Expiration Date, as the same may be extended. The Storage Space shall be separately demised (either by construction of demising walls or as separate storage cages) at Landlord’s sole cost and expense prior to the Commencement Date. Notwithstanding any contrary provision hereof, upon the termination of the Lease, or Tenant’s right to possession of the Main Premises, Tenant’s rights to the Storage Space shall simultaneously terminate.

(a) Landlord represents that as of the date the Storage Space is Substantially Complete, the Storage Space will comply with all applicable Laws then in effect (and as interpreted and enforced) and shall be free of Hazardous Materials in violation of applicable Laws. The Storage Space shall be used by Tenant, in its current as is condition, for the storage of documents, furniture, equipment, inventory, chemicals, Hazardous Materials, and other items normally used in Tenant’s business, and for no other purpose whatsoever. Tenant agrees to keep the Storage Space in a neat and orderly fashion. All items stored in the Storage Space shall be elevated at least 6 inches above the floor on wooden pallets, and shall be at least 18 inches below the bottom of all sprinklers located in the ceiling of the Storage Space, if any. Tenant shall not store anything in the Storage Space which is unsafe or which otherwise may create a hazardous condition, or which may increase Landlord’s insurance rates, or cause a cancellation or modification of Landlord’s insurance coverage, provided the foregoing shall not prevent Tenant from storing Hazardous Materials in compliance with all applicable Laws and the terms and conditions of this Lease so long as such insurance is not canceled and if the cost thereof increases in connection with Tenant’s handling of Hazardous Materials at the Project, Tenant shall be liable for all such costs and expenses. Tenant’s insurance and indemnity obligations as applicable to the Main Premises shall apply to the Storage Space. Landlord reserves the right to adopt and enforce reasonable and non-discriminatory rules and regulations governing the use of the Storage Space from time to time. Upon expiration or earlier termination of Tenant’s rights to the Storage Space, Tenant shall completely vacate and surrender the Storage Space to Landlord in good condition and repair, ordinary wear and tear excepted, broom-clean and empty of all personalty and other items placed therein by or on behalf of Tenant.

(b) All terms and provisions (including Article 10 and Section 11.1) of this Lease shall apply to the Storage Space; provided, however, that notwithstanding any contrary provision hereof, Landlord shall provide basic core Building HVAC and lighting service to the area in which the Storage Space is located, and the costs shall be included in Operating Costs unless expressly excluded elsewhere in this Lease. Landlord shall not be obligated to provide any other services and utilities to the Storage Space, Tenant may bolt shelving or other similar storage equipment to the walls and floors in accordance with Article 6 of this Lease. Tenant shall not make any other alterations or improvements to the Storage Space. Landlord shall not be liable for any theft or damage to any items or materials stored in the Storage Space, it being understood that Tenant is using the Storage Space at its own risk. The rights provided in this Section 1.4 shall only be transferable in connection with a Transfer (or Permitted Transfer) of the Main Premises unless otherwise agreed by Landlord in writing in its sole discretion.

1.5. Rules and Regulations. Tenant agrees for itself and for its subtenant, employees, agents and invitees to comply with the rules and regulations listed on Exhibit C-1 and C-2 attached hereto and with all reasonable and non-discriminatory modification and additions thereto which Landlord may make from time to time, provided, that no such modifications and/or additions shall adversely and materially increase Tenant’s obligations or decrease Tenant’s rights as set forth in this Lease. Landlord shall make commercially reasonable good faith efforts to uniformly enforce the rules and regulations against all tenants of the Building. In the event of any inconsistency between the rules and regulations and this Lease, the terms of this Lease shall prevail.

2. TERM; POSSESSION.

2.1. The term of this Lease (the “Term”) shall commence on the Commencement Date set forth in the Basic Lease Information (the “Commencement Date”) and, further subject to the terms of this Section 2.1, shall expire on the Expiration Date set forth in the Basic Lease Information (the “Expiration Date”). When the Delivery Date and/or Commencement Date has been established, Landlord and Tenant shall at the request of either party confirm the Delivery Date, Commencement Date and Expiration Date in writing. So long as this Lease is properly executed and delivered by Tenant, all prepaid rental, evidence of insurance coverages, and the Letter of Credit required under this Lease are delivered to Landlord, and, if applicable, all contingencies, if any, specified in this Lease have been satisfied or waived in writing by Landlord, if Landlord has failed to tender possession of the Main Premises and the Storage Space to Tenant on or before March 1, 2025 (the “Required Delivery Date”), as Tenant’s sole remedy (subject only to the remaining terms and conditions of this paragraph), Tenant shall be entitled to abatement of Base Rent and Additional Rent applicable to the Main Premises and the Storage Space on a day for day basis for every day in the period (the “Late Delivery Rent Abatement Period” ) beginning on the Required Delivery Date and ending on the date Landlord so tenders possession of the Main Premises and the Storage Space to Tenant as set forth above; provided, however, in such an event, for purposes of determining the Expiration Date, the Expiration Date shall be automatically extended on a day for day basis for each day in the Late Delivery Rent Abatement Period. In addition to the foregoing, so long as this Lease is properly executed and delivered by Tenant, all prepaid rental, evidence of insurance coverages, and the Letter of Credit required under this Lease are delivered to Landlord, and, if applicable, all contingencies, if any, specified in this Lease have been satisfied or waived in writing by Landlord, if Landlord has failed to tender possession of the Main Premises and the Storage Space to Tenant on or before July 15, 2025 (the “Outside Delivery Date”), Tenant, in addition to the foregoing, shall be entitled to terminate this Lease on the entire Main Premises and Storage Space only by providing written notice of such termination to Landlord in accordance with the terms and conditions of this Lease prior to (X) 5:00 PM on the date that is five (5) business days following the Outside Delivery Date, and (Z) when Landlord so tenders possession of the Main Premises and Storage Space to Tenant. Landlord and Tenant acknowledge and agree that: (A) the determination of each of the Required Delivery Date and Outside Delivery Date shall take into consideration the effect of (and such dates shall be delayed) for any Tenant Delays; and (B) the each of the Required Delivery Date and Outside Delivery Date shall be postponed by the number of days such delay is due to events of Force Majeure.

2.2. Subject to the provisions of Exhibit B (Construction Rider), and provided that Tenant has delivered all required prepaid rents, the Letter of Credit, the insurance certificates called for in Section 11.1(e) (Certificates of Insurance), and given Landlord written notice prior to entry, Tenant shall have access to the Main Premises and the Storage Space during the fifteen (15) day period following the Delivery Date (“Early Access”) to install Tenant’s furniture, fixtures and equipment, data information systems, security systems, computer and telephone cabling, computers and related office equipment in the Main Premises and otherwise prepare the Main Premises for Tenant’s occupancy, subject to the terms and conditions of this Lease, and to move Tenant’s personal property and installation of shelving (in accordance with the terms and conditions of this Lease) intended for the Storage Space into the Storage Space. During such Early Access, Tenant shall not be obligated to pay Base Rent or Additional Rent prior to the Commencement Date. However, Tenant shall be liable for all above customary types and amounts of utilities and special services actually provided to Tenant during such period (provided Tenant shall not be charged for Taxes nor for Operating Costs during such period). At Tenant’s request, Landlord shall use good faith efforts to keep Tenant reasonably informed of the progress of the Landlord Work and when the Delivery Date is estimated to occur.

3. RENT.

3.1. Base Rent. Tenant shall pay to Landlord the Base Rent set forth in the Basic Lease Information (the “Base Rent”), without prior notice or demand, and without offset or deduction except as expressly provided in this Lease, on the first day of each and every calendar month during the Term. Base Rent for any partial month at the beginning or end of the Term shall be prorated based on the actual number of days in the month, and Base Rent for the first month payable hereunder (subject to Tenant’s right to receive Abated Base Rent as set forth below) shall be paid to Landlord within ten (10) days of Landlord’s and Tenant’s delivery of their signed counterparts to this Lease and Tenant’s receipt of Landlord’s wiring instructions. Notwithstanding anything in this Lease to the contrary, subject to the terms of this Section 3.1, Tenant shall be entitled to an abatement of fifty percent (50%) of Base Rent due with respect to the Premises in the amount of $91,217.00 per month, for the first ten (10) full calendar months of the initial Term (the “Base Rent Abatement Period”). The maximum total amount of monthly Base Rent abated with respect to the Main Premises and Storage Space in accordance with the foregoing shall equal $912,170.00 (the “Abated Base Rent”). If Tenant defaults under this Lease beyond applicable notice and cure periods at any time during the Base Rent Abatement Period and fails to cure such default within any applicable cure period under the Lease, then Tenant’s right to receive the Abated Base Rent shall toll (and Tenant shall be required to pay Base Rent during such period of any Tenant default) until Tenant has cured, to Landlord’s reasonable satisfaction, such default and at such time Tenant shall be entitled to receive any unapplied Abated Base Rent until fully applied. The payment by Tenant of any portion of the Abated Base Rent in the event of a default shall not limit or affect any of Landlord’s other rights, pursuant to this Lease or at law or in equity. Only Base Rent shall be abated pursuant to this Section, as more particularly described herein, and all other Rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

3.2. Additional Rent: Operating Costs and Taxes.

(a) Definitions.

(i) “Operating Costs” means all costs of managing, operating, maintaining and repairing the Project, including all costs, expenditures, fees and charges for: (A) operation, maintenance and repair of the Project (including maintenance, repair and replacement of glass, as well as maintenance, repair and replacement of the roof coverage or membrane and landscaping); (B) utilities and services (including Building telecommunications facilities, equipment recycling programs, trash removal, emergency generator(s)), and associated supplies and materials; (C) compensation (including employment taxes and fringe benefits) for persons engaged in the operation, management, maintenance and repair of the Building, such compensation to be appropriately allocated for persons who also perform duties unrelated to the Building; (D) property (including coverage for earthquake, terrorism and flood if carried by Landlord), liability, rental income and other insurance relating to the Project and expenditures for deductible amounts payable under such insurance, provided earthquake insurance deductibles payable by Tenant shall not exceed Thirty-Three Thousand Dollars ($33,000) per earthquake event; (E) licenses, permits and inspections pertaining to the Project; (F) complying with the requirements of any law, statute, ordinance or governmental rule or regulation or any orders pursuant thereto (collectively “Laws”) to the extent first interpreted and enforced or first enacted or made applicable to the Project from and after the Effective Date; (G) amortization over the reasonable useful life (determined in accordance with Landlord’s reasonable accounting practices that are consistent with the commercial real estate leasing industry) of capital improvements which are intended to reduce Operating Costs or improve the efficiency or capacity of any Building System, with interest on the unamortized balance at the rate that is the lesser of the rate paid by Landlord on funds borrowed to finance such capital improvements, or, if Landlord finances such improvements out of Landlord’s funds without borrowing, the rate equal to the lesser of ten percent (10%) per annum and the maximum rate permitted by Laws; (H) property management fees, not to exceed three percent (3%) of the applicable annual Base Rent payable by Tenant hereunder (calculated without regard to any abated or free rent or other rent concessions or abatements); Tenant hereby acknowledges and agrees that Landlord or an affiliate of Landlord may provide property management services to the Project, provided that the costs included in Operating Costs shall not exceed the competitive cost for such services rendered by persons or entities of similar skill, competence and experience; (I) accounting, legal and other professional services incurred in connection with the Project and the calculation of Operating Costs and Taxes; (J) Landlord contesting in good faith the validity or applicability of any Laws that may affect the Project; (K) operating, managing, owning and maintaining the Parking Garage (including valet costs and expenses) and cafe located at the Project, unless the Parking Garage or access to the cafe is not offered to Tenant free of charge or on a subsidized basis; (L) a reasonable allowance for depreciation on machinery and equipment used to maintain the Project and on other personal property owned by Landlord in the Project, provided the cost to purchase and replace the machinery, equipment, and personal property, to the extent capital in nature, shall be amortized in the same manner set forth in clause (G) above; and (M) the cost of capital improvements or capital expenditures (subject to amortization as set forth herein regarding capital improvements) incurred in connection with the Project that are required in order for the Project, or any portion thereof, to maintain a certification under the U.S. Green Building Council’s Leadership in Energy and Environmental Design (“LEED”), or other applicable certification agency in connection with Landlord’s sustainability practices for the Project (as such sustainability practices are to be determined by Landlord, in its commercially reasonable discretion, from time to time). Notwithstanding the foregoing, any expenses which any tenant of the Project either pays directly to third parties or actually reimburses to Landlord, other than through the payment of its pro-rata share of Operating Costs, then each such expense which is actually paid or reimbursed shall not be included in Operating Costs for purposes of this Section 3.2. Notwithstanding anything to the contrary contained herein, in the event Tenant has received any free or abated rent during the Term of this Lease, or other such concession, the amount of such free or abated rent or of any such concession shall be included in the calculation to determine the amount of any property management fee or other such fee. Landlord shall act in a reasonable manner in incurring Operating Costs, taking into consideration the class and the quality of the Building and the Project and the permitted Use hereunder. Operating Costs for any calendar year during which occupancy of the Building is less than one hundred percent (100%) shall be calculated based upon the Operating Costs that would have been incurred if the Building had an occupancy of one hundred percent (100%) during the entire calendar year, however, except with respect to the management fee and any amortized costs for Operating Costs and/or the payment of any taxes or assessments in installments in any prior calendar year, in no event shall any adjustments to Operating Costs in any calendar year result in Landlord receiving from Tenant and other tenants more than one hundred percent (100%) of the cost of the actual Operating Costs paid by Landlord in any such calendar year. Operating Costs that are not, in Landlord’s reasonable discretion, allocable solely to either the Office Space, Non-Office Space, or Retail Space portion of the Building shall be equitably allocated by Landlord between/amongst such uses.

Notwithstanding any contrary provision in the Lease, Operating Costs shall not include (i) costs, including permit, license and inspection costs, and any allowances or other tenant improvement concessions, incurred or provided with respect to the design, construction and/or installation of tenant improvements made for other tenants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating speculative vacant space for tenants or other occupants of the Project or other specific costs incurred for the account of, separately billed to and paid by specific tenants of the Building or Project, (ii) the initial construction cost of the Project, (iii) debt service, origination or prepayment fees or other costs associated with any mortgage or deed of trust or any ground lease rent recorded with respect to the Project, (iv) costs of complying with any Laws in effect (and as interpreted and enforced) on the date of this Lease, provided that if any portion of the Common Areas of the Building that was in compliance with all applicable Laws on the date of this Lease becomes out of compliance due to normal wear and tear, the cost of bringing such portion of the Project into compliance shall be included in Operating Costs unless otherwise excluded pursuant to the terms hereof; (v) attorneys’ fees, leasing commissions and other expenses incurred in connection with lease negotiations or disputes with Project tenants or prospective Project tenants; (vi) real estate broker’s or other leasing commissions; (vii) repairs or work paid from insurance, condemnation or warranty proceeds, or other costs for which Landlord is reimbursed by a third party or a tenant of the Project (other than by means of an Operating Cost reimbursement provision); (viii) costs, penalties or fines arising from Landlord’s violation of any Law, except to the extent such costs reflect costs that would have been incurred by Landlord absent such violation; (ix) penalties or other costs incurred due to a violation by Landlord, as determined by written admission, stipulation, final judgment or arbitration award, of any of the terms and conditions of this Lease or any other lease relating to the Project except to the extent such costs reflect costs that would have been incurred by Landlord absent such violation; (x) overhead and profit paid to Landlord or its affiliated, subsidiaries or parent entities for goods and/or services in the Project, to the extent the same exceeds the costs which would be incurred for the same if provided by unaffiliated third parties on a competitive basis; (xi) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reasonably reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided that in no event shall Operating Costs include wages and/or benefits attributable to personnel above the level of portfolio property manager or chief engineer; (xii) costs reasonably attributable to any commercial concession in the Project (including the cafe) which access is not available to Tenant free of charge or on a subsidized basis; (xiii) marketing, advertising and promotional expenditures; (xiv) debt service, origination or prepayment fees and other costs associated with mortgages, or any ground lease rent; (xv) bad debt reserves, rent reserves, capital replacement or improvement reserves or reserves for future Operating Costs; (xvi) principal payments, late charges, penalties, liquidated damages, bad-debt expenses, interest and amortization on mortgages, or ground lease payments, if any; (xvii) costs to correct design or construction defects in the original construction of the Project; (xviii) costs arising from Landlord’s charitable or political contributions; (xix) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of the operation, management, repair, replacement and/or maintenance of the Premises, Building or Project, including costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Building or Project and costs incurred in disputes between Landlord and its employees, managers, or other tenants or occupants; (xx) costs incurred to comply with applicable Law with respect to Hazardous Materials, other than routine and industry standard costs (but excluding inspections, investigations, or remediations due to a release, contamination, or other event caused by another Building tenant); (xxi) rentals and other related expenses incurred in leasing HVAC systems, elevators or other equipment, the cost of which would constitute a capital expenditure if the equipment were purchased, in which event, such costs shall be included in Operating Costs, amortized in the manner described in clause (G) above; (xxii) reserves, and (xxiii) capital improvements made to the Building or Project, other than as permitted under Section 3.2(a)(i)(F) and/or (G).

(ii) “Taxes” means: all real property taxes and general, special or district assessments or other governmental impositions, of whatever kind, nature or origin, levied against the Project; governmental charges, fees or assessments for transit or traffic mitigation (including area-wide traffic improvement assessments and transportation system management fees), housing, police, fire or other governmental service or purported benefits to the Project; personal property taxes assessed on the personal property of Landlord used in the operation of the Project; service payments in lieu of taxes and taxes and assessments of every kind and nature whatsoever levied or assessed in addition to, in lieu of or in substitution for existing or additional real or personal property taxes on the Project or the personal property described above; any increases in the foregoing caused by changes in assessed valuation, tax rate or other factors or circumstances; and the reasonable cost of contesting in good faith by appropriate proceedings the amount or validity of any taxes, assessments or charges described above. To the extent paid by

Tenant as Tenant’s Taxes (as defined in Section 8), Tenant’s Taxes shall be excluded from Taxes. Notwithstanding anything to the contrary contained herein, “Taxes” shall not include: (i) any net income taxes, franchise taxes, or any succession, estate or inheritance taxes of Landlord, (ii) any federal or state income taxes or gift or capital stock taxes, or (iii) penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments of, and/or to file any tax or informational returns with respect to any Taxes, when due.

Landlord shall reasonably and in good faith consider Tenant’s written request to commence a tax appeal pursuant to Proposition 8 for the immediately prior calendar year. Any such written request shall be tendered to Landlord no later than sixty (60) days following the end of the applicable tax year (or such earlier time so as to timely prepare and submit the necessary paperwork). Landlord and Tenant acknowledge that this paragraph is not intended to in any way affect the inclusion in Taxes of the total amount which Landlord would have paid in Taxes in any year of the Term absent any Proposition 8 reduction, including the amount of the annual percentage increase which would have been imposed by the Assessor’s Office (subject to the statutory 2% annual increase in Taxes, as such statutory increase may be modified by subsequent legislation). After such consideration, Landlord’s may, in its sole discretion, determine not to commence any such appeal and the same shall in no event be deemed a breach or default by Landlord.

(iii) “Tenant’s Share” means the Rentable Area of the Main Premises and Storage Space divided by the total Rentable Area of the Building, as set forth in the Basic Lease Information. If the Rentable Area of the Premises is changed by Tenant’s leasing of additional space hereunder or for any other reason, Tenant’s Share shall be adjusted accordingly.

(b) Additional Rent.

(i) Commencing on the Commencement Date, Tenant shall pay Landlord as “Additional Rent” for each calendar year or portion thereof during the Term Tenant’s Share of Operating Costs and Taxes for such calendar year or portion thereof.

(ii) Prior to the end of each calendar year, Landlord shall notify Tenant of Landlord’s estimate of Tenant’s Additional Rent for the following calendar year. Commencing on the first day of January of each calendar year and continuing on the first day of every month thereafter in such year, Tenant shall pay to Landlord one-twelfth (1/12th) of the estimated Additional Rent. If Landlord thereafter estimates that Operating Costs or Taxes for such year will vary from Landlord’s prior estimate, Landlord may, by notice to Tenant and not more often than one time in any calendar year, revise the estimate for such year (and Additional Rent shall thereafter be payable based on the revised estimate).

(iii) As soon as reasonably practicable after the end of each calendar year, Landlord shall furnish Tenant a statement (the “Actual Statement”) with respect to such year, showing Operating Costs and Taxes for the year, and the total payments made by Tenant with respect thereto. Unless Tenant raises any objections to Landlord’s statement within ninety (90) days after receipt of the same, such statement shall conclusively be deemed correct and Tenant shall have no right thereafter to dispute such statement or any item therein or the computation of Additional Rent based thereon. Landlord shall use commercially reasonable efforts to tender to Tenant the Actual Statement no later than one hundred eighty (180) days following the end of the applicable calendar year. If Tenant does object to such statement, then Landlord shall provide Tenant with reasonable verification of the figures shown on the statement and the parties shall negotiate in good faith to resolve any disputes. Any objection of Tenant to Landlord’s statement and resolution of any dispute shall not postpone the time for payment of any amounts due Tenant or Landlord based on Landlord’s statement, nor shall any failure of Landlord to deliver Landlord’s statement in a timely manner relieve Tenant of Tenant’s obligation to pay any amounts due Landlord based on Landlord’s statement. Notwithstanding anything to the contrary herein, Tenant shall not be responsible for Tenant’s Share of any Operating Costs or Taxes attributable to any calendar year which are first billed to Tenant more than eighteen (18) months following the expiration of the calendar year in which the Operating Cost and/or Taxes is first incurred and Landlord receives the bill therefor. Further, in no event shall the foregoing provision describing the time period during which Landlord is to deliver the Actual Statement in any manner limit or otherwise prejudice Landlord’s right to modify such Actual Statement after such time period if any new or additional bills or invoices relating to such Actual Statement are received by Landlord following such eighteen (18) month period.

Within ninety (90) days (the “Audit Election Period”) after Landlord furnishes to Tenant the Actual Statement for any calendar year, Tenant may, at its expense during Landlord’s normal business hours, elect to audit Landlord’s Operating Costs for such calendar year only, subject to the following conditions: (1) there is no uncured Event of Default under this Lease; (2) the audit shall be prepared by an independent certified public accounting firm of recognized regional or national standing and reasonably approved by Landlord; (3) in no event shall any audit be performed by a firm retained on a “contingency fee- basis; (4) the audit shall commence within thirty (30) days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within sixty (60) days after commencement; (5) the audit shall be conducted in San Mateo County where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord’s business; and (6) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute Landlord’s standard reasonable confidentiality agreement for Landlord’s benefit prior to commencing the audit. Tenant shall deliver a copy of such audit to Landlord within five (5) business days of receipt by Tenant. This paragraph shall not be construed to limit, suspend, or abate Tenant’s obligation to pay Rent when due, including estimated Operating Costs. After verification, Landlord shall credit any overpayment determined by the audit report against the next Rent due and owing by Tenant or, if no further Rent is due, refund such overpayment directly to Tenant within thirty (30) days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the audit report within thirty (30) days of determination. The foregoing obligations shall survive the expiration or earlier termination of the Lease. If Tenant does not give written notice of its election to audit during the Audit Election Period, Landlord’s Operating Costs for the applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same. If there is a variance of five percent (5%) or more between said audit and Landlord’s determination of Landlord’s Operating Costs, Landlord shall pay the costs of the audit.

(iv) If Tenant’s Additional Rent for any calendar year exceeds the total payments made by Tenant on account thereof, Tenant shall pay Landlord the deficiency within thirty (30) days of Tenant’s receipt of Landlord’s Actual Statement. If the total payments made by Tenant on account thereof exceed Tenant’s Additional Rent for such year, Tenant’s excess payment shall be credited toward the Additional Rent next due from Tenant under this

Lease. For any partial calendar year at the beginning or end of the Term, Additional Rent shall be prorated on the basis of a 365-day year by computing Operating Costs and Taxes for the entire year and then prorating such amount for the number of days during such year included in the Term. Notwithstanding the termination of this Lease, Landlord shall pay to Tenant or Tenant shall pay to Landlord, as the case may be, within thirty (30) days after Tenant’s receipt of Landlord’s final Actual Statement for the calendar year in which this Lease terminates, the difference between Tenant’s Additional Rent for that year, as finally determined by Landlord, and the total amount previously paid by Tenant on account thereof. The obligations of Landlord to refund any overpayment of Additional Rent and of Tenant to pay any Additional Rent not previously paid shall survive the expiration of the Term.

If for any reason Taxes for any year during the Term are reduced, refunded or otherwise changed, Tenant’s Additional Rent shall be adjusted accordingly. If Taxes are temporarily reduced as a result of space in the Building being leased to a tenant that is entitled to an exemption from property taxes or other taxes, then for purposes of determining Additional Rent for each year in which Taxes are reduced by any such exemption, Taxes for such year shall be calculated on the basis of the amount the Taxes for the year would have been in the absence of the exemption, provided that, except with respect to any installment payments, in no event shall Landlord collect more than 100% of the Taxes owed for the Project in any calendar year.

3.3. Payment of Rent. All amounts payable or reimbursable by Tenant under this Lease, including late charges and interest (collectively, “Rent”), shall constitute rent and shall be payable and recoverable as rent in the manner provided in this Lease. All sums payable to Landlord on demand under the terms of this Lease shall be payable within thirty (30) days after written notice from Landlord of the amounts due. All rent shall be paid without offset, recoupment or deduction (except as expressly provided in this Lease) in lawful money of the United States of America to Landlord at Landlord’s Address for Payment of Rent as set forth in the Basic Lease Information, or to such other person or at such other place as Landlord may from time to time designate.

4. SECURITY DEPOSIT; LETTER OF CREDIT.

4.1. Security Deposit. Within ten (10) business days of the mutual execution of this Lease, Tenant shall deposit with Landlord the amount specified in the Basic Lease Information as the Security Deposit, if any (the “Security Deposit”), as security for the performance of Tenant’s obligations under this Lease. Landlord may (but shall have no obligation to) use the Security Deposit or any portion thereof to cure any breach or default by Tenant under this Lease, to fulfill any of Tenant’s obligations under this Lease, or to compensate Landlord for any damage Landlord incurs as a result of Tenant’s failure to perform any of Tenant’s obligations hereunder, all following applicable notice and cure periods (except in the event Landlord cannot freely tender to Tenant a default notice, such as after a bankruptcy petition filing, in which event, no notice period and cure shall apply). ln such event Tenant shall pay to Landlord on demand an amount sufficient to replenish the Security Deposit. Within forty-five (45) days of the later of: (i) the expiration or termination of this Lease, and (ii) Tenant’s surrender of the Main Premises and Storage Space in accordance with the terms and conditions of this Lease and so long as all breaches or defaults by Tenant are cured, then Landlord shall return to Tenant the Security Deposit or the balance thereof then held by Landlord and not applied as provided above. Landlord may commingle the Security Deposit with Landlord’s general and other funds. Landlord shall not be required to pay interest on the Security Deposit to Tenant. Tenant waives the provisions of Section 1950.7 of the California Civil Code (except subsection (b) is not waived), and all other provisions of Law now in force or that become in force after the date of this Lease, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant, or to clean the Premises. Landlord and Tenant agree that Landlord may, in addition, claim and use those sums necessary to compensate Landlord for any foreseeable or unforeseeable loss or damage caused by the act or omission by Tenant, including, without limitation, any post default damages and such remedies to which Landlord is entitled under the provisions of Section 15.2 of this Lease.

4.2. Letter of Credit. In lieu of providing to Landlord a cash Security Deposit (either at the time the Security Deposit is required to be tendered to Landlord in accordance with Section 4.1 above or otherwise one time during the Term), Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer (or which Landlord reasonably estimates that it may suffer) as a result of any breach or default by Tenant under this Lease, an unconditional, clean, irrevocable negotiable standby letter of credit (the “L-C”) in the amount of the security Deposit (the “L-C Amount”), in the form attached hereto as Exhibit F, payable in the Bay Area proximate to San Francisco, California, running in favor of Landlord, drawn on a bank (the “Bank”) reasonably approved by Landlord and at a minimum having a long term issuer credit rating from Standard and Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service (the “Credit Rating Threshold”), and otherwise conforming in all respects to the requirements of this Section 4.2, below, all as set forth more particularly hereinbelow. If Landlord was holding the Security Deposit in the form of cash, Landlord shall return the cash Security Deposit to Tenant in accordance with Section 4.1 above. Subject to the terms and conditions of this Article 4, Landlord hereby consents to First-Citizen’s Bank and Trust Company as the issuing Bank. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining and maintaining the L-C. In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord’s consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord’s prior written approval, in Landlord’s reasonable discretion, and the attorney’s fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within thirty (30) days of billing. Tenant shall have no right to voluntarily replace the L-C without Landlord’s prior written approval, in Landlord’s sole and absolute discretion. Tenant shall be responsible for the payment of any and all costs incurred by Landlord relating to the review of any replacement L-C (including, without limitation, Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant, and such attorneys’ fees shall be payable by Tenant to Landlord within thirty (30) days of billing. If Landlord approves any replacement or substitute letter of credit (the “Replacement L-C”), Landlord shall return the L-C then held by Landlord (the “Existing L-C”) within thirty (30) days following Landlord receipt of the Replacement L-C tendered by Tenant.

4.2.1 In General. The L-C shall be “callable” at sight, permit partial draws and multiple presentations and drawings, and be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. The L-C must provide that presentation of a drawing under the L-C may be made by hand delivery, courier service, overnight mail, or facsimile. Tenant further covenants and warrants as follows:

4.2.1.1 Landlord Right to Transfer. The L-C shall provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, regardless of whether or not such transfer is separate from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the L-C, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith. Tenant shall not be responsible for reimbursing Landlord of any successor Landlord for their legal fees incurred in connection with transferring the L-C to the new Landlord, provided that Tenant shall be liable for all other costs arising in connection with any such transfer.

4.2.1.2 No Assignment by Tenant. Tenant shall neither assign nor encumber the L-C or any part thereof. Neither Landlord nor its successors or assigns will be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance by Tenant in violation of this Section.

4.2.1.3 Replenishment. If, as a result of any drawing by Landlord on the L-C pursuant to its rights set forth in Section 4.2.2 below, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within ten (10) days thereafter, provide Landlord with (i) an amendment to the L-C restoring such L-C to the L-C Amount, (ii) additional L-Cs in an amount equal to the deficiency, which additional L-Cs shall comply with all of the provisions of this Section 4.2, or (iii) provide Landlord with a cash Security Deposit pursuant to the terms and conditions of this Lease in the amount of the deficiency, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in this Lease, the same shall constitute an incurable default by Tenant under this Lease (without the need for any additional notice and/or cure period).

4.2.1.4 Renewal; Replacement. The L-C shall have a final expiration date that is at least ninety (90) days after the expiration of the Lease Term (the “LC Expiration Date”), provided that the L-C may contain a so-called “evergreen provision” whereby the L-C will automatically be renewed on an annual basis unless at least sixty (60) days’ prior written notice of non-renewal is provided by the issuer to Landlord. If the L-C expires earlier than the LC Expiration Date then Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least sixty (60) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, which new L-C shall be irrevocable and automatically renewable through the LC Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Landlord in its reasonable discretion.

4.2.1.5 Bank’s Financial Condition. If, at any time during the Lease Term, the Bank’s long term credit rating is reduced below the Credit Rating Threshold, or if the financial condition of the Bank changes in any other materially adverse way (either, a “Bank Credit Threat”), then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute L-C that complies in all respects with the requirements of this Section 4.2, and Tenant’s failure to either obtain such substitute L-C within ten (10) days following Landlord’s written demand therefor or to provide a cash Security Deposit pursuant to the terms and conditions of this Lease in the L-C amount (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord, or Landlord’s then managing agent, to immediately draw upon the then existing L-C in whole or in part, without notice to Tenant, as more specifically described in Section 4.2.2, below. Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.

4.2.2 Application of Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L-C as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer (or which Landlord reasonably estimates that it may suffer) as a result of any breach or default by Tenant under this Lease. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L-C if any of the following shall have occurred or be applicable: (A) such amount is due to Landlord under the terms and conditions of this Lease and all applicable notice and cure periods have expired (provided, however, if Landlord is limited or prohibited in tendering a notice to Tenant (for example, due to a bankruptcy related automatic stay), such notice and cure period shall not apply), or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (D) the Bank has notified Landlord that the L-C will not be renewed or extended through the LC Expiration Date, or (E) a Bank Credit Threat or Receivership (as such term is defined below) has occurred and Tenant has failed to comply with the requirements of either Section 4.2.1.5, above, or Section 4.2.5, below, as applicable. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder beyond applicable notice and cure periods (provided, however, if Landlord is limited or prohibited in tendering a notice to Tenant (for example, due to a bankruptcy related automatic stay), such notice and cure period shall not apply) or if any of the foregoing events identified in Sections 4.2.2(A) through (E) shall have occurred, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the L-C, in part or in whole, and the proceeds may be applied by Landlord (i) to cure any breach or default of Tenant that is beyond applicable notice and cure periods (provided, however, if Landlord is limited or prohibited in tendering a notice to Tenant (for example, due to a bankruptcy related automatic stay), such notice and cure period shall not apply) and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default, (ii) against any Rent payable by Tenant under this Lease that is not paid when due and all applicable notice and cure periods have expired (provided, however, if Landlord is limited or prohibited in tendering a notice to Tenant (for example, due to a bankruptcy related automatic stay), such notice and cure period shall not apply), and/or (iii) to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant beyond applicable notice and cure periods (provided, however, if Landlord is limited or prohibited in tendering a notice to Tenant (for example, due to a bankruptcy related automatic stay), such notice and cure period shall not apply) under this Lease. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L-C, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner. Tenant agrees and acknowledges that (a) the L-C constitutes a separate and independent contract between Landlord and the Bank, (b) Tenant is not a third party beneficiary of such contract, (c) Tenant has no property interest whatsoever in the L-C or the proceeds thereof, and (d) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U.S. Bankruptcy Code or otherwise.

4.2.3 Letter of Credit not a Security Deposit. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the L-C or any renewal thereof or any proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the L-C is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws as to the L-C.

4.2.4 Proceeds of Draw. In the event Landlord draws down on the L-C pursuant to Sections 4.2.2, above, the proceeds of the L-C may be held by Landlord and applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. Tenant hereby (i) agrees that (A) Tenant has no property interest whatsoever in the proceeds from any such draw, and (B) such proceeds shall not be deemed to be or treated as a “security deposit” under the Security Deposit Law, and (ii) waives all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Landlord agrees that the amount of any proceeds of the L-C received by Landlord, and not (a) applied against any Rent payable by Tenant under this Lease that was not paid when due, or (b) used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease (the “Unused L-C Proceeds”), shall be paid by Landlord to Tenant (x) upon receipt by Landlord of a replacement L-C in the full L-C Amount, which replacement L-C shall comply in all respects with the requirements of this Section 4.2, or (y) within thirty (30) days after the LC Expiration Date; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the Unused L-C Proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

4.2.5 Bank Placed Into Receivership. In the event the Bank is placed into receivership or conservatorship (any such event, a “Receivership”) by the Federal Deposit Insurance Corporation or any successor or similar entity (the “FDIC”), then, effective as of the date such Receivership occurs, the L-C shall be deemed to not meet the requirements of this Section 4.2, and, within ten (10) days following Landlord’s notice to Tenant of such Receivership (the “LC Replacement Notice”), Tenant shall either replace the L-C with a substitute L-C from a different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Section 4.2.2 or provide a cash Security Deposit in accordance with the terms and conditions of this Lease in the amount of the L-C to Landlord. If Tenant fails to replace such L-C with a substitute L-C from a different issuer pursuant to the terms and conditions of this Section 21.6.1 or a cash Security Deposit, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right, at Landlord’s option, to declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten (10) day period, in which event, Landlord shall have the right to pursue any and all remedies available to it under this Lease and at law, including, without limitation, treating any Receivership as a Bank Credit Threat and exercising Landlord’s remedies under Section 21.2.5, above, to the extent possible pursuant to then-existing FDIC policy. Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.

4.2.6 Reduction of Letter of Credit. Provided Tenant’s Financial Information (as defined below) reflects that Tenant has secured and obtained no less than $52,500,000.00 in additional Series B Funding as determined by Landlord (collectively, the “Reduction Condition”), then Tenant may reduce the amount of Letter of Credit by the sum of $202,241.12 below the then-current face value of the Letter of Credit (the “Letter of Credit Reduction”). If Tenant believes that it is entitled to a Letter of Credit Reduction, Tenant shall provide Landlord with written notice requesting that the required amount of the Letter of Credit be reduced as provided above (the “Letter of Credit Reduction Notice”). Concurrent with Tenant’s delivery of the Letter of Credit Reduction Notice, Tenant shall deliver to Landlord for its review Tenant’s financial statements prepared in accordance with generally accepted accounting principles and audited by a public accounting firm reasonably acceptable to Landlord, and any other financial information reasonably requested by Landlord evidencing Tenant’s full satisfaction of the Reduction Condition (“Tenant’s Financial Information”). If Tenant provides Landlord with a Letter of Credit Reduction Notice, and Landlord determines that Tenant is entitled to the Letter of Credit Reduction as provided herein, then such reduction in the Letter of Credit amount shall be accomplished as described below. Any reduction in the Letter of Credit amount shall be accomplished by Tenant providing Landlord with a substitute Letter of Credit or an amendment to the Letter of Credit reflecting the reduced amount, which substitute or amended Letter of Credit shall comply with the requirements of this Section 4.2. In no event shall the Letter of Credit be reduced below the amount of $404,482.24. Notwithstanding anything to the contrary contained herein, if Tenant has been in default under this Lease at any time prior to the effective date of any reduction of the amount of the Letter of Credit, and Tenant has failed to cure such default within any applicable cure period, then Tenant shall have no right to reduce the amount of the Letter of Credit as described herein.

5. USE AND COMPLIANCE WITH LAWS.

5.1. Use.

(a) The Premises shall be used and occupied for the Use expressly permitted in the Basic Lease Information, consistent with the standards for comparable buildings in the general vicinity of the Project.

(b) Tenant shall comply with all present and future Laws applicable to Tenant’s use or occupancy of the Premises (and make any repairs, alterations or improvements to the Premises as required to comply with all such Laws subject to Landlord’s obligations under Section 7.1), provided, however, Tenant shall not be required to perform any structural alterations or structural improvements to the Premises to comply with any Laws except to the extent triggered by Tenant’s use of the Premises for other than typical general office use and general life science laboratory use for research and testing in conformance with II-B Construction for B-Occupancy Laboratories (the “Life Science Compliance Standard”) with respect to Laws applicable generally to office buildings and laboratory buildings only and/or otherwise arising in connection with any alterations, improvements, additions, and/or equipment made to or brought into the Main Premises and/or the Storage Space by Tenant. Tenant as part of its obligations hereunder shall at all times keep and maintain the Premises in a clean, safe and sanitary condition and shall at its sole cost and expense. Tenant shall not do, bring, keep or sell anything in or about the Premises that is prohibited by, or that will cause a cancellation of or an increase in the existing premium for, any insurance policy covering the Property or any part thereof (it being agreed by Landlord that general office and life science laboratory use in compliance with the Life Science Compliance Standard shall not in and of itself increase the insurance premiums). Without limiting the generality of the foregoing, Tenant shall not bring upon the Premises or any portion of the Property or use the Premises or permit the Premises or any portion thereof to be used for the growing, manufacturing, administration, distribution (including without limitation, any retail sales), possession, use or consumption of any cannabis, marijuana or cannabinoid product or compound, regardless of the legality or illegality of the same. Tenant shall not permit vaping at the Premises.

(c) Tenant, nor any agents, employees, contractors, vendors, suppliers, licensees, subtenants, and invitees of Tenant (individually, a “Tenant Party” and collectively, “Tenant’s Parties”), shall not permit the Premises to be occupied or used in any manner that will constitute waste or a nuisance.

(d) Tenant shall not bring into the Building or the Premises anything that may overload the floors in the Premises or the Building or any of the Building Systems or jeopardize the structural integrity of the Building or any part thereof. “Building Systems” means the base Building HVAC and the elevator, plumbing, electrical, fire protection, life safety, security and other systems at the Building. “HVAC” means the base Building heating, ventilating and air-conditioning systems at the Building.

(e) Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Lease, the Premises has not undergone inspection by a “Certified Access Specialist” (“CASp”) to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53. Landlord hereby discloses pursuant to California Civil Code Section 1938 as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Landlord and Tenant hereby acknowledge and agree that in the event that Tenant elects to perform a CASp inspection of the Premises hereunder (the “Inspection”), such Inspection shall be (a) performed at Tenant’s sole cost and expense, (b) limited to the Premises and (c) performed by a CASp who has been approved or designated by Landlord prior to the Inspection. Any Inspection must be performed in a manner which minimizes the disruption of business activities in the Building, and at a time reasonably approved by Landlord. Landlord reserves the right to be present during the Inspection. Tenant agrees to: (i) promptly provide to Landlord a copy of the report or certification prepared by the CASp inspector upon request (the “Report”), (ii) keep the information contained in the Report confidential, except to the extent required by applicable Laws, or to the extent disclosure is needed in order to complete any necessary modifications or improvements required to comply with all applicable accessibility standards under state or federal applicable Laws, as well as any other repairs, upgrades, improvements, modifications or alterations required by the Report or that may be otherwise required to comply with applicable Laws or accessibility requirements (the “Access Improvements”). Tenant shall be solely responsible for the cost of Access Improvements to the Premises or the Building necessary to correct any such violations of construction-related accessibility standards identified by such Inspection as required by applicable Laws, which Access Improvements may, at Landlord’s option, be performed in whole or in part by Landlord at Tenant’s expense, payable as Additional Rent within ten (10) days following Landlord’s demand. For purposes of this Section 5.1(e), Access Improvements shall include any improvements or repairs to the Building or Project required in connection with anything done by or for Tenant in its use or occupancy of the Premises.

(f) As of the date hereof, to Landlord’s actual knowledge, Landlord has no actual knowledge that the Premises is in violation of applicable Law. For purposes of this Section, “Landlord’s actual knowledge” and “knowledge” shall be deemed to mean and limited to the current actual knowledge of the Property Manager at the time of execution of this Lease and not any implied, imputed, or constructive knowledge of said individual or of Landlord or any Landlord of Landlord’s agents, employees or related entities and without any independent investigation or inquiry having been made or any implied duty to investigate or make any inquiries; it being understood and agreed that such individual shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

5.2. Hazardous Materials.

(a) Definitions. The following terms shall have the following meanings for purposes of this Lease:

(1) “Biohazardous Materials” means any and all substances and materials defined or referred to as “medical waste,” “biological waste,” “biohazardous waste,” “biohazardous material” or any other term of similar import under any Hazardous Materials Laws, including (but not limited to) California Health & Safety Code Sections 25105 et seq., and any regulations promulgated thereunder, as amended from time to time.

(2) [Intentionally Omitted].

(3) “Environmental Condition” means the Release of any Hazardous Materials in, over, on, under, through, from or about the Project (including, but not limited to, the Premises).

(4) “Environmental Damages” means all claims, suits, judgments, damages, losses, penalties, fines, liabilities, encumbrances, liens, costs and expenses of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, arising out of or in connection with any Environmental Condition, including, to the extent arising out of an Environmental Condition, without limitation: (A) damages for personal injury, or for injury or damage to the Project or natural resources occurring on or off the Project, including without limitation (1) any claims brought by or on behalf of any person, (2) any loss of, lost use of, damage to or diminution in value of any Project or natural resource, and (3) costs of any investigation, remediation, removal, abatement, containment, closure, restoration or monitoring work required by any federal, state or local governmental agency or political subdivision, or otherwise reasonably necessary to protect the public health or safety, whether on or off the Project; (B) reasonable fees incurred for the services of attorneys, consultants, contractors, experts and laboratories in connection with the preparation of any feasibility studies, investigations or reports or the performance of any work described above; (C) any liability to any third person or governmental agency to indemnify such person or agency for costs expended or liabilities incurred in connection with any items described in clause (A) or (B) above; (D) any fair market or fair market rental value of the Project; and (E) the amount of any penalties, damages or costs a party is required to pay or incur in excess of that which the party otherwise would reasonably have expected to pay or incur absent the existence of the applicable Environmental Condition.

(5) “Handling” or “Handles”, when used with reference to any substance or material, includes (but is not limited to) any receipt, storage, use, generation, Release, transportation, treatment or disposal of such substance or material.

(6) “Hazardous Materials” means any and all chemical, explosive, biohazardous, radioactive or otherwise toxic or hazardous materials or hazardous wastes, including without limitation any asbestos-containing materials, PCB’s, CFCs, petroleum and derivatives thereof, Radioactive Materials, Biohazardous Materials, Hazardous Wastes, any other substances defined or listed as or meeting the characteristics of a hazardous substance, hazardous material, Hazardous Waste, toxic substance, toxic waste, biohazardous material, biohazardous waste, biological waste, medical waste, radiation, radioactive substance, radioactive waste, or other similar term, as applicable, under any law, statute, ordinance, code, rule, regulation, directive, order, condition or other written requirement enacted, promulgated or issued by any public officer or governmental or quasi-governmental authority, whether now in force or hereafter in force at any time or from time to time to protect the environment or human health, and/or any mixed materials, substances or wastes containing more than one of the foregoing categories of materials, substances or wastes.

(7) “Hazardous Materials Laws” means, collectively, (A) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601-9657, (B) the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Sections 1801-1812, (C) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901-6987 (together with any amendments thereto, any regulations thereunder and any amendments to any such regulations as in effect from time to time, “RCRA”), (D) the California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code Sections 25300 et seq., (E) the Hazardous Materials Release Response Plans and Inventory Act, California Health & Safety Code Sections 25500 et seq., (F) the California Hazardous Waste Control Law, California Health & Safety Code Sections 25100 et seq. (together with any amendments thereto, any regulations thereunder and any amendments to any such regulations as in effect from time to time, the “CHWCL”), (G) California Health & Safety Code Sections 25015-25027.8, (H) any amendments to or successor statutes to any of the foregoing, as adopted or enacted from time to time, (I) any regulations or amendments thereto promulgated pursuant to any of the foregoing from time to time, (J) any Laws relating to Biohazardous Materials, including (but not limited to) any regulations or requirements with respect to the shipping, use, decontamination and disposal thereof, and (K) any other Law now or at any time hereafter in effect regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials, including (but not limited to) any requirements or conditions imposed pursuant to the terms of any orders, permits, licenses, registrations or operating plans issued or approved by any governmental or quasi-governmental authority from time to time either on a Project-wide basis or in connection with any Handling of Hazardous Materials in, on or about the Premises or the Project.

(8) “Hazardous Wastes” means (A) any waste listed as or meeting the identified characteristics of a “hazardous waste” or terms of similar import under RCRA, (B) any waste meeting the identified characteristics of a “hazardous waste”, “extremely hazardous waste” or “restricted hazardous waste” under the CHWCL, and/or (C) any and all other substances and materials defined or referred to as a “hazardous waste” or other term of similar import under any Hazardous Materials Laws.

(9) “Landlord’s Contamination” means any Hazardous Materials which exist in, on, under or in the vicinity of the Project as of the date of this Lease or which migrate onto or beneath the Project after the Effective Date. Tenant shall not be required to pay any costs with respect to the investigation, remediation or abatement of Landlord’s Contamination.

(10) “Radioactive Materials” means (A) any and all substances and materials the Handling of which requires an approval, consent, permit or license from the Nuclear Regulatory Commission, (B) any and all substances and materials the Handling of which requires a Radioactive Material License or other similar approval, consent, permit or license from the State of California, and (C) any and all other substances and materials defined or referred to as “radiation,” a “radioactive material” or “radioactive waste,” or any other term of similar import under any Hazardous Materials Laws, including (but not limited to) Title 26, California Code of Regulations Section 17-30100, and any statutes, regulations or other laws administered, enforced or promulgated by the Nuclear Regulatory Commission.

(11) “Release” means any accidental or intentional spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the air, land, surface water, groundwater or the environment (including without limitation the abandonment or discarding of receptacles containing any Hazardous Materials).

(12) “Tenant’s Contamination” means any Hazardous Material Release on or about the Property by Tenant and/or any Tenant Party.

(b) Handling of Hazardous Materials. Tenant’s normal business operations customarily include the Handling of Hazardous Materials, and that Tenant shall therefore be permitted to engage in the Handling in the Premises of necessary and reasonable quantities of Hazardous Materials customarily used in typical life science research and development in conformance with the business operations of Tenant in the manner conducted or proposed to be conducted by Tenant hereunder (“Permitted Hazardous Materials”), provided that the Handling of such Permitted Hazardous Materials by all Tenant Parties shall at all times comply with and be subject to all provisions of this Lease and all Laws, including all Hazardous Materials Laws for the Building. Without limiting the generality of the foregoing, Tenant shall comply at all times with all Hazardous Materials Laws applicable to any aspect of Tenant’s use of the Premises and the Project and of Tenant’s operations and activities in, on and about the Premises and the Project, and shall ensure at all times that Tenant’s Handling of Hazardous Materials in, on and about the Premises does not violate (x) the terms of any governmental licenses or permits applicable to the Building (including, but not limited to, the Building Discharge Permit as defined below) or Premises or to Tenant’s Handling of any Hazardous Materials therein, or (y) any applicable requirements or restrictions relating to the occupancy classification of the Building and the Premises.

(c) Disposition or Emission of Hazardous Materials. Tenant shall not Release or dispose of any Hazardous Materials, except to the extent authorized by permit and this Lease, at the Premises or on the Project, but instead shall arrange for off-site disposal, under Tenant’s own name and EPA waste generator number (or other similar identifying information issued or prescribed by any other governmental authority with respect to Radioactive Materials, Biohazardous Materials or any other Hazardous Materials) and at Tenant’s sole expense, in compliance with all applicable Hazardous Materials Laws, with the Laboratory Rules and Regulations (defined below) and with all other applicable Laws and regulatory requirements.

(d) Information Regarding Hazardous Materials. Tenant shall maintain and make available to Landlord the following information and/or documentation within ten (10) business days of demand, but not more often than one (1) time per year (except to the extent required by Law or requested by a governmental or quasi-governmental entity with jurisdiction at the Property):

(1) An inventory of all Hazardous Materials that Tenant receives, uses, handles, generates, transports, stores, treats or disposes of from time to time, or at the time of preparation of such inventory proposes or expects to use, handle, generate, transport, store, treat or dispose of from time to time, in connection with its operations at the Premises. Such inventory shall include, but shall separately identify, any Hazardous Wastes, Biohazardous Materials and Radioactive Materials covered by the foregoing description. If such inventory includes any Biohazardous Materials, Tenant shall also disclose in writing to Landlord the Biosafety Level designation associated with the use of such materials. In addition to the foregoing, within ten (10) business days of Landlord’s request, Tenant shall complete and deliver to Landlord a “Hazardous Materials Questionnaire”, in the form attached hereto as Exhibit E (as updated and reasonably modified by Landlord, from time to time). To the extent any information contained in a Hazardous Materials Questionnaire previously delivered by Tenant shall become inaccurate in any material respect, Tenant shall immediately deliver to Landlord a new updated Hazardous Materials Questionnaire.

(2) Copies of all then existing permits, licenses, registrations and other similar documents issued by any governmental or quasi-governmental authority that authorize any Handling of Hazardous Materials in, on or about the Premises or the Project by any Tenant Party.

(3) All Material Safety Data Sheets (“MSDSs”), if any, required to be completed with respect to operations of Tenant at the Premises from time to time in accordance with Title 26, California Code of Regulations Section 8-5194 or 42 U.S.C. Section 11021, or any amendments thereto, and any Hazardous Materials Inventory Sheets that detail the MSDSs.

(4) All hazardous waste manifests (as defined in Title 26, California Code of Regulations Section 22-66481), if any, that Tenant is required to complete from time to time in connection with its operations at the Premises.

(5) A copy of any “Hazardous Materials Business Plan” required from time to time with respect to Tenant’s operations at the Premises pursuant to California Health & Safety Code Sections 25500 et seq., and any regulations promulgated thereunder, as amended from time to time, or in connection with Tenant’s application for a business license from the City of San Carlos. If applicable law does not require Tenant to prepare a Hazardous Materials Business Plan, Tenant shall furnish to Landlord at the times and in the manner set forth above the information that would customarily be contained in a Hazardous Materials Business Plan, including (but not limited to) information regarding Tenant’s Hazardous Materials inventories. The parties acknowledge that a Hazardous Materials Business Plan would ordinarily include an emergency response plan, and that regardless of whether applicable Law requires Tenant or other tenants in the Building to prepare Hazardous Materials Business Plans, Landlord in its discretion may elect to prepare a coordinated emergency response plan for the entire Building and/or for multiple Buildings on the Project (if and to the extent applicable).

(6) Any “Contingency Plans and Emergency Procedures” required of Tenant from time to time, in connection with its operations at the Premises, pursuant to applicable Law, Title 26, California Code of Regulations Sections 22-67140 et seq., and any amendments thereto, and any “Training Programs and Records” required under Title 26, California Code of Regulations Section 22-66493, and any amendments thereto from time to time. Landlord in its discretion may elect to prepare a Contingency Plan and Emergency Procedures for the entire Building and/or for multiple buildings on the Project, in which event, if applicable law does not require Tenant to prepare a Contingency Plan and Emergency Procedures for its operations at the Premises, Tenant shall furnish to Landlord at the times and in the manner set forth above the information that would customarily be contained in a Contingency Plan and Emergency Procedures.

(7) Copies of any biennial or other periodic reports furnished or required to be furnished to the California Department of Health Services from time to time, under applicable law, pursuant to Title 26, California Code of Regulations Section 22-66493 and any amendments thereto, relating to any Hazardous Materials.

(8) Copies of any industrial wastewater discharge permits issued to or held by Tenant from time to time in connection with its operations at the Premises (the parties presently anticipate, however, that because of the existence of the Building Discharge Permit in Landlord’s name as described above. Tenant will not be required to maintain a separate, individual discharge permit).

(9) Copies of any other lists, reports, studies, or inventories of Hazardous Materials or of any subcategories of materials included in Hazardous Materials that Tenant is otherwise required to prepare and file from time to time with any governmental or quasi-governmental authority in connection with Tenant’s operations at the Premises, including (but not limited to) reports filed by Tenant with the federal Food & Drug Administration or any other regulatory authorities primarily in connection with the presence (or lack thereof) of any “select agents” or other Biohazardous Materials on the Premises, together with proof of filing thereof.

(10) Any other information reasonably requested by Landlord in writing from time to time in connection with (A) Landlord’s monitoring (in Landlord’s reasonable discretion) and enforcement of Tenant’s obligations under this Section and of compliance with applicable Laws in connection with any Handling or Release of Hazardous Materials in the Premises or Building or on or about the Project by any Tenant Party, (B) any inspections or enforcement actions by any governmental authority pursuant to any Hazardous Materials Laws or any other Laws relating to the presence or Handling of Hazardous Materials in the Premises or Building or on or about the Project by any Tenant Party, and/or (C) Landlord’s preparation (in Landlord’s discretion) and enforcement of any reasonable rules and procedures relating to the presence or Handling by Tenant or any Tenant Party of Hazardous Materials in the Premises or Building or on or about the Project, including (but not limited to) any contingency plans or emergency response plans as described above. Except as otherwise required by Law, Landlord shall keep confidential any information supplied to Landlord by Tenant pursuant to the foregoing, provided, however, that the foregoing shall not apply to any information filed with any governmental authority or available to the public at large. Landlord may provide such information to its lenders, consultants or investors provided such entities agree to keep such information confidential.

(e) Indemnification; Notice of Release. Tenant shall be responsible for and shall indemnify, defend and hold Landlord harmless from and against all Environmental Damages to the extent arising out of or otherwise relating to, (i) any Handling of Hazardous Materials by any Tenant Party in, on or about the Premises or the Project, (ii) any breach of Tenant’s obligations under this Section or of any Hazardous Materials Laws by any Tenant Party, or (iii) the existence of any contamination in, on or about the Premises or any Tenant’s Contamination outside the Premises but at the Project, including without limitation any removal, cleanup or restoration work and materials necessary to return the Project or any improvements of whatever nature located on the Project to a condition that complies with Law and is reasonably similar to the condition existing prior to the Handling of Hazardous Materials in or on the Premises or the Project by any Tenant Party. In the event of any contamination in or on the Premises or any Tenant’s Contamination outside the Premises but at any other portion of the Project or any adjacent lands, Tenant shall promptly remedy the problem in accordance with all applicable Hazardous Materials Laws and Laws, shall give Landlord oral notice of any such non-standard or non-customary Release promptly after Tenant becomes aware of such Release, followed by written notice to Landlord within five (5) business days after Tenant becomes aware of such Release, and shall furnish Landlord with concurrent copies of any and all notices, reports and other written materials filed by any Tenant Party with any governmental authority in connection with such Release. Tenant shall have no obligation to indemnify, defend, hold Landlord harmless from, investigate, remedy, or be responsible for any costs associated with any Hazardous Materials contamination which was preexisting in the Premises as set forth below in this Section 5.1(e) or to the extent caused by Landlord. Landlord shall remediate any Hazardous Material to the extent that: (a) such Hazardous Material was preexisting in the Premises as of the date of this Lease; and (b) Landlord’s failure to remediate would be in violation of Laws and would prevent Tenant from installing its furniture, fixtures and equipment in the Premises as part of Tenant’s move-in and/obtaining any required certification of occupancy on the Premises pursuant to this Lease.

Tenant shall not be liable for any cost or expense related to removal, cleaning, abatement or remediation of Hazardous Materials existing in the Premises prior to the date Landlord tenders possession of the Premises to Tenant, including, without limitation, Hazardous Materials in the ground water or soil, except to the extent that any of the foregoing results directly or indirectly from any act or omission by Tenant or any Tenant Party or any Hazardous Materials disturbed, distributed or exacerbated by Tenant or any Tenant Party.

If, following the Commencement Date, (i) Hazardous Materials generated by a third party tenant in the Building contaminates the Premises, and (ii) such contamination materially and adversely affects Tenant’s occupancy or use of the Premises for the permitted Use, and (iii) the presence of such Hazardous Materials is not the result of Tenant’s use of the Premises or any act or omission of Tenant or its agents, employees, contractors, subtenants or invitees, and (iv) such contamination is caused by a defect or malfunction of the base Building HVAC system due to Landlord’s failure to repair and maintain the Building HVAC system in a commercially reasonable manner, Landlord shall promptly take all actions as are necessary to remediate such Hazardous Materials as may be required by Hazardous Materials Laws. In the event any Hazardous Materials for which Landlord is responsible pursuant to this paragraph require remediation, Landlord and Tenant shall promptly meet and confer to attempt to mitigate any contamination or damages to the Premises. Within thirty (30) days after notification from Tenant supported by reasonable documentation setting forth such presence or release of Hazardous Materials, and after Landlord has been given a reasonable period of time after such thirty (30)-day period to conduct its own investigation to confirm such presence or release of Hazardous Materials on the Premises, Landlord shall commence to remediate such Hazardous Materials and thereafter diligently prosecute such remediation to completion. If Landlord commences remediation pursuant to this paragraph, Base Rent and Operating Costs and Taxes shall be equitably adjusted if and to the extent and during the period the Hazardous Materials materially and adversely affect Tenant’s occupancy or use of the Premises for the permitted Use.

(f) Governmental Notices. Tenant shall promptly provide Landlord with copies of all notices received by Tenant relating to any actual or alleged presence or Handling by any Tenant Party of Hazardous Materials in, on or about the Premises or any other portion of the Project, including, without limitation, any notice of violation, notice of responsibility or demand for action from any federal, state or local governmental authority or official in connection with any actual or alleged presence or Handling by any Tenant Party of Hazardous Materials in or about the Premises or any other portion of the Project.

(g) Inspection by Landlord. In addition to, and not in limitation of, Landlord’s rights under this Lease, upon at least five (5) days’ prior request by Landlord (or less notice, if any, in the event of an emergency), Tenant shall grant Landlord and its consultants, as well as any governmental authorities having jurisdiction over the Premises or over any aspect of Tenant’s use thereof, reasonable access to the Premises during Building Business Hours to inspect Tenant’s Handling of Hazardous Materials in, on and about the Premises, and Landlord shall not thereby incur any liability to Tenant or be deemed guilty of any disturbance of Tenant’s use or possession of the Premises by reason of such entry; provided, however, that Landlord shall use reasonable efforts to minimize interference with Tenant’s use of the Premises caused by such entry. Except in the event of an emergency, Landlord shall coordinate the entry in advance so as not to disturb any ongoing experiments, the entry shall occur during Building Business Hours, and Tenant shall have a right to have a representative of Tenant accompany Landlord during all such entries, provided Tenant makes such representative available at the time Landlord or such other party desires to enter the Premises. Landlord shall comply with any security precaution reasonably imposed by Tenant during any entry onto the Premises and shall minimize to the extent reasonably possible any interference with Tenant’s use of the Premises caused by such entry. Tenant, at its own expense, may provide (subject to the terms and conditions of this Lease, including regarding legal compliance and Alterations) secure cleanrooms and other similar areas within the Premises (“Secured Area”). Except in the event of an emergency, Landlord and its consultants shall not enter the Secured Areas. If Landlord determines in its reasonable discretion that an emergency in the Building or the Premises, including, without limitation, a suspected fire or flood, reasonably requires Landlord to gain access to the Secured Area, Tenant hereby authorizes Landlord to forcibly enter the Secured Area. In such event, Landlord shall have no liability whatsoever to Tenant, and Tenant shall pay all reasonable expenses incurred by Landlord in repairing or reconstructing any entrance, corridor, door or other portions of the Premises damaged as a result of a forcible entry by Landlord. Landlord shall have no obligation to repair or maintain any Secured Area. Notwithstanding Landlord’s rights of inspection and review of documents, materials and physical conditions under this Section with respect to Tenant’s Handling of Hazardous Materials, Landlord shall have no duty or obligation to perform any such inspection or review or to monitor in any way any documents, materials, physical conditions or compliance with Laws in connection with Tenant’s Handling of Hazardous Materials, and no third Party shall be entitled to rely on Landlord to conduct any such inspection, review or monitoring by reason of the provisions of this Section.

(h) Monitoring by Landlord. Landlord reserves the right to monitor, in Landlord’s reasonable discretion and at Landlord’s cost, the reasonable cost of which shall be recoverable as an Operating Cost (except in the case of a breach of any of Tenant’s obligations under this Section, in which event such monitoring costs may be charged back entirely to Tenant and shall be reimbursed by Tenant to Landlord within thirty (30) days after written demand by Landlord from time to time, accompanied by supporting documentation reasonably evidencing the costs for which such reimbursement is claimed), at such times and from time to time as Landlord in its reasonable discretion may determine, through consultants engaged by Landlord or otherwise as Landlord in its reasonable discretion may determine: (x) all aqueous and atmospheric discharges and emissions from the Premises during the Term by a Tenant Party, (y) Tenant’s compliance and the collective compliance of all tenants in the Building with requirements and restrictions relating to the occupancy classification of the Building (including, but not limited to, Hazardous Materials inventory levels of Tenant and all other tenants in the Building), and (z) Tenant’s compliance with all other requirements of this Section.

(i) Discovery of Discharge. If Landlord, Tenant or any governmental or quasi-governmental authority discovers any Release from the Premises during the Term by a Tenant Party in violation of this Section that, in Landlord’s reasonable determination, jeopardizes the ability of the Building or the Project to meet applicable Laws or otherwise adversely affects the Building’s or the Project’s compliance with applicable discharge or emission standards, or if Landlord discovers any other breach of Tenant’s obligations under this Section, then upon receipt of written notice from Landlord or at such earlier time as Tenant obtains actual knowledge of the applicable discharge, emission or breach, Tenant at its sole expense shall within a reasonable time (x) in the case of a Release in violation of this Lease, cease the applicable discharge or emission and remediate any continuing effects of the discharge or emission until such time, if any, as Tenant demonstrates to Landlord’s reasonable satisfaction that the applicable discharge or emission is in compliance with all applicable Laws and any other applicable regulatory commitments and obligations to the satisfaction of the appropriate governmental agency with jurisdiction over the Release, and (y) in the case of any other breach of Tenant’s obligations under this Section, take such corrective measures as Landlord may reasonably request in writing in order to cure or eliminate the breach as promptly as practicable and to remediate any continuing effects of the breach.

(j) Post-Occupancy Study. No later than fifteen (15) days following the Expiration Date or earlier termination date of this Lease, Tenant at its sole cost and expense, shall deliver to Landlord a reasonably detailed narrative description of the actions taken (or required to be taken by any applicable government authority) by Tenant to return the Premises to Landlord free from any residual impact of Hazardous Materials, as well as any documents requested pursuant to Section 5.2(d) of this Lease. In addition to the foregoing, on or before the expiration or earlier termination of the Lease, Tenant shall obtain, at its sole cost and expense, and have signed off on and/or closed (and shall provide copies thereof to Landlord) all necessary and/or required unconditional approvals, permits and environmental permits and closure letters (including, without limitation, any such governmental approvals and/or closure letters) from the appropriate fire departments, state, city or local departments or agencies with proper jurisdiction, and any other permits necessary for Landlord to, freely and without restriction, lease the Project (all of the foregoing, collectively, the “Closure Documents”). Liability for any remedial actions required shall be allocated in accordance with the applicable provisions of this Lease. To the extent any such remedial actions are the responsibility of Tenant, Tenant at its sole expense shall promptly commence and diligently pursue to completion the required remedial actions.

(k) Emergency Response Plans. If Landlord in its reasonable discretion adopts any emergency response plan and/or any Contingency Plan and Emergency Procedures for the Building (or for multiple buildings on the Project if and to the extent applicable) as contemplated above, Landlord shall provide copies of any such plans and procedures to Tenant and, so long as such plans and procedures are reasonable and non-discriminatory, Tenant shall comply with all of the requirements of such plans and procedures to the extent applicable to Tenant and/or the Premises. If Landlord elects to adopt or materially modify any such plans or procedures that apply to the Building during the Term, Landlord shall consult with Tenant and Tenant shall cooperate, in the preparation of such plans, procedures or modifications in efforts to accurately reflect and maintain consistency with Tenant’s operations in the Premises, but Landlord alone shall determine, in its good faith reasonable discretion, the appropriate scope of such consultation and nothing in this Section shall be construed to give Tenant any right of approval or disapproval over Landlord’s adoption or modification of any such plans or procedures.

(l) Radioactive Materials. Without limiting any other applicable provisions of this Section, if Tenant Handles or proposes to Handle any Radioactive Materials in or about the Premises, Tenant shall provide Landlord with copies of Tenant’s licenses or permits for such Radioactive Materials and with copies of all radiation protection programs and procedures required under applicable Laws or otherwise adopted by Tenant from time to time in connection with Tenant’s Handling of such Radioactive Materials. In addition, Tenant shall comply with any and all rules and procedures issued by Landlord in its good faith discretion from time to time with respect to the Handling of Radioactive Materials on the Project (such as, by way of example but not limitation, rules implementing a label defacement program for decayed waste destined for common trash and/or rules relating to transportation and storage of Radioactive Materials on the Project), provided that such rules and procedures shall be reasonable and not in conflict with any applicable Laws.

(m) Deemed Holdover Occupancy. Notwithstanding any other provisions of this Lease, Tenant expressly agrees as follows:

(1) If Tenant Handles any Radioactive Materials in or about the Premises or the Project during the Term, then for so long as any license or permit relating to such Radioactive Materials remains open or valid following the Expiration Date, and another entity handling Radioactive Materials which is a prospective tenant of Landlord is legally prohibited from occupying a portion of the Premises for a use similar to Tenant’s use, then Tenant shall be deemed to be occupying that portion of the Premises on a holdover basis without Landlord’s consent (notwithstanding such otherwise applicable termination or expiration of the Term) and shall be required to continue to pay Rent and other charges in accordance with Article 13 solely for that portion of the Premises effected by the radioactive materials license, until such time as all such Radioactive Materials licenses and permits have been fully closed out in accordance with the requirements of this Lease and with all applicable Hazardous Materials Laws and other Laws.

(2) If Tenant Handles any Hazardous Materials in or about the Premises or the Project during the Term and, on or before the Expiration Date, has failed to remove from the Premises or the Project all known Hazardous Materials Handled by a Tenant Party or has failed to complete any remediation or removal of Tenant’s Contamination at the Property and/or to have fully remediated or other Hazardous Materials at the Premises (other than preexisting Hazardous Materials as set forth above in subsection (e) or Hazardous Materials brought into the Premises by Landlord or its employees or agents or migrated to the Premises by act or fault of Tenant or any Tenant Party), all in compliance with the requirements of this Lease and with all applicable Hazardous Materials Laws and any other applicable Laws, or tender to Landlord the Closure Documents, then for so long as such circumstances continue to exist, Tenant shall be deemed to be occupying the Premises on a holdover basis without Landlord’s consent (notwithstanding such otherwise applicable termination or expiration of the Term) and shall be required to continue to pay Rent and other charges in accordance with Article 13 until such time as all such circumstances have been fully resolved in accordance with the requirements of this Lease and with all applicable Hazardous Materials Laws and other Laws.

(n) Survival of Obligations. Each party’s obligations under this Section shall survive the Expiration Date and shall survive any conveyance by Landlord of its interest in the Premises. The provisions of this Section and any exercise by either party of any of the rights and remedies contained herein shall be without prejudice to any other rights and remedies that such party may have under this Lease or under applicable Law with respect to any Environmental Conditions and/or any Hazardous Materials. Either party’s exercise or failure to exercise, at any time or from time to time, any or all of the rights granted in this Section shall not in any way impose any liability on such party or shift from the other party to such party any responsibility or obligation imposed upon the other party under this Lease or under Hazardous Materials Laws, Environmental Conditions and/or compliance with Laws.

(o) Laboratory Rules and Regulations. Tenant agrees for itself and for its subtenants, employees, agents, and invitees to comply with the laboratory rules and regulations (“Laboratory Rules and Regulations”) attached to this Lease as Exhibit C-2 and with all reasonable and non-discriminatory modifications and additions thereto which Landlord may make from time to time provided,. that no such other rules and regulations shall adversely affect Tenant’s permitted use of, or access to and from, the Premises, or materially increase any of Tenant’s obligations, or materially decrease any of Tenant’s rights, under this Lease. Landlord shall promulgate and enforce its Laboratory Rules and Regulations in a reasonable and non-discriminatory manner and make good faith efforts to uniformly enforce its Laboratory Rules and Regulations against similarly situated tenants of the Building. In the event of any inconsistency between the Laboratory Rules and Regulations and this Lease, the terms of this Lease shall prevail.

(p) Landlord’s Representations. To Landlord’s actual knowledge, there are no Hazardous Materials at the Buildings in violation of Hazardous Materials Laws. For purposes of this Section, “Landlord’s actual knowledge” shall be deemed to mean and limited to the current actual knowledge of the property manager for the Buildings, at the time of execution of this Lease and not any implied, imputed, or constructive knowledge of said individual or of Landlord or any parties related to or comprising Landlord and without any independent investigation or inquiry having been made or any implied duty to investigate or make any inquiries; it being understood and agreed that such individual shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

6. ALTERATIONS.

6.1. Tenant shall not make any alterations, improvements or changes to the Premises, including installation of any security system or telephone or data communication wiring (“Alterations”), without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, provided Landlord’s consent shall not be required for Cosmetic Alterations. As used herein, “Cosmetic Alterations” shall mean an Alteration that (i) is limited to the interior of the Premises, and (ii) does not affect the exterior (including the appearance) of the Building, and (iii) is non-structural and does not affect the structural integrity of the Building, and (iv) does not require a building permit, and (v) does either (a) not exceed Fifty Thousand and 00/100 Dollars ($50,000.00) in each instance (and Two Hundred Thousand and 00/100 Dollars ($200,000.00) in the aggregate in any twelve (12) month period), or (b) is for painting and building standard flooring, or seismic bracing. Tenant shall not be required to remove paint and carpeting that comprise Cosmetic Alterations upon expiration or termination of the Lease. Any Alterations shall be completed by Tenant at Tenant’s sole cost and expense: (i) with due diligence, in a good and workmanlike manner, using new materials; (ii) in compliance with plans and specifications reasonably approved by Landlord; (iii) in compliance with the construction rules and regulations promulgated by Landlord from time to time; (iv) in accordance with all applicable Laws (including all work, whether structural or non-structural, inside or outside the Premises, required to comply fully with all applicable Laws, including the Americans with Disabilities Act of 1990 (42 U.S.C. 12101 et seq.), and any amendment thereto or regulations promulgated thereunder and any state or local law of similar purpose (collectively, “ADA”), and necessitated by Tenant’s work); and (v) subject to all reasonable conditions which Landlord may in Landlord’s reasonable discretion impose, including requirements for Tenant to (a) provide payment or performance bonds or additional insurance (from Tenant or Tenant’s contractors, subcontractors or design professionals); provided, however, that Landlord shall only be entitled to require Tenant to provide to Landlord a payment or performance bond in connection with any Alterations in the event that following Landlord’s evaluation of Tenant’s then-current financial condition and performance history, Landlord determines in its good faith, prudent business judgment that the same is reasonably and prudently required; (b) use properly licensed, bonded, and insured contractors or subcontractors reasonably acceptable to Landlord; and (c) subject to the express terms and conditions of this Lease, remove all or part of the Alterations prior to or upon expiration or termination of the Term, as designated by Landlord. Notwithstanding anything to the contrary contained herein, so long as Tenant’s written request for consent for a proposed Alteration contains the following statement in large, bold and capped font “PURSUANT TO SECTION 6 OF THE LEASE, IF LANDLORD CONSENTS TO THE SUBJECT ALTERATION, LANDLORD SHALL NOTIFY TENANT IN WRITING WHETHER OR NOT LANDLORD WILL REQUIRE SUCH ALTERATION TO BE REMOVED AT THE EXPIRATION OR EARLIER TERMINATION OF THE LEASE.”, at the time Landlord gives its consent for any Alterations, if it so does, Tenant shall also be notified whether or not

Landlord will require that such Alterations be removed upon the expiration or earlier termination of this Lease. Notwithstanding anything to the contrary contained in this Lease, at the expiration or earlier termination of this Lease and otherwise in accordance with Section 19.1 hereof, Tenant shall, subject to the following provisions of this Section 6.1, be required to remove all Alterations made to the Premises except for any such Alterations which Landlord expressly indicates or is deemed to have indicated shall not be required to be removed from the Premises by Tenant. If Tenant’s written notice strictly complies with the foregoing and if Landlord fails to notify Tenant within ten (10) business days of Landlord’s receipt of such notice whether Tenant shall be required to remove the subject Alterations at the expiration or earlier termination of this Lease, it shall be assumed that Landlord shall require the removal of the subject Alteration at the expiration or earlier termination of this Lease. Notwithstanding anything to the contrary contained in this Lease, it is agreed that, other than data and telecommunications wiring and cabling (which shall in all events be a required removable), Tenant shall have no obligation to remove from the Premises any office improvements standard in office/R&D buildings substantially similar to, and in the vicinity of, the Buildings in the Project as of the date of this Lease, such as gypsum board, partitions, ceiling grids and tiles, fluorescent lighting panels, Building standard doors and carpeting. If any work outside the Premises, or any work on or adjacent to any of the Building Systems, is required in connection with or as a result of Tenant’s work, such work shall be performed at Tenant’s expense by contractors selected by Tenant and reasonably approved by Landlord. Landlord’s right to review and approve (or withhold approval of) Tenant’s plans, drawings, specifications, contractor(s) and other aspects of construction work proposed by Tenant is intended solely to protect Landlord, the Premises and Landlord’s interests. No approval or consent by Landlord shall be deemed or construed to be a representation or warranty by Landlord as to the adequacy, sufficiency, fitness or suitability thereof or compliance thereof with applicable Laws or other requirements. Except as otherwise provided in Landlord’s consent, all Alterations (other than Trade Fixtures) shall upon installation become part of the realty and be the property of Landlord (subject to Tenant’s obligation to remove from the Project at the expiration or earlier termination of this Lease, if applicable).

6.2. Before making any Alterations (other than Cosmetic Alterations when plans and specifications are not prepared pursuant to industry standard practices), Tenant shall submit to Landlord for Landlord’s prior approval reasonably detailed final plans and specifications prepared by a licensed architect or engineer, a copy of the construction contract, including the name of the contractor proposed by Tenant to make the Alterations and a copy of the contractor’s license. Tenant shall reimburse Landlord upon demand for reasonable out-of-pocket costs incurred by Landlord in connection with any Alterations made by Tenant, including reasonable fees charged by Landlord’s contractors or consultants to review plans and specifications prepared by Tenant and to update the existing as-built plans and specifications of the Building to reflect the Alterations, and, except for Cosmetic Alterations, shall pay Landlord an administration fee of four percent (4%) of the cost of the Alterations as Additional Rent hereunder. Tenant shall obtain all applicable permits, authorizations and governmental approvals and deliver copies of the same to Landlord before commencement of any Alterations. Within thirty (30) days following the completion of any Alterations Tenant shall deliver to Landlord “as built” plans showing the completed Alterations.

6.3. Tenant shall keep the Project free and clear of all liens arising out of any work performed, materials furnished or obligations incurred by Tenant. If any such lien attaches to the Project, and Tenant does not cause the same to be released by payment, bonding or otherwise within ten (10) business days after Tenant’s knowledge of the attachment thereof (but in any event prior to the filing of any foreclosure proceeding), Landlord shall have the right but not the obligation to cause the same to be released, and any sums expended by Landlord in connection therewith shall be payable by Tenant on demand. Tenant shall give Landlord at least ten (10) business days’ notice prior to the commencement of any Alterations, whether or not such Alterations require Landlord’s consent, and cooperate with Landlord in posting and maintaining notices of non-responsibility in connection therewith.

6.4. Subject to the provisions of Section 5 - Use and Compliance with Laws and the foregoing provisions of this Section, Tenant may install and maintain furnishings, equipment, movable partitions, business equipment and other trade fixtures, including IT and audio-visual equipment, and lab benches and equipment, if any (“Trade Fixtures”) in the Premises, provided that the Trade Fixtures do not become an integral part of the Premises or the Building. Tenant shall promptly repair any damage to the Premises or the Building or the Project caused by any installation or removal of such Trade Fixtures and restore the Premises, Building and Project, as applicable, to the condition existing prior to such installation, subject to normal wear and tear.

7. MAINTENANCE AND REPAIRS

7.1. Landlord shall deliver the Premises to Tenant in the condition required under the Construction Rider. However, notwithstanding the foregoing, Landlord hereby represents that the base Building electrical, heating, ventilation and air conditioning, mechanical, sprinklers and plumbing systems servicing the Premises shall be in working order and repair as of the date Landlord delivers possession of the Premises to Tenant. Except to the extent caused by the acts or omissions of Tenant or any of Tenant’s Representatives or visitors or by any alterations or improvements performed by or on behalf of Tenant, if such systems are not in working order or the roof as described above is not in water tight condition as of the date possession of the Premises is delivered to Tenant and Tenant provides Landlord with notice of the same within nine (9) months following the date Landlord delivers possession of the Premises to Tenant, Landlord shall be responsible for repairing or restoring the same at Landlord’s sole cost.

7.2. During the Term, Tenant at Tenant’s expense, shall repair and maintain the entire Premises (other than the portions expressly required to be maintained by Landlord pursuant to Section 7.3 below), including the interior walls, floor coverings, ceiling (ceiling tiles and grid), the Landlord Work (as such term is defined in the Construction Rider attached hereto as Exhibit B (the “Construction Rider”)), Alterations, fire extinguishers, outlets and fixtures, and any appliances (including dishwashers, hot water heaters and garbage disposers) in the Premises, in reasonably good order, condition and repair, and keep the Premises in a clean, safe and orderly condition.

7.3. Landlord shall maintain or cause to be maintained in reasonably good order, condition and repair as part of Operating Costs (subject to the limitations expressly set forth in this Lease), the Common Areas described below and the structural components of the Building (including the foundations, roof (including the roof membrane), floors, structural walls and beams, and exterior walls of the Building), the Building Systems, the Generator, the Parking Garage, cafe, outdoor terraces, balconies and the landscaping, hardscape and lighting around the exterior of the Building; provided, however, that subject to payment to Landlord pursuant to applicable waivers of subrogation, Tenant shall pay the cost of repairs for any damage (as opposed to normal and reasonable use) occasioned by Tenant’s access, use and/or occupancy of the Project, any Alterations, or any act or omission of Tenant or a Tenant Party. Landlord shall be under no obligation to inspect the Premises. Tenant shall promptly report in writing to Landlord any defective condition known to Tenant which Landlord is required to repair. As a material part of the consideration for this Lease, Tenant hereby waives any benefits of any applicable existing or future Law, including the provisions of California Civil Code Sections 1932(1), 1941 and 1942, that allows a tenant to make repairs at its landlord’s expense other than as expressly set forth in this Lease.

7.4. Landlord hereby reserves the right, at any time and from time to time, without liability to Tenant, and without constituting an eviction, constructive or otherwise, or entitling Tenant to any abatement of rent (except as set forth in Section 9.2 below) or to terminate this Lease or otherwise releasing Tenant from any of Tenant’s obligations under this Lease, but subject to the terms and conditions of this Lease, to make alterations, additions, repairs, improvements to or in all or any part of the Building, the fixtures and equipment therein, and the Building Systems and the Common Areas (“Renovations”). In exercising its rights under this Section 7.4 to perform Renovations, Landlord agrees to use commercially reasonable efforts to minimize any interruption to or disruption of Tenant’s use of the Premises. In the event Landlord shall prohibit Tenant’s access to all or part of the Premises while performing Renovations so that Tenant is unable to reasonably conduct its normal and typical business operations in the Premises for more than two (2) business days, Tenant shall be entitled to an abatement of Base Rent and Operating Costs and Taxes for each day thereafter until access to the Premises (or a part of the Premises) is restored; provided that such abatement shall be provided on a pro rata basis to the extent Tenant’s access and use of the Premises is prohibited and unused by Tenant.

8. TENANT’S TAXES . Tenant shall pay all Tenant’s Taxes. “Tenant’s Taxes” shall mean (a) all taxes, assessments, license fees and other governmental charges or impositions levied or assessed against or with respect to Tenant’s personal property or Trade Fixtures in the Premises, whether any such imposition is levied directly against Tenant or levied against Landlord or the Project, (b) all rental, excise, sales or transaction privilege taxes arising out of this Lease (excluding, however, state and federal personal or corporate income taxes measured by the income of Landlord from all sources) imposed by any taxing authority upon Landlord or upon Landlord’s receipt of any rent payable by Tenant pursuant to the terms of this Lease (“Rental Tax”), and (c) any increase in Taxes attributable to inclusion of a value placed on Tenant’s personal property, Trade Fixtures or Alterations. Tenant shall pay any Rental Tax to Landlord in addition to and at the same time as Base Rent is payable under this Lease, and shall pay all other Tenant’s Taxes before delinquency (and, at Landlord’s request, shall furnish Landlord reasonable satisfactory evidence thereof). If Landlord pays Tenant’s Taxes or any portion thereof, Tenant shall reimburse Landlord upon demand for the amount of such payment.

9. UTILITIES AND SERVICES.

9.1. Services.

(a) Provided Tenant shall not be in default hereunder, and subject to the provisions elsewhere herein contained and to the rules and regulations of the Building, Landlord shall furnish to the Premises, water for lavatory and drinking purposes, elevator service, electricity, and HVAC as usually furnished or supplied by the core Building systems (and such HVAC shall be capable to cycle through up to twelve (12) air changes per hour), for use of the Premises for reasonable and normal use as of the date Tenant takes possession of the Premises as determined by Landlord (but not including above-standard or supplemental cooling for excessive heat-generating machines, excess lighting or equipment or laboratory specific use). Tenant acknowledges that except as otherwise expressly stated in this Lease, the Premises shall be tendered to and accepted by Tenant, in their present condition, “as is”. Tenant shall pay for all water, gas, heat, light, power, telephone, sewer, sprinkler system charges and other utilities and services used on or from the Premises, together with any taxes, penalties, and surcharges or the like pertaining thereto and any maintenance charges for utilities either as a direct charge or as part of Operating Costs, as applicable. Tenant shall furnish all electric light bulbs, tubes and ballasts, battery packs for emergency lighting and fire extinguishers (provided the Premises shall be initially outfitted with fire extinguishers as part of the Landlord Work). If any such services are not separately metered to Tenant, Tenant shall pay such proportion of all charges jointly metered with other premises as determined by Landlord, in its sole discretion, to be reasonable. Any such charges paid by Landlord and assessed against Tenant shall be payable to Landlord within thirty (30) days of demand and shall be Additional Rent hereunder. The Premises are submetered for electricity and Tenant shall pay for all electrical usage: (i) for the office portion of the Premises, as measured by such submeter, and (ii) for the laboratory portion of the Premises, pursuant to a sharing calculation applicable to the Building, in each instance as Additional Rent under the Lease. In addition, if applicable, Landlord may install and shall have access to the Premises to monitor a separate meter (or submeter) to determine the actual use of any utility in the Premises or any shared Common Area and may make available and share actual whole-project energy and water usage data as necessary to maintain the Building’s “green building” certification, if any.

(b) Landlord shall have no obligation to provide additional HVAC, water, or other utilities or services, but if Landlord elects to provide such services at Tenant’s request, Tenant shall pay to Landlord, upon demand as Additional Rent, a reasonable charge for such services as determined by Landlord, in addition to a reasonable administrative fee (equal to five percent (5%)). Wherever the Premises are used in a manner which affect the temperature otherwise maintained by the HVAC system, Landlord may require Tenant to install supplementary HVAC units in the Premises and the cost thereof, including the cost of installation and the cost of operation, repair and maintenance thereof, shall be paid by Tenant. At all times during the Term, Tenant shall ensure that its use of the utility systems of the Building are consistent with typical and customary use and shall not overload, abuse or over use the foregoing systems in a manner that will accelerate their useful life or contribute to their early deterioration and Tenant shall at all times use such systems in a safe manner consistent with the design capacity for all such systems. Tenant shall be responsible for providing trash removal and janitorial service for the Premises at its sole cost and expense, and Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide trash removal or janitorial service to the Premises.

9.2. Except as otherwise expressly provided in this Lease, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or, except as expressly set forth below, relieve Tenant from paying Rent, or performing any of its obligations under this Lease. Furthermore, notwithstanding anything to the contrary contained in this Lease, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 9. Notwithstanding anything to the contrary contained in this Article 9, if Tenant’s use of the Premises, or a material portion of the Premises, is materially impaired for a period in excess of five (5) consecutive business days solely as a result of an interruption, diminishment or termination of any essential services that Landlord is obligated to provide pursuant to the terms of this Lease (an “Interruption”) due to Landlord’s gross negligence or willful misconduct, and such interruption, diminishment or termination of services is otherwise reasonably within the control of Landlord to correct (a “Service Failure”), then Tenant, as its sole remedy and waiving any other or additional remedies, shall be entitled to receive an abatement of the Base Rent and Operating Costs and Taxes payable hereunder during the period beginning on the sixth (6th) consecutive business day of the Service Failure and ending on the day the interrupted service has been restored. If Tenant’s use of only a portion of the Premises has been materially impaired by the Service Failure, the amount of abatement shall be equitably prorated. Landlord’s failure to perform a repair or maintenance obligation expressly required of Landlord pursuant to this Lease, and Landlord fails to promptly commence a cure within ten (10) days of receipt of written notice from Tenant describing such failure and the failure then causes an Interruption, such Interruption shall be deemed a Service Failure hereunder and Base Rent and Operating Costs and Taxes abatement shall commence following the expiration of such ten (10) day period.

9.3. Building Generator.

(a) As of the Commencement Date (the “Generator Effective Date”) and throughout the remainder of the Term, as extended from time to time (subject to the terms and conditions of this Section), Landlord shall maintain in good condition and repair and replace when necessary, a 1.25MW back-up generator serving the Building, with no less than 200 amperes capacity, 480 voltage, and 3-phase alternating power current (“Generator”). Landlord shall conduct regular inspections and testing of the Generator in a manner that is consistent with the manufacturer’s standard maintenance guidelines and shall cause to be performed any recommended repair and maintenance work (the cost thereof shall be included in Operating Costs). Tenant shall have the non-exclusive right to use the Generator solely for the purpose of providing Tenant’s proportionate share of emergency electrical capacity to the Premises. All work required to install the cables and tie the Premises into the Generator shall be performed by Landlord, at Landlord’s sole cost and expense, as part of the Landlord Work (the “Generator Tie-In Work”). The manner in which any cables are run to and from the Generator to the Premises and the manner in which such cables are connected to the Generator shall be determined by Landlord. If the Generator Tie-In Work causes an actual delay in the construction schedule for the Landlord Work beyond what such schedule would be without the Generator Tie-In Work, such delay shall be deemed to be a Tenant Delay the purposes of determining the Required Delivery Date and Outside Delivery Date.

(b) Tenant’s physical access to the Generator (as opposed to the service of emergency back-up power from the Generator to the Premises) shall be limited to such times, rules and regulations as Landlord may reasonably impose.

(c) Tenant shall be solely liable for all fees or other costs arising in connection with Tenant’s use of the Generator (provided Landlord shall not charge Tenant a use or other such fee).

(d) Tenant shall be responsible for the cost of repairing any damage to the Generator caused by Tenant’s use thereof or as a result of Tenant connecting to the Generator. All such costs shall be deemed Rent under the Lease and shall be payable within thirty (30) days of written demand, which demand shall include reasonable documented evidence of the damage and related repair costs.

(e) Tenant hereby agrees that Tenant’s connection to the Generator and its use of the Generator is at Tenant’s sole risk, and Tenant hereby agrees that Landlord and the Landlord Representatives shall not be liable for, and Tenant hereby waives, all claims for loss or damage to Tenant’s business or damage to person or property sustained by Tenant or any person claiming by, through or under Tenant resulting from Tenant’s use of the Generator or connection to same, the failure of the Generator to operate properly, or the interruption or cessation of electrical service from the Generator. Tenant acknowledges that other tenants in the Building may connect to the Generator and that Landlord does not represent or warrant that such other connections will not interfere with Tenant’s use thereof.

(f) Except to the extent caused by the Generator Tie-In Work, Tenant hereby agrees to indemnify and hold Landlord and all Landlord Representatives harmless from all liability, losses, claims, penalties, and expenses, including, without limitation, reasonable attorney’s fees, resulting from or arising out of Tenant’s use or operation of, the Generator (for example, if Tenant uses more than its proportionate share of emergency back-up power to the detriment of other tenants and occupants of the Project).

(g) Landlord may revoke Tenant’s right to connect to and use the Generator as granted herein if Landlord determines, in its reasonable discretion, that Tenant’s use of the Generator is in excess of Tenant’s proportionate share thereof so that other tenants, occupants and/or the Building is not sufficiently served by the Generator. Such revocation shall be by written notice and, upon receipt of such notice, if Tenant shall not promptly cure such excess usage (in any event no later than ten (10) business days following delivery of such notice) Tenant shall have thirty (30) days in which to disconnect and remove any cables servicing the Premises from the Generator. If Tenant fails to timely disconnect such cables, Landlord may do so and charge Tenant for the cost thereof, which sum shall be paid as additional Rent under the Lease.

(h) Tenant’s connection to and use of the Generator shall be for Tenant’s use at the Premises only. Tenant shall have no right to sublet or assign Tenant’s rights with respect to the Generator (other than in connection with a Permitted Transfer under this Lease or any sublease of the Premises or assignment of this Lease approved by Landlord, but in any event, no more than Tenant’s proportionate share of back-up power shall be available to any party using the Premises pursuant to this Lease).

9.4. Direct Billing. Within thirty (30) days of request if required for Landlord to comply with any applicable Law (or such shorter period if required by Law), Tenant shall provide monthly electrical utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s electricity usage with respect to the Premises directly from the applicable utility company.

10. EXCULPATION AND INDEMNIFICATION.

10.1. Landlord’s Indemnification of Tenant. Except to the extent caused by the acts or negligent omissions of Tenant and/or any Tenant Party, Landlord shall indemnify, protect, defend and hold Tenant, its partners, members, shareholders, managers, directors, officers and employees (“Tenant Indemnitees”) harmless from and against any claims, actions, liabilities, damages, costs or expenses, including reasonable consultants’, expert witnesses’ and attorneys’ fees and costs incurred in defending against the same (“Claims”) asserted by any third party (i.e., any party other than any Tenant Indemnitees) against a Tenant Indemnitee for loss, injury or damage, to the extent such loss, injury or damage arises from the willful misconduct or grossly negligent acts or omissions of Landlord or its Representatives in or about the Project or arises from Landlord’s default of Landlord’s obligations set forth in this Lease.

10.2. Tenant’s Indemnification of Landlord. Tenant shall indemnify, protect, defend and hold Landlord and the Landlord’s Representative harmless from and against Claims asserted by any third party (i.e., any party other than any Landlord’s Representatives) against a Landlord’s Representative arising from (a) the acts or omissions of Tenant or any Tenant Party in or about the Project, (b) any construction or other work or maintenance undertaken by Tenant in the Main Premises and/or the Storage Space or elsewhere on or about the Project, (c) any breach or default under this Lease by Tenant, or (d) any loss, injury or damage, howsoever and by whomsoever caused, to any person or property, arising out of or relating to Tenant’s occupancy or operation and occurring in or about the Premises or elsewhere in the Project, excepting only Claims described in this clause (d) to the extent they are caused by the willful misconduct or grossly negligent acts or omissions of Landlord or its authorized representatives. In addition, Tenant shall indemnify, protect, defend and hold Landlord and the Landlord’s Representative harmless from and against (i) any Claims asserted against Landlord by any other Landlord’s Representative for any loss, injury or damage suffered by such Landlord’s Representative arising from the willful misconduct or grossly negligent acts of Tenant or any Tenant Party, and (ii) for Claims arising from the death of, or physical injury suffered by, a Landlord’s Representative to the extent such death or physical injury arises from (1) the willful misconduct or grossly negligent acts or omissions of Tenant or any Tenant Party in or about the Project, (2) any construction or other work undertaken by Tenant in or about the Project, or (3) any breach or default under this Lease by Tenant.

10.3. Damage to Tenant and Tenant’s Property. Except to the extent of Landlord’s or any Landlord’s Representatives’ willful misconduct or grossly negligent acts or omissions, Landlord shall not be liable to Tenant, and Tenant hereby waives all claims against Landlord, for any loss, injury or other damage (and the cost and expense of defending against claims related thereto) to Tenant. In addition, Landlord shall not be liable to Tenant, and Tenant hereby waives all claims against Landlord on any loss, injury or other damages (and the cost and expense of defending against claims related thereto) to Tenant’s property in or about the Main Premises, the Storage Space and/or the Project from any cause (including defects in the Project or in any equipment in the Project; fire, explosion or other casualty; or bursting, rupture, leakage or overflow of any plumbing or other pipes or lines, sprinklers, tanks, drains, drinking fountains or washstands in, above, or about the Main Premises, the Storage Space and/or the Building; or acts of other tenants in the Project).

10.4. Consequential Damage Waiver. Notwithstanding any other provision of this Lease to the contrary, in no event shall Landlord be liable to Tenant for any punitive or consequential damages or damages for loss of business by Tenant. Notwithstanding any other provisions of this Lease to the contrary, Tenant shall not be liable to Landlord for any special, indirect or consequential damages except for any damages recoverable pursuant to Section 19.2 (Holding Over) and Section 5.2 regarding Hazardous Materials and provided that Tenant hereby acknowledges and agrees that the foregoing shall not prevent Landlord from recovering any and all damages to which Landlord is entitled in Section 15.3 of this Lease following an Event of Default by Tenant hereunder.

10.5. Survival. The obligations of the parties under this Section 10 shall survive the expiration or termination of this Lease.

11. INSURANCE.

11.1. Tenant’s Insurance.

(a) Liability Insurance. Tenant shall maintain in full force throughout the Term, commercial general liability insurance providing coverage on an occurrence form basis with limits of not less than Ten Million and 0/100 Dollars ($10,000,000.00) each occurrence for bodily injury and property damage combined, Ten Million and 0/100 Dollars ($10,000,000.00) annual general aggregate, and Five Million and 0/100 Dollars ($5,000,000.00) products and completed operations annual aggregate. The above required limits may be satisfied through any combination of primary or umbrella/excess liability policies. Tenant’s liability insurance policy or policies shall: (i) include premises and operations liability coverage, products and completed operations liability coverage, broad form property damage coverage including completed operations, blanket contractual liability coverage including, to the maximum extent possible, coverage for the indemnification obligations of Tenant under this Lease, and personal and advertising injury coverage; (ii) provide that the insurance company has the duty to defend all insureds under the policy; (iii) provide that defense costs are paid in addition to and do not deplete any of the policy limits; and (iv) cover liabilities arising out of or incurred in connection with Tenant’s use or occupancy of the Main Premises and the Storage Space. Each policy of liability insurance required by this Section shall: (1) contain a cross liability endorsement or separation of insureds clause; (2) provide that any waiver of subrogation rights or release prior to a loss does not void coverage; (3) provide that it is primary to and not contributing with, any policy of insurance carried by Landlord covering the same loss; and (4) name Landlord, its partners, officers, directors, related entities, agents, the property manager, Landlord’s lenders and such other parties in interest as Landlord may from time to time reasonably designate to Tenant in writing, as additional insureds (“Landlord’s Additional Insureds”). Such additional insureds shall be provided at least the same extent of coverage as is provided to Tenant under such policies with respect to liability arising out of the ownership, maintenance or use of the Premises. All endorsements effecting such additional insured status shall be at least as broad as additional insured endorsement form number CG 20 11 11 85 or CG 20 11 11 01 96 promulgated by the Insurance Services Office, or its equivalent.

(b) Property Insurance. Tenant shall at all times maintain in effect with respect to improvements, additions, Alterations and Tenant’s Trade Fixtures and personal property including business personal property (but excluding the Landlord Work and initial construction of the Building), commercial property insurance providing coverage, on an “all risk” or “special form” basis (including, but not limited to, sprinkler leakage, ordinance and law, sewer back-up, pipe burst, wind-driven rain, water leakage, flood, earthquake, windstorm and collapse coverage), in an amount equal to the full replacement cost of the covered property. Tenant may carry such insurance under a blanket policy, provided that such policy provides coverage equivalent to a separate policy. During the Term, the proceeds from any such policies of insurance shall be used only for the repair or replacement of the improvements (including the Landlord Work), additions, Alterations, Trade Fixtures and personal property so insured. Landlord shall be provided coverage under such insurance to the extent of its insurable interest and, if requested by Landlord, both Landlord and Tenant shall sign all documents reasonably necessary or proper in connection with the settlement of any claim or loss under such insurance. Landlord will have no obligation to carry insurance on any improvements (including the Landlord Work), additions, Alterations or on Tenant’s Trade Fixtures or personal property.

(c) Workers’ Compensation and Employers’ Liability Insurance. Workers’ Compensation Insurance as required by any Regulation, and Employers’ Liability Insurance in amounts not less than One Million Dollars ($1,000,000) each accident for bodily injury by accident; One Million Dollars ($1,000,000) policy limit for bodily injury by disease; and One Million Dollars ($1,000,000) each employee for bodily injury by disease.

(d) Commercial Auto Liability Insurance. Commercial auto liability insurance with a combined limit of not less than One Million Dollars ($1,000,000) for bodily injury and property damage for each accident. Such insurance shall cover liability relating to any auto (including owned, hired and non-owned autos).

(e) Alterations Requirements. In the event Tenant shall desire to perform any Alterations, Tenant shall deliver to Landlord, prior to commencing such Alterations (i) evidence satisfactory to Landlord that Tenant carries “Builder’s Risk” insurance covering construction of such Alterations in an amount and form approved by Landlord, (ii) such other insurance as Landlord shall nondiscriminatorily require, and (iii) a lien and completion bond or other security in form and amount satisfactory to Landlord if Landlord may require pursuant to Article 6 of this Lease.

(f) Pollution Liability Insurance. Pollution liability insurance with limits not less than $1,000,000.00 per event, and $1,000,000.00 aggregate, insuring bodily injury, property damage, cleanup costs, and defense, including costs and expenses incurred in the investigation, defense, settlement of claims and Tenant’s indemnification obligations pursuant to Section 5.2 above.

(g) Business Interruption Insurance. Business interruption insurance with limit of liability representing loss of at least approximately twelve (12) months of income.

(h) Requirements For All Policies. Each policy of insurance required under this Section 11.1 shall: (i) be in a form, and written by an insurer, reasonably acceptable to Landlord, (ii) be maintained at Tenant’s sole cost and expense, (iii) other than workers’ compensation coverage, name Landlord and the Landlord Additional Insureds as additional insureds, and (iv) be primary and non-contributary. Tenant shall make commercially reasonable efforts to require its Insurers provide at least ten (10) days prior written notice to Landlord before any cancellation or adverse change in Tenant’s insurance coverages required in this Lease (and in any event, Tenant shall provide such notice to Landlord). Insurance companies issuing such policies shall have rating classifications of “A” or better and financial size category ratings of “VII” or better according to the latest edition of the A.M. Best Key Rating Guide. Any deductible amount under such insurance shall not exceed Twenty-Five Thousand and 0/100 Dollars ($25,000.00). Tenant shall provide to Landlord within ten (10) business days of request, certificates of insurance.

(i) Updating Coverage. Following the third (3rd) anniversary of the Commencement Date, and not more frequently than once every three (3) years thereafter, at Landlord’s written request, Tenant shall increase the amounts and/or types of insurance as recommended by any Mortgagee or Landlord’s insurance broker, if, the amount or type of insurance then required under this Lease is materially less than the coverage then being required of other similar building occupants under similar leases of projects comparable to the Project and located in the same geographic region as the Building. Any limits set forth in this Lease on the amount or type of coverage required by Tenant’s insurance shall not limit the liability of Tenant under this Lease.

(j) Certificates of Insurance. Prior to occupancy of the Premises by Tenant, and not less than thirty (30) days prior to expiration of any policy thereafter, Tenant shall furnish to Landlord a certificate of insurance reflecting that the insurance required by this Section is in force, accompanied by an endorsement showing the required additional insureds satisfactory to Landlord in substance and form. Notwithstanding the requirements of this paragraph, Tenant shall at Landlord’s request provide to Landlord those portions of a copy of any Tenant insurance policy required to be in force at any time pursuant to the requirements of this Lease or its Exhibits which copy is necessary in connection with Landlord’s prosecution of claim thereunder or in connection with the terms and conditions of Section 11.3 below.

11.2. Landlord’s Insurance. During the Term, Landlord shall carry commercial general liability insurance with respect to non-leasable areas of the Project (i.e., Common Areas and non-public areas such as mechanical rooms) and shall further maintain in effect insurance on the Building on an “all risk” or “special form” basis, insuring the core Building in an amount equal the replacement cost thereof, excluding land. Landlord may, but shall not be obligated to, carry insurance against additional perils and/or in greater amounts.

11.3. Mutual Waiver of Right of Recovery & Waiver of Subrogation. Landlord and Tenant each hereby waive any right of recovery against each other and the partners, managers, members, shareholders, officers, and directors of each other for any loss or damage that is covered by any policy of property insurance maintained by either party (or required by this Lease to be maintained) with respect to the Premises and the Project or any operation therein, regardless of cause, including negligence (active or passive) of the party benefiting from the waiver and for workers’ compensation coverage. If any such policy of insurance relating to this Lease or to the Premises and the Project does not permit the foregoing waiver or if the coverage under any such policy would be invalidated as a result of such waiver, the party maintaining such policy shall obtain from the insurer under such policy a waiver of all right of recovery by way of subrogation against either party in connection with any claim, loss or damage covered by such policy.

12. DAMAGE OR DESTRUCTION.

12.1. Landlord’s Duty to Repair.

(a) If all or any portion of the Project is damaged from fire or other casualty (a “Casualty”) then, unless either party is entitled to and elects to terminate this Lease pursuant to Sections 12.2 and 12.3, Landlord shall repair and restore the core and shell of the Main Premises, the Landlord Work, the Storage Space, and repair and restore the Common Areas to substantially their former condition to the extent permitted by then applicable Laws; provided, however, that in no event shall Landlord have any obligation for repair or restoration of any of Tenant’s personal property, Trade Fixtures, or Alterations or other alterations or improvements performed in the Premises following the Commencement Date. Landlord shall, within ninety (90) days after the date of the Casualty, provide written notice to Tenant indicating the anticipated period for repairing the damage from such Casualty (“Casualty Notice”). Such period and cost shall be based on information provided to Landlord by a reputable, licensed contractor or architect, which such information shall be delivered to Tenant with the Casualty Notice. The Casualty Notice shall also state, if applicable, Landlord’s election either to repair or to terminate the Lease under this Section 12.

(b) If Landlord is required or elects to repair damage to the Project following a Casualty, this Lease shall continue in effect. If any portion of the Main Premises or Storage Space is rendered untenantable or inaccessible due to any Casualty, Landlord and Tenant agree that Tenant’s Base Rent and Additional Rent and Taxes shall be fully abated during the period beginning on the date of the Casualty and ending on the date that Landlord Substantially Completes its restoration obligations (“Abatement Period”). If, however, Tenant is able to occupy a portion of the Main Premises or Storage Space, Base Rent and Additional Rent shall be abated during the Abatement Period only for the portion of the Main Premises and Storage Space not suitable for occupancy and not used by Tenant, provided that if the Casualty damage or destruction affecting use of or access to only a portion of the Main Premises is such that Tenant is prevented from effectively conducting its business from the remaining portion of the Main Premises, then such abatement shall pertain to the entire Main Premises and Storage Space. In no event shall Landlord be liable to Tenant by reason of any injury to or interference with Tenant’s business or property arising from a Casualty or by reason of any repairs to any part of the Premises necessitated by such Casualty.

12.2. Landlord’s Right to Terminate. Landlord may elect to terminate this Lease following a Casualty that under the following circumstances:

(a) If the Casualty renders all or a substantial part of the Premises untenantable or inaccessible and the Casualty Notice estimates that the period for repairing the damage from such Casualty (i) during the initial Term, exceeds two hundred seventy (270) days from the date of the Casualty, or (ii) after the initial Term, greater than one (1) year from the date of the Casualty; or

(b) If the Casualty Notice estimates that the cost to repair and restore the Building would exceed twenty percent (20%) of the full replacement cost of the Building; or

(c) If the fire or other casualty occurs during the last year of the Term and Tenant has not previously elected to extend the Term, or if upon completion of repair and restoration there would be less than six (6) months of the Term remaining.; or

(d) If, Landlord maintained the insurance required under this Lease, and in the reasonable judgment of Landlord, adequate proceeds are not, for any reason, made available to Landlord from Landlord’s insurance policies (and/or from Landlord’s funds made available for such purpose, at Landlord’s sole option) to make the required repairs;

12.3. Tenant’s Right to Terminate. If all or a substantial part of the Premises are rendered untenantable or inaccessible by damage to all or any part of the Buildings from fire or other casualty, and Landlord does not elect to terminate as provided above, then Tenant may elect to terminate this Lease if Landlord’s estimate of the time required to complete Landlord’s repair obligations under this Lease is (i) during the initial Term, greater than two hundred seventy (270) days from the date of the Casualty event, and (ii) after the initial Term, greater than one (1) year from the date of the Casualty event, in which event Tenant may elect to terminate this Lease by giving Landlord notice of such election to terminate within thirty (30) days after Landlord’s notice to Tenant pursuant to Section 12.2 -Landlord’s Right to Terminate. In addition, Tenant may elect to terminate this Lease if the fire or other casualty occurs during the last year of the Term and (a) upon completion of repair and restoration there would be less than six (6) months of the Term remaining or (b) if Landlord’s estimate of the time required to complete Landlord’s repair obligations under this Lease is greater than one hundred eighty (180) days.

12.4. Waiver. Landlord and Tenant each hereby waive the provisions of California Civil Code Sections 1932(2), 1933(4) and any other applicable existing or future Law permitting the termination of a lease agreement in the event of damage or destruction under any circumstances other than as provided in Sections 12.2 and 12.3.

13. CONDEMNATION.

13.1. Definitions.

(a) “Award” shall mean all compensation, sums, or anything of value awarded, paid or received on a total or partial Condemnation.

(b) “Condemnation” shall mean (i) a permanent taking (or a temporary taking for a period extending beyond the end of the Term) pursuant to the exercise of the power of condemnation or eminent domain by any public or quasi-public authority, private corporation or individual having such power (“Condemnor”), whether by legal proceedings or otherwise, or (ii) a voluntary sale or transfer by Landlord to any such authority, either under threat of condemnation or while legal proceedings for condemnation are pending.

(c) “Date of Condemnation” shall mean the earlier of the date that title to the property taken is vested in the Condemnor or the date the Condemnor has the right to possession of the property being condemned.

13.2. Effect on Lease.

(a) If the Premises are totally taken by Condemnation, this Lease shall terminate as of the Date of Condemnation. If a portion but not all of the Main Premises or Storage Space is taken by Condemnation, this Lease shall remain in effect; provided, however, that if the portion of the Main Premises remaining after the Condemnation will be unsuitable for Tenant’s continued use as determined by Tenant and Landlord in their reasonable and mutual discretion, then upon notice to Landlord within fifteen (15) days after Landlord notifies Tenant of the Condemnation, Tenant may terminate this Lease effective as of the Date of Condemnation.

(b) If twenty-five percent (25%) or more of the parcel(s) of land on which the Premises is situated or of the usable area in the Premises is taken by Condemnation, or if as a result of any Condemnation the Building is no longer reasonably suitable for a reasonable and economical use, whether or not any portion of the Premises is taken or if all or a portion of the Premises is temporarily taken by a Condemnor for a period of one (1) year or more, Landlord may elect to terminate this Lease, effective as of the Date of Condemnation, by notice to Tenant within thirty (30) days after the Date of Condemnation.

(c) If twenty percent (20%) or more of the Premises is permanently taken by Condemnation or temporarily taken by Condemnation for a period in excess of one (1) year, then Tenant and Landlord each may terminate the Lease effective as of the Date of Condemnation by notice to the other party within thirty (30) days after the Date of Condemnation.

(d) If all or a portion of the Premises is temporarily taken by a Condemnor for a period not extending beyond one (1) year, this Lease shall remain in full force and effect, provided that the Base Rent and Additional Rent and Taxes shall be abated as to the Main Premises and the Storage Space to the extent the Award received by Tenant attributable to the rent (as opposed to attributed to loss of goodwill, costs of relocating, costs of alterations, etc.) pursuant to Section 13.5 is less than the amount of the Base Rent, Taxes and Additional Rent that accrued during such period.

13.3. Restoration. If this Lease is not terminated as provided in Section 13.2, Landlord shall diligently proceed to repair and restore the Project to substantially its former condition (to the extent permitted by then applicable Laws) or repair and restore the Building to an architecturally complete building to the extent of Award proceeds received by Landlord. In no event shall Landlord have any obligation to repair or replace any of Tenant’s personal property, Trade Fixtures, Landlord Work, improvements, additions, or Alterations.

13.4. Abatement and Reduction of Rent. If any portion of the Main Premises or Storage Space is taken in a Condemnation or is rendered permanently untenantable or inaccessible by repairs necessitated by the Condemnation, and this Lease is not terminated, the Base Rent, Taxes and Additional Rent payable under this Lease shall be proportionally reduced as of the Date of Condemnation based upon the percentage of rentable square feet in the Main Premises and Storage Space so taken or rendered permanently untenantable.

13.5. Awards. Any Award made shall be paid to Landlord, and Tenant hereby assigns to Landlord, and waives all interest in or claim to, any such Award, including any claim for the value of the unexpired Term; provided, however, that Tenant shall be entitled to receive, or to prosecute a separate claim for, an Award for relocation expenses of Tenant’s business, loss of goodwill, and as compensation for Tenant’s personal property, Trade Fixtures or Alterations Tenant is required to remove at the expiration or earlier termination of this Lease, provided that in no event will any Award to Tenant reduce any Award to which Landlord would otherwise be entitled.

13.6. Waiver. Landlord and Tenant each hereby waive the provisions of California Code of Civil Procedure Section 1265.130 and any other applicable existing or future Law allowing either party to petition for a termination of this Lease upon a partial taking of the Premises.

14. ASSIGNMENT AND SUBLETTING.

14.1. Landlord’s Consent Required. Tenant shall not assign this Lease or any interest therein or sublet or license or permit to use or occupy the Premises or any part thereof by or for the benefit of anyone other than Tenant or in any other manner transfer all or any part of Tenant’s interest under this Lease (each and all a “Transfer”), without the prior written consent of Landlord, which consent (subject to the other provisions of this Section 14) shall not be unreasonably withheld, conditioned or delayed. Notwithstanding any provision in this Lease to the contrary, Tenant shall not mortgage, pledge, hypothecate or otherwise encumber this Lease or all or any part of Tenant’s interest under this Lease. Any assignee, subtenant, user or other transferee under any proposed Transfer is herein called a “Proposed Transferee”. Any assignee, subtenant, user or other transferee is herein called a “Transferee”.

14.2. Reasonable Consent.

(a) At least thirty (30) days prior to any proposed Transfer, Tenant shall submit in writing to Landlord (i) the name and legal composition of the proposed assignee or other transferee (each a “Proposed Transferee”); (ii) the nature of the business proposed to be carried on in the Premises; (iii) a current balance sheet, income statements for the last two (2) years and such other reasonable financial and other information concerning the Proposed Transferee as Landlord may request, provided Landlord shall execute Landlord’s commercially reasonable form of confidentiality agreement if required by the Proposed Transferee prior to receipt of such financial information; and (iv) a copy of the proposed assignment, sublease or other agreement governing the proposed Transfer. Within fifteen (15) business days after Landlord receives all such information it shall notify Tenant whether it approves or disapproves such Transfer (and if it disapproves it shall provide the reasons for disapproval) or if it elects to proceed under Section 14.6 below. If Landlord fails to notify Tenant of Landlord’s reasonable approval, disapproval or exercise of its rights under Section 14.6 below within the fifteen (15) business day period, then Tenant shall have the right to provide Landlord with a second written request for approval (a “Proposed Transfer Second Request”) that contains the following statement in bold and capital letters: “THIS IS A SECOND REQUEST FOR APPROVAL OF A PROPOSED TRANSFEREE PURSUANT TO THE PROVISIONS OF SECTION 14.2 OF THE LEASE. IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE PROPOSED TRANSFEREE.” If Landlord fails to respond to such Proposed Transfer Second Notice within five (5) business days after receipt by Landlord, the Proposed Transferee and Transfer in question shall be deemed approved by Landlord.

(b) Tenant acknowledges and agrees that, among other circumstances for which Landlord could reasonably withhold consent to a proposed Transfer, it shall be reasonable for Landlord to withhold consent where (i) the Proposed Transferee does not intend itself to occupy the entirety of the Premises subject to the Transfer, (ii) Landlord reasonably disapproves of the Proposed Transferee’s business operating ability or history or creditworthiness, (iii) the Proposed Transferee is a governmental agency or unit, (iv) Landlord otherwise determines that the proposed Transfer would have the effect of decreasing the value of the Building or increasing the expenses associated with operating, maintaining and repairing the Project (unless Tenant agrees to be responsible for such increased costs), or (v) any mortgagee has objection rights and objects to the Proposed Transfer.

14.3. No Release of Tenant. No consent by Landlord to any Transfer shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether occurring before or after such Transfer. Each assignee shall be jointly and severally liable with Tenant (and Tenant shall be jointly and severally liable with each assignee) for the payment of rent and the performance of all other terms and provisions of this Lease. Each subtenant shall agree to be subject and subordinate to this Lease. The consent by Landlord to any Transfer shall not relieve Tenant or any such Transferee from the obligation to obtain Landlord’s express prior written consent to any subsequent Transfer by Tenant or any Transferee. The acceptance of rent by Landlord from any other person (whether or not such person is an occupant of the Premises) shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer.

14.4. Expenses and Attorneys’ Fees. Tenant shall pay to Landlord on demand all documented, reasonable costs and expenses (including reasonable attorneys’ fees not to exceed Five Thousand and 00/100 Dollars ($5,000.00) per Transfer request (the “Fee Cap”)) incurred by Landlord in connection with reviewing or consenting to any proposed Transfer (including any request for consent to, or any waiver of Landlord’s rights in connection with, any security interest in any of Tenant’s personal property at the Premises). Notwithstanding the foregoing, if Tenant or the transferee request, and Landlord agrees to, material changes to Landlord’s standard form of consent or if there are material negotiations related thereto or if this Lease needs to be amended as a result thereof, and if Landlord’s reasonable costs and expenses (including reasonable attorney’s fees and costs attributable to time expended by in house counsel, accountants or other personnel of Landlord) exceeds the Fee Cap, Tenant shall reimburse Landlord for all such reasonable costs and expenses incurred in connection with its review of the requested assignment or sublet and the aforementioned Fee Cap shall be inapplicable.

14.5. Effectiveness of Transfer. Prior to the date on which any permitted Transfer (whether or not requiring Landlord’s consent) becomes effective, Tenant shall deliver to Landlord a counterpart of the fully executed Transfer document (including Landlord’s consent to such Transfer executed by Tenant and the Proposed Transferee). Failure or refusal of a Transferee to execute any such instrument shall not release or discharge the Transferee from liability as provided herein. The voluntary, involuntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and any such surrender or cancellation shall, at the option of Landlord, either terminate all or any existing subleases or operate as an assignment to Landlord of any or all of such subleases.

14.6. Landlord’s Right to Space. Notwithstanding any of the above provisions of this Section to the contrary, if Tenant notifies Landlord that it desires to enter into a Transfer, Landlord, in lieu of consenting to such Transfer, may elect by written notice to Tenant within thirty (30) days following submission to Landlord by Tenant of the information specified in Section 14.2, in the case of an assignment of this Lease other than to a Permitted Transferee or a sublease of the entire Premises other than to a Permitted Transferee for the remainder of the then-current Term, to terminate this Lease. In such event, this Lease will terminate as of the termination date specified in such, and Landlord may lease such space to any party, including the prospective Transferee identified by Tenant.

14.7. Deemed Consent Transfers. Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant as of the date of this Lease), (B) a sale of corporate shares of capital stock in Tenant in connection with an initial public offering of Tenant’s stock on a nationally-recognized stock exchange, (C) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, or (D) an assignment of the Lease to an entity which is the resulting entity of a merger, consolidation or reorganization of Tenant during the Lease Term, shall not be deemed a Transfer requiring Landlord’s consent under this Article 14 (any such assignee or sublessee described in items (A) through (D) of this Section 14.7 hereinafter referred to as a “Permitted Transferee”), provided that (i) Tenant notifies Landlord at least thirty (30) days prior to the effective date of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee as set forth above (provided that, if prohibited by confidentiality in connection with a proposed purchase, merger, consolidation or reorganization, then Tenant shall give Landlord written notice within ten (10) days after the effective date of the proposed purchase, merger, consolidation or reorganization), (ii) Tenant is not in default, beyond the applicable notice and cure period, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, (iv) such Permitted Transferee shall have a market capitalization at least sufficient to satisfy all Tenant obligations under this Lease as determined by Landlord and, with respect to an assignment to a Permitted Transferee, a market capitalization of no less than One Hundred Million Dollars ($100,000,000) (as determined by evidence reasonably acceptable to Landlord), and (v) no assignment relating to this Lease, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease, and the liability of Tenant and such assignee shall be joint and several, and all subtenants shall be subject and subordinate to this Lease. An assignee of Tenant’s entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a “Permitted Transferee Assignee.” “Control,” as used in this Section 14.7, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity.

14.8. Assignment of Sublease Rents. Tenant hereby absolutely and irrevocably assigns to Landlord any and all rights to receive rent and other consideration from any sublease and agrees that Landlord, as assignee or as attorney-in-fact for Tenant for purposes hereof, or a receiver for Tenant appointed on Landlord’s application may (but shall not be obligated to) collect such rents and other consideration and apply the same toward Tenant’s obligations to Landlord under this Lease; provided, however, that Landlord grants to Tenant at all times prior to occurrence of any breach or default beyond applicable notice and cure periods by Tenant a revocable license to collect such rents (which license shall automatically and without notice be and be deemed to have been revoked and terminated immediately upon any Event of Default).

14.9. Excess Consideration. If Landlord consents to a Transfer, Tenant shall pay to Landlord, as Additional Rent, within ten (10) business days after receipt by Tenant, fifty percent (50%) of all “Transfer Consideration”, which shall mean excess of the rent payable by the subtenant over the amount of Base Rent and Additional Rent payable hereunder applicable to the subleased space, less the direct, out-of-pocket expenses and costs for necessary Alterations, reasonable legal fees, reasonable brokerage commission costs and the actual cost of improvements made to effect the subject Transfer. Transfer Consideration shall not include the sale cost of Tenant’s Trade Fixtures, personal property or business, except to the extent such costs exceed fair market value. In the case of an assignment (including any Transfer resulting from a change in ownership, merger or consolidation), Transfer Consideration includes the value of the Lease (whether or not expressly allocated or otherwise provided for in such transaction) and any other consideration paid or payable by the Transferee for the assignment of the Lease (excluding the value of Tenant’s business, personal property, or Trade Fixtures). The terms of this Section 14.9 shall not apply to transfers outlined in Section 14.7 above.

15. DEFAULT AND REMEDIES.

15.1. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” by Tenant:

(a) Tenant fails to make any payment of Rent when due and continues to fail to pay the Rent following five (5) business days written notice from Landlord.

(b) Tenant abandons the Premises as provided in Sections 1951.2 and 1951.3 of the California Civil Code or other similar provisions or successor statutes.

(c) Tenant fails timely to deliver any subordination document, estoppel certificate or financial statement requested by Landlord within the applicable time period specified in Sections 20 and 21 below.

(d) Tenant violates the restrictions on Transfer set forth in Section 14.

(e) Tenant makes an assignment for the benefit of creditors; is adjudicated an insolvent, files a petition (or files an answer admitting the material allegations of a petition) seeking relief under any state or federal bankruptcy or other statute, law or regulation affecting creditors’ rights; all or substantially all of Tenant’s assets are subject to judicial seizure or attachment and are not released within ninety (90) days, or Tenant consents to or acquiesces in the appointment of a trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant’s assets.

(f) Tenant fails, within ninety (90) days after the commencement of any proceedings against Tenant seeking relief under any state or federal bankruptcy or other statute, law or regulation affecting creditors’ rights, to have such proceedings dismissed, or Tenant fails, within ninety (90) days after an appointment, without Tenant’s consent or acquiescence, of any trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant’s assets, to have such appointment vacated.

(g) Tenant fails to perform or comply with any provision of this Lease other than those described in (a) through (f) above, and does not fully cure such failure within thirty (30) days after notice to Tenant or, if such failure cannot be cured within such thirty (30)-day period, Tenant fails within such thirty (30)-day period to commence, and thereafter diligently proceed with, all actions necessary to cure such failure as soon as reasonably possible.

15.2. Replacement of Statutory Notice Requirements. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by Section 22 shall replace and satisfy the statutory service-of-notice procedures, including those required by Code of Civil Procedure section 1162 or any similar or successor statute.

15.3. Remedies. Upon the occurrence of an Event of Default, Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:

(a) Landlord may terminate Tenant’s right to possession of the Premises at any time by written notice to Tenant. Tenant expressly acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including re-entry into the Premises, efforts to relet the Premises, reletting of the Premises for Tenant’s account, storage of Tenant’s personal property and Trade Fixtures, acceptance of keys to the Premises from Tenant or exercise of any other rights and remedies under this Section, shall constitute an acceptance of Tenant’s surrender of the Premises or constitute a termination of this Lease or of Tenant’s right to possession of the Premises. Upon such termination in writing of Tenant’s right to possession of the Premises, as herein provided, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code Section 1951.2 and any other applicable existing or future Law providing for recovery of damages for such breach, including the worth at the time of award of the amount by which the rent which would be payable by Tenant hereunder for the remainder of the Term after the date of the award of damages, including Additional Rent as reasonably estimated by Landlord, exceeds the amount of such rental loss as Tenant proves could have been reasonably avoided, discounted at the discount rate published by the Federal Reserve Bank of San Francisco for member banks at the time of the award plus one percent (1%).

(b) Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).

(c) Landlord may cure the Event of Default at Tenant’s expense; provided that in the event of an emergency where there is an imminent threat to life or property, Landlord may cure any breach or default by the Tenant without regard to any notice and cure periods. If Landlord pays any sum or incurs any expense in curing the Event of Default, Tenant shall reimburse Landlord upon demand for the amount of such payment or expense with interest at the Interest Rate from the date the sum is paid or the expense is incurred until the date Landlord is reimbursed by Tenant.

(d) Subject to Landlord’s compliance with all applicable Laws relating thereto, Landlord may remove all Tenant’s property from the Premises, and such property may be stored by Landlord in a public warehouse or elsewhere at the sole cost and for the account of Tenant. If Landlord does not elect to store any or all of Tenant’s property left in the Premises, Landlord may consider such property to be abandoned by Tenant, and Landlord may thereupon dispose of such property in any manner deemed appropriate by Landlord. Any proceeds realized by Landlord on the disposal of any such property shall be applied first to offset all expenses of storage and sale, then credited against Tenant’s outstanding obligations to Landlord under this Lease, and any balance remaining after satisfaction of all obligations of Tenant under this Lease shall be delivered to Tenant.

15.4. Acceptance of Rent Without Waiving Rights. Under Article 17, Landlord may accept Tenant’s payments without waiving any rights under this Lease, including rights under a previously served notice of default. If Landlord accepts payments after serving a notice of default, Landlord may nevertheless commence and pursue an action to enforce rights and remedies under the previously served notice of default without giving Tenant any further notice or demand.

15.5. Landlord Default. If Landlord defaults in performing any of its non-structural repair and maintenance obligations to the interior of the Premises as expressly stated in this Lease and such default creates a risk of imminent injury to person or substantial property damage or unreasonably and materially interferes with Tenant’s ability to conduct its business at the Premises, and such default is not remedied by Landlord within thirty (30) days after Tenant shall have given Landlord written notice specifying such default (or a lesser reasonable period of time in an emergency threatening life or property damage), and in the case of any such default which cannot with due diligence and in good faith be cured within thirty (30) days (or lesser reasonable time period in the event of an emergency), within such additional period, if any, as may be reasonably required to cure such default with due diligence and in good faith (it being intended that, in connection with any such default which is not susceptible of being cured with due diligence and in good faith within thirty (30) days, the time within which Landlord is required to cure such default shall be extended for such additional period as may be necessary for the curing thereof with due diligence and in good faith), then Tenant may tender a second written notice to Landlord of the default and if Landlord fails to commence to cure the default within five (5) days of receipt of such second written notice from Tenant, Tenant, without being obligated to do so, shall have the right, but not the obligation, to perform the nonstructural repair or maintenance obligation to the Premises which Landlord failed to perform. The full amount of the reasonable out-of-pocket cost and expense so incurred by Tenant (the “Reimbursement Amount”) shall be paid by Landlord to Tenant, within thirty (30) days after demand therefore together with reasonably supporting documentation. Tenant shall give advance notice by telephone to the individual from time to time designated by Landlord to receive such notice of Tenant’s intention to exercise its rights under this Section in the case of an emergency. Notwithstanding anything to the contrary set forth herein, provided that Tenant has complied with the foregoing terms and conditions of this Section 15.5 (the “Reimbursement Condition”), if Landlord fails to so reimburse Tenant the Reimbursement Amount pursuant to this Section 15.5, Tenant may tender to Landlord a second written notice requesting such reimbursement. If Landlord fails to tender the Reimbursement Amount to Tenant prior to the expiration of five (5) business days following Landlord’s receipt of such second written notice from Tenant, Tenant shall be entitled to deduct (up to fifty percent (50%) of Base Rent per month until fully reimbursed) the Reimbursement Amount. Notwithstanding the foregoing, if prior to the expiration of such five (5) business day period Landlord reasonably disputes Tenant’s claim of a Landlord default and provides a reasonably detailed written notice to Tenant, or disputes the amount of the Reimbursement Amount, then Tenant shall not be entitled to deduct such amounts in dispute from Base Rent in accordance with this Section and the parties shall work together reasonably and in good faith to resolve any such dispute.

16. LATE CHARGE AND INTEREST.

16.1. Late Charge. If any payment of rent is not received by Landlord when due, Tenant shall pay to Landlord on demand as a late charge an additional amount equal to four percent (4%) of the overdue payment, provided, however, that Landlord shall waive the first late charge in any consecutive twelve (12) month period if Tenant pays the amount of Rent due within five (5) business days after Landlord sends written notice of such failure to Tenant. A late charge shall not be imposed more than once on any particular installment not paid when due, but imposition of a late charge on any payment not made when due does not eliminate or supersede late charges imposed on other (prior) payments not made when due or preclude imposition of a late charge on other installments or payments not made when due.

16.2. Interest. In addition to the late charges referred to above, which are intended to defray Landlord’s costs resulting from late payments, any payment from Tenant to Landlord not paid when due shall at Landlord’s option bear interest from the date due until paid to Landlord by Tenant at the rate of ten percent (10%) per annum or the maximum lawful rate that Landlord may charge to Tenant under applicable Laws, whichever is less (the “Interest Rate”); provided, however, interest shall not apply to the first late payment during any twelve (12) month period unless such payments remain unpaid for five (5) days following Landlord’s written notice of delinquency. Acceptance of any late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue sum or prevent Landlord from exercising any of its other rights and remedies under this Lease.

17. WAIVER. No provisions of this Lease shall be deemed waived by Landlord or Tenant unless such waiver is in a writing signed by the party charged. The waiver by Landlord or Tenant of any breach of any provision of this Lease shall not be deemed a waiver of such provision or of any subsequent breach of the same or any other provision of this Lease. No delay or omission in the exercise of any right or remedy of Landlord or Tenant upon any default by the other party shall impair such right or remedy or be construed as a waiver. Landlord’s acceptance of any payments of rent due under this Lease shall not be deemed a waiver of any default by Tenant under this Lease (including Tenant’s recurrent failure to timely pay rent) other than Tenant’s nonpayment of the accepted sums, and no endorsement or statement on any check or payment or in any letter or document accompanying any check or payment shall be deemed an accord and satisfaction. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant. Landlord’s receipt of monies from Tenant after giving notice to Tenant terminating this Lease shall in no way reinstate, continue, or extend the Term or affect the termination notice given by Landlord before the receipt of those monies. After serving notice terminating this Lease, filing an action, or obtaining final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of that Rent shall not waive or affect such prior notice, action, or judgment.

18. ENTRY, INSPECTION AND CLOSURE. Except (i) to the extent requested by Tenant, (ii) in connection with scheduled maintenance programs to be performed by Landlord pursuant to this Lease, and/or (iii) in the event of an emergency, where Landlord is not required to give any notice, then upon one (1) business day prior written notice to Tenant, Landlord and its authorized representatives, accompanied by a Tenant’s Representative (so long as Tenant makes the same available at the time of such entry) and subject to Tenant’s reasonable and industry standard safety and security regulations and protocols, may enter the Premises during Tenant’s business hours to: (a) determine whether the Premises are in good condition, (b) determine whether Tenant is complying with its obligations under this Lease, (c) perform any maintenance or repair of the Premises or the Building that Landlord has the right or obligation to perform, (d) serve, post or keep posted any notices required or allowed under the provisions of this Lease, (e) show the Premises to prospective agents, buyers, transferees, Mortgagees or, in the last twelve (12) months of the Term, to tenants and brokers, or (f) do any other act or thing necessary for the safety or preservation of the Premises or the Project. Landlord shall conduct its activities under this Section in a commercially reasonable manner designed to minimize inconvenience to Tenant, and shall use reasonable efforts to coordinate entries with Tenant so as to minimize any disturbance to Tenant’s business operations at the Premises. Landlord shall make commercially reasonable efforts to promptly finish any work for which it entered and promptly repair damage caused to the Premises by Landlord or anyone accessing the Premises under this Article 18. Except as expressly provided in this Lease, in no event shall Tenant be entitled to an abatement of rent on account of any entry by Landlord, and in any event, Landlord shall not be liable in any manner for any inconvenience, loss of business or other damage to Tenant or other persons arising out of Landlord’s entry on the Premises in accordance with this Section. No action by Landlord pursuant to this Section shall constitute an eviction of Tenant, constructive or otherwise, or otherwise release Tenant from any of Tenant’s obligations under this Lease or entitle Tenant to any rent abatement or concessions.

19. SURRENDER AND HOLDING OVER.

19.1. Surrender. Upon the expiration or termination of this Lease, Tenant shall surrender the Main Premises and all Alterations to Landlord broom-clean and in good condition, except for reasonable wear and tear, damage from casualty or condemnation and any changes resulting from permitted Alterations and shall surrender the Storage Space vacant and in good condition; provided, however, that prior to the expiration or termination of this Lease, Tenant shall remove from the Main Premises and the Storage Space all Tenant’s personal property and Trade Fixtures and all voice and data wiring and cable installed at and/or servicing the Main Premises and/or the Storage Space, and any Alterations (provided that Tenant shall not be obligated to remove the Landlord Work as shown on the Approved Space Plan (as defined in Exhibit B), provided all of Tenant’s equipment and trade fixtures shall be removed and any damage repaired and all lab space fully decommissioned. Prior to the expiration or earlier termination of this Lease, Tenant shall cease all laboratory operations and clean and fully decommission such laboratory spaces in compliance with Landlord’s reasonable requirements and applicable Laws and this Lease. Landlord shall also have the right to retain, store and/or dispose of all or any portion of Tenant’s personal property and/or Trade Fixtures left in the Main Premises and/or the Storage Space following the expiration or earlier termination of this Lease, if Tenant does not pay all storage costs and retrieve the property within ten (10) business days after notice from Landlord (in which event title to all such property described in Landlord’s notice shall be transferred to and vest in Landlord). Tenant waives all Claims against Landlord for any damage or loss to Tenant resulting from Landlord’s removal, storage, retention, or disposition of any such property. Upon expiration or termination of this Lease or of Tenant’s possession, whichever is earliest, Tenant shall surrender all keys to the Premises or any other part of the Building and shall deliver to Landlord all keys for or make known to Landlord the combination of locks on all safes, cabinets and vaults that may be located in the Premises. Tenant’s obligations under this Section shall survive the expiration or termination of this Lease.

19.2. Holding Over. If Tenant (directly or through any Transferee or other successor-in-interest of Tenant) remains in possession of the Main Premises or the Storage Space after the expiration or termination of this Lease, Tenant’s continued possession shall be on the basis of a tenancy at the sufferance of Landlord. No act or omission by Landlord, other than its specific written consent, shall constitute permission for Tenant to continue in possession of the Main Premises or the Storage Space, and if such consent is given or declared to have been given by a court judgment, Landlord may terminate Tenant’s holdover tenancy at any time upon seven (7) days written notice. In such event, Tenant shall continue to comply with or perform all the terms and obligations of Tenant under this Lease, except that the monthly Base Rent during Tenant’s holding over shall be one hundred fifty percent (150%) of the Base Rent payable in the last full month prior to the termination hereof on a per diem basis for each day Tenant remains in possession for the first sixty (60) days of any such holdover period. Commencing as of the sixty-first (61st) day of any such holding over, such rate shall be increased to two hundred percent (200%) of the Base Rent payable in the last full month prior to the termination hereof. Acceptance by Landlord of rent after such termination shall not constitute a renewal or extension of this Lease;

and nothing contained in this provision shall be deemed to waive Landlord’s right of re-entry or any other right hereunder or at law. If the holdover continues beyond thirty (30) days, Tenant shall indemnify, defend and hold Landlord harmless from and against all Claims arising or resulting directly or indirectly from Tenant’s failure to timely surrender the Main Premises and/or the Storage Space, including (i) any rent payable by or any loss, cost, or damages claimed by any prospective tenant of the Main Premises and/or the Storage Space, and (ii) Landlord’s damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Main Premises and/or the Storage Space by reason of such failure to timely surrender the same. Notwithstanding anything in this Section 19 to the contrary, failure by Tenant to strictly comply with the provisions of this Section 19 with respect to any Alterations that are required to be removed from the Premises by Tenant hereunder and the timely decommissioning of any laboratory spaces as set forth above, shall constitute a failure of Tenant to validly and timely surrender the Main Premises and/or the Storage Space, as applicable.

20. ENCUMBRANCES.

20.1. Subordination. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and except as otherwise provide below, this Lease shall be and is hereby declared to be subject and subordinate at all times to: (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises and/or the land upon which the Premises and Project are situated, or both; and (b) the lien of any mortgage or deed of trust which may now exist or be placed upon the Building, the Project and/or the land upon which the Premises or the Project are situated, or said ground leases or underlying leases, or Landlord’s interest or estate in any of said items which is specified as security. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such liens to this Lease. If any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the Tenant of the successor in interest to Landlord provided that Tenant shall not be disturbed in its possession under this Lease by such successor in interest so long as Tenant is not in default under this Lease beyond applicable notice and cure periods. Within ten (10) business days after request by Landlord, Tenant shall execute and deliver any additional documents evidencing Tenant’s attornment or the subordination of this Lease with respect to any such ground leases or underlying leases or any such mortgage or deed of trust, in the form reasonably acceptable to Tenant and requested by Landlord or by any ground landlord, mortgagee, or beneficiary under a deed of trust, subject to such nondisturbance requirement. Notwithstanding the foregoing, concurrent with Tenant’s execution and delivery to Landlord of this Lease, Tenant shall execute and deliver to Landlord a Subordination, Nondisturbance and Attornment Agreement on the form attached here to as Exhibit D (the “SNDA”). If Tenant fails to deliver such SNDA within five (5) business days after Landlord’s second written request therefor, an Event of Default shall have immediately occurred. Following Landlord’s receipt of the SNDA properly executed by Tenant, Landlord shall cause the same to be fully executed and tender the same to Tenant within forty-five (45) days thereafter. Landlord shall be liable for all costs and expenses arising in connection with obtaining the first SNDA and Tenant shall be liable for all costs and expenses for any future Subordination, Nondisturbance and Attornment Agreements provided hereunder. Landlord represents Banc of California is the only mortgagee of Landlord at the Project, and that as of the Effective Date there are no ground leases or underlying leases to which this Lease or the Project is subject.

Notwithstanding the foregoing in this Section 20.1 to the contrary, as a condition precedent to the future subordination of this Lease to a future Mortgage, Landlord shall be required to provide Tenant with a non-disturbance, subordination, and attornment agreement in favor of Tenant from any Mortgagee who comes into existence after the date of this Lease. Such non-disturbance, subordination, and attornment agreement in favor of Tenant shall be commercially reasonable and shall provide that, so long as Tenant is paying the Rent due under the Lease and is not otherwise in default under the Lease beyond any applicable cure period, its right to possession and the other terms of the Lease shall remain in full force and effect and shall further include an exception to any general waiver of defenses for actual payment or performance by Tenant under this Lease, and in any event shall not include a waiver of any express Tenant termination rights (as set forth in this Lease) or a requirement that Tenant enter into a new lease or amend the terms and conditions of this Lease. Such non-disturbance, subordination, and attornment agreement may include other commercially reasonable and market provisions in favor of the holder and in favor of Tenant. In any event, Landlord shall use good faith, commercially reasonable efforts to coordinate timely and reasonable discussion and negotiation between Tenant and the holder with respect to any reasonable and market comments Tenant may make to a future non-disturbance, subordination, and attornment agreement.

20.2. Mortgagee Protection. Tenant agrees to give any holder of any Encumbrance covering any part of the Project (“Mortgagee”), by certified mail, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the address of such Mortgagee. If Landlord shall have failed to commence to cure such default within thirty (30) days from the effective date of such notice of default, then the Mortgagee shall have an additional thirty (30) days within which to commence to cure such default, and this Lease shall not be terminated so long as the cure of such default is being diligently pursued.

21. ESTOPPEL CERTIFICATES. Within ten (10) business days after written request therefor, Tenant shall execute and deliver to Landlord, in a form provided by or satisfactory to Landlord, a certificate stating that this Lease is in full force and effect, describing this Lease and any amendments or modifications hereto, acknowledging that this Lease is subordinate or prior, as the case may be, to any Encumbrance and stating any other information Landlord may reasonably request, including the commencement and expiration dates of the Term, the monthly Base Rent, the date to which Rent has been paid, the amount of any security deposit or prepaid rent, whether to Tenant’s actual knowledge either party hereto is in default beyond notice and cure periods under the terms of the Lease, whether Landlord has completed its construction obligations hereunder (if any), and whether Tenant has accepted the Premises. If Tenant fails to deliver such certificate within five (5) business days after Landlord’s second written request therefor, an Event of Default shall have immediately occurred. Any person or entity purchasing, acquiring an interest in or extending financing with respect to the Project shall be entitled to rely upon any such certificate.

22. NOTICES. Notice, demand, request, consent or approval that either party desires or is required to give to the other party under this Lease shall be in writing and shall be served personally, delivered by messenger or delivered by nationally recognized overnight courier service, addressed to the other party at the party’s address for notices set forth in the Basic Lease Information. Landlord and Tenant shall make reasonable efforts to tender courtesy copies of all notices sent under this Lease by email if an email address is provided; provided, however, failure to provide such courtesy notices shall in no event be a breach or default hereunder. Any notice required pursuant to any Laws may be incorporated into, given concurrently with or given separately from, any notice required under this Lease. Notices shall be deemed to have been given and be effective on the earlier of (a) receipt (or refusal of delivery or receipt); or (b) one (1) day after acceptance by the independent service for delivery, if sent by independent messenger for same-day or next-day delivery or by nationally recognized overnight courier service for next-day delivery. Either party may change its address for notices hereunder, effective fifteen (15) days after notice to the other party complying with this Section. If Tenant sublets the Premises, notices from Landlord shall be effective on the subtenant when given to Tenant pursuant to this Section.

23. ATTORNEYS’ FEES. In the event of any dispute between Landlord and Tenant in any way related to this Lease, and whether involving contract or tort claims, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including any appeal and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment (collectively, “Fees”). The “prevailing party” shall be determined based upon an assessment of which party’s major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by the other party of its claim or defense, final decision, after any appeals, or otherwise) over the other party’s major arguments or positions on major disputed issues. Any Fees incurred in enforcing a judgment shall be recoverable separately from any other amount included in the judgment and shall survive and not be merged in the judgment. The Fees shall be deemed an “actual pecuniary loss” within the meaning of Bankruptcy Code Section 365(b)(1)(B), and notwithstanding the foregoing, all Fees incurred by either party in any bankruptcy case filed by or against the other party, from and after the order for relief until this Lease is rejected or assumed in such bankruptcy case, will be “obligations of the debtor” as that phrase is used in Bankruptcy Code Section 365(d)(3).

24. QUIET POSSESSION. Subject to Tenant’s full and timely performance of all of Tenant’s obligations under this Lease and subject to the terms of this Lease, including Section 20 - Encumbrances, Tenant shall have the quiet possession of the Premises throughout the Term as against any persons or entities lawfully claiming by, through or under Landlord.

25. FINANCIAL STATEMENTS. Within ten (10) business days after written request therefor, but not more than once a year, Tenant shall deliver to Landlord a copy of the financial statements (including at least a year end balance sheet, a statement of profit and loss, and a statement of cash flows) of Tenant for each of the three most recently completed years, prepared in accordance with generally accepted accounting principles (and, if such is Tenant’s normal practice, audited by an independent certified public accountant), all then available subsequent interim statements, and such other financial information as may reasonably be requested by Landlord or required by any Mortgagee, except Tenant shall not be obligated to provide forecasts or business plans. Prior to receiving any financial statements, Landlord shall execute and deliver to Tenant Landlord’s then-standard commercially reasonable confidentiality agreement in a form reasonably acceptable to Tenant. Notwithstanding the foregoing, if Tenant is a publicly-traded company and Tenant’s financial statements are available in the public domain, Tenant shall not be required to provide Landlord with such financial statements.

26. FORCE MAJEURE. If either party is delayed, interrupted or prevented from performing any of its obligations under this Lease (other than, monetary obligations including the payment of Base Rent, Additional Rent, and/or any other charge payable under this Lease), including Landlord’s obligations under the Construction Rider (if any), and such delay, interruption or prevention is due to fire, act of God, governmental act or failure to act, pandemic, public health emergency, terrorist act, labor dispute, unavailability of labor or materials or any other cause outside the reasonable control of the party charged (“Force Majeure”), then the time for performance of the affected obligations shall be extended for a period equivalent to the period of such delay, interruption or prevention.

27. LANDLORD’S LIABILITY. The term “Landlord,” as used in this Lease, shall mean only the owner of the fee interest in the Project at the time in question. In the event of any conveyance of the fee interest in the Project, then from and after the date of such conveyance, the transferor Landlord shall be relieved of all liability with respect to Landlord’s obligations to be performed under this Lease after the date of such conveyance to the extent such obligations are assumed by the successor Landlord. Notwithstanding any other term or provision of this Lease, the liability of Landlord for its obligations under this Lease is limited solely to Landlord’s fee interest in the Project, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against Landlord’s partners or members or its or their respective partners, shareholders, members, directors, officers or managers on account of any of Landlord’s obligations or actions under this Lease. For purposes hereof, “Landlord’s fee interest in the Project” shall include rental income at the Building, insurance proceeds paid on policies carried by Landlord covering the Building pursuant to this Lease (provided, however, that in no event shall Tenant, or anyone claiming on behalf or through Tenant, be deemed or otherwise considered a loss payee under any such insurance policies), and proceeds from Condemnation proceedings (prior to the distribution of same to any partner or shareholder of Landlord or any other third party) and proceeds from the sale of the Building; provided, however, that with respect to proceeds from the sale of the Building, Landlord’s liability shall extend only to adjudicated claims for which Landlord’s liability arises during Landlord’s period of ownership and during the term of the Lease and only after Landlord first applies any such sale proceeds to any outstanding mortgages and/or any other encumbrances existing upon or otherwise affecting the Building (including any ground lease payments) and any tax liability respecting the Building.

28. CONSENTS AND APPROVALS.

28.1. Determination in Good Faith and Reasonable Discretion. Wherever the consent, approval, judgment or determination of Landlord or Tenant is required or permitted under this Lease without reference to any extrinsic standard of reasonableness, Landlord or Tenant shall exercise its good faith, reasonable business judgment in granting or withholding such consent or approval or in making such judgment or determination unless the specific provision contained in this Lease providing for such consent, approval, judgment or determination specifies that Landlord’s or Tenant’s, as applicable, consent or approval is in Landlord’s or Tenant’s, as applicable, sole and absolute discretion, or otherwise specifies another standard under which Landlord or Tenant, as applicable, may withhold its consent.

28.2. No Liability Imposed on Landlord. The review or approval by Landlord of any item or matter to be reviewed or approved by Landlord under the terms of this Lease or any Exhibits or Addenda hereto shall not impose upon Landlord any liability for the accuracy or sufficiency of any such item or matter or the quality or suitability of such item for its intended use. Any such review or approval is for the sole purpose of protecting Landlord’s interest in the Project, and no third parties, including Tenant or any Tenant’s Representatives or any person or entity claiming by, through or under Tenant, shall have any rights as a consequence thereof.

29. WAIVERS.

29.1. To the maximum extent permitted by law, Landlord and Tenant waive their respective rights to trial by jury of any contract or tort claim, counterclaim, cross-complaint, or cause of action in any action, proceeding, or hearing brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises, including any claim of injury or damage or the enforcement of any remedy under any current or future law, statute, regulation, code, or ordinance.

29.2. Tenant hereby waives and agrees not to pursue or claim any excuse or offset to Tenant’s obligations under this Lease based on the doctrines of impossibility, impracticality, frustration of contract, frustration of purpose, or other similar legal principals or other similar common law claims or defenses in connection with COVID-19 and/or other similar pandemic, epidemic, or public health crisis events.

30. BROKERS . Landlord shall pay the fee or commission of the broker or brokers identified in the Basic Lease Information (collectively, the “Broker”) in accordance with Landlord’s separate written agreement with the Broker, if any. Tenant and Landlord each warrants and represents to the other that in the negotiating or making of this Lease neither such party nor anyone acting on such party’s behalf has dealt with any broker or finder who might be entitled to a fee or commission for this Lease other than the Broker. Tenant and Landlord each agrees to indemnify and hold the other party harmless from any claim or claims, including costs, expenses and attorney’s fees, incurred by the other party asserted by any other broker or finder for a fee or commission based upon any dealings with or statements made by such indemnifying party or such indemnifying party’s Representatives.

31. ENTIRE AGREEMENT; CONFIDENTIALITY.

31.1. Entire Agreement. This Lease, including the Exhibits and any Addenda attached hereto, and the documents referred to herein, if any, constitute the entire agreement between Landlord and Tenant with respect to the leasing of space by Tenant in the Building, and supersede all prior or contemporaneous discussions, promises, agreements, understandings, proposals and other representations by or between Landlord and Tenant, whether written or oral, all of which are merged herein. Neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises, the Building, the Project or this Lease except as expressly set forth herein, and no rights, easements or licenses shall be acquired by Tenant by implication or otherwise unless expressly set forth herein. The submission of this Lease for examination does not constitute an option for the Premises and this Lease shall become effective as a binding agreement only upon execution and delivery thereof by Landlord to Tenant.

31.2. Representatives. The term “Tenant’s Representatives” shall mean Tenant and its affiliates and their respective directors, board members, managers, trustees, officers, employees, members, agents, partners, lenders, donors, funders, prospective funders and donors and each of their attorneys and representatives, fellows, attorneys, accountants, financial advisors, and representatives. The term “Landlord’s Representatives” shall mean Landlord or its directors, board members, officers, employees, agents, lenders, prospective lenders, investors, prospective investors, members, partners, shareholders, managers, attorneys, accountants, financial advisors, and representatives. Tenant’s Representatives or Landlord’s Representatives are sometimes herein referred to as “Representatives”, in which case such reference shall mean either Tenant’s Representatives or Landlord’s Representatives, as applicable to Tenant or Landlord, and as defined in this paragraph for either Tenant or Landlord.

32. MISCELLANEOUS, SIGNATURES. This Lease may not be amended or modified except by a writing signed by Landlord and Tenant. Subject to Sections 14 and 27, this Lease shall be binding on and shall inure to the benefit of the parties and their respective successors, assigns and legal representatives. The determination that any provisions hereof may be void, invalid, illegal or unenforceable shall not impair any other provisions hereof and all such other provisions of this Lease shall remain in full force and effect. The unenforceability, invalidity or illegality of any provision of this Lease under particular circumstances shall not render unenforceable, invalid or illegal other provisions of this Lease, or the same provisions under other circumstances. This Lease shall be construed and interpreted in accordance with the Laws (excluding conflict of laws principles) of the State in which the Building is located. The provisions of this Lease shall be construed in accordance with the fair meaning of the language used and shall not be strictly construed against either party, even if such party drafted the provision in question. When required by the context of this Lease, the singular includes the plural. Wherever the term “including” is used in this Lease, it shall be interpreted as meaning “including, but not limited to” the matter or matters thereafter enumerated. The captions contained in this Lease are for purposes of convenience only and are not to be used to interpret or construe this Lease. If more than one person or entity is identified as Tenant hereunder, the obligations of each and all of them under this Lease shall be joint and several. Time is of the essence with respect to this Lease, except as to the conditions relating to the delivery of possession of the Premises to Tenant. Neither Landlord nor Tenant shall record this Lease unless and only to the extent required by applicable Law.

(a) This Lease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution copies of this Lease may be delivered by email, and the parties hereto agree to accept and be bound by scanned signatures transmitted via email hereto, which signatures shall be considered as original signatures with the transmitted Lease having the same binding effect as an original signature on an original Lease. At the request of either party, any scanned document transmitted via email is to be re-executed in original form by the party who executed the original scanned document, or any party with execution authority if that same individual no longer has execution authority. Neither party may raise the use of a scanned document or the fact that any signature was transmitted through the use of email as a defense to the enforcement of this Lease. In addition, the parties agree that this Lease may be signed using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s hand-written signature. The parties further consent and agree that (1) to the extent a party signs this document using electronic signature technology, by clicking “sign”, such party is signing this Lease electronically, and (2) the electronic signatures appearing on this Lease shall be treated, for purposes of validity, enforceability and admissibility, the same as hand written signatures.

33. AUTHORITY. Each party hereto warrants and represents that such party has full right and authority to enter into this Lease and that the persons signing on behalf of such party are authorized to do so and have the power to bind such party to this Lease.

34. OFAC. Tenant hereby represents and warrants that, other than through the passive ownership of interest traded on a recognized securities exchange (but in any event, not in violation of applicable Laws), neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

35. PARKING. During the Term, Tenant may use the number of spaces (which may be accomplished by valet service) specified in the Basic Lease Information for parking at no charge by Landlord or Landlord’s third party operator, if any, during the Term and any Extension Period. The Parking Garage shall include parking ability for a minimum of four hundred twenty-five (425) standard size automobile (which may be accomplished by valet service), including twenty-eight (28) electric vehicle charging stations. Tenant acknowledges and agrees that the parking spaces in the Parking Garage may include tandem or valet parking and a mixture of spaces for compact vehicles as well as full-size passenger automobiles, and that Tenant shall not use parking spaces for vehicles larger than the striped size of the parking spaces. Recreational vehicles and other vehicles intended to be used as sleeping accommodations shall not be permitted in the Parking Garage. Tenant shall comply with any and all parking rules and regulations from time to time reasonably established by Landlord or Landlord’s parking operator (if any), including a requirement that Tenant pay to Landlord or Landlord’s parking operator a commercially reasonable charge for loss and replacement of passes, keycards, identification stickers or markers, and for any and all loss or other damage caused by persons or vehicles related to Tenant’s right to use the Parking Garage. Tenant shall not allow any vehicles using Tenant’s parking spaces to be parked, loaded or unloaded except in accordance with this Section or applicable rules and regulations, including in the areas and in the manner designated by Landlord or its parking operator for such activities. If any vehicle is using the parking or loading areas contrary to any provision of this Section or applicable rules and regulations, Landlord or its parking operator shall have the right, in addition to all other rights and remedies of Landlord under this Lease, to remove or tow away the vehicle without prior notice to Tenant, and so long as Landlord provides to Tenant reasonable prior notice (which may be by email or oral notices), the cost thereof shall be paid to Landlord within thirty (30) days after notice from Landlord.

36. SIGNAGE.

36.1. General. Initial Building standard signage for Tenant will be installed by Landlord in the directory in the main lobby of the Building and at Tenant’s main entry door to the Main Premises, all at Landlord’s sole cost and expense. Any change in such initial signage shall be only with Landlord’s prior written consent (not to be unreasonably withheld), shall conform to Building standard signage and shall be at Tenant’s sole cost and expense.

36.2. Building Signage.

(a) So long as Tenant is not in default beyond applicable notice and cure periods under the terms of this Lease and subject to the limitations set forth herein, at Tenant’s sole cost and expense, Tenant shall be entitled to one tenant identification sign to be located on the Building at a location to be mutually and reasonable determined by both Landlord and Tenant (the “Building Signage”). The exact location of the Building Signage shall be subject to all applicable Laws and Landlord’s prior written approval, which approval shall not be unreasonably withheld, provided that the location does not detract from the first-class quality of the Building. The Building Signage shall not be illuminated. Such right to the Building Signage is personal to Tenant and its Permitted Transferees and approved Transferees following an assignment of this Lease or sublease approved by Landlord all of at least the entire original Premises as described in this Lease and is subject to the following terms and conditions: (a) Tenant shall prepare at its sole cost and expense and submit plans and drawings for the Building Signage to Landlord for approval and, upon such approval by Landlord, to the City of San Carlos and to any other public authorities having jurisdiction and shall obtain written approval from each such jurisdiction prior to installation; (b) provided that Landlord and such other parties have approved the plans for Tenant’s signage (the “Approved Plans”), Tenant shall, at Tenant’s sole cost and expense, obtain all permits and construct and install the Building Signage in compliance with all Laws and in accordance with the Approved Plans; (c) the size, color and design of the Building Signage shall be subject to Landlord’s prior written approval which Landlord shall have the right to withhold in its reasonable discretion; and (d) Tenant shall maintain the Building Signage in good condition and repair, and all costs of maintenance and repair shall be borne by Tenant. Maintenance shall include, without limitation, cleaning of Building Signage. Tenant shall be responsible for any electrical energy used in connection with the Building Signage, if applicable. At Landlord’s option, Tenant’s right to the Building Signage may be revoked and terminated upon occurrence of any of the following events: (i) Tenant shall be in default under this Lease beyond any applicable cure period; (ii) assigns this Lease or sublets more than fifty percent (50%) of the Premises, unless it is to a Permitted Transferee; (iii) this Lease shall terminate or otherwise no longer be in effect; or (iv) Tenant does not install the Building Signage within twelve (12) months after the Commencement Date.

(b) Upon the expiration or earlier termination of this Lease or at such other time that Tenant’s signage rights are terminated pursuant to the terms hereof, if Tenant fails to remove the Building Signage and repair the Building in accordance with the terms of this Lease, Landlord shall cause the Building Signage to be removed from the Building and the Building to be repaired and restored to the condition which existed prior to the installation of the Building Signage (including, if necessary, the replacement of any precast concrete panels), all at the sole cost and expense of Tenant and otherwise in accordance with this Lease, without further notice from Landlord. Notwithstanding anything to the contrary contained in this Lease, Tenant shall pay all costs and expenses for such removal and restoration within five (5) business days following delivery of an invoice therefor. The rights provided in this Section 36.2 shall be non-transferable unless otherwise agreed by Landlord in writing in its sole discretion.

37. EXTENSION OPTION. Provided (i) this Lease is in full force and effect, (ii) Tenant is not in default beyond applicable notice and cure periods under any of the other terms and conditions of this Lease at the time of notification or commencement, (iii) Tenant shall not have assigned this Lease (other than to a Permitted Transferee) and Tenant and/or any Permitted Transferee, at the time of exercise and at the time the term is extended, is conducting regular, active, ongoing business in, and is in occupancy (and occupancy by a subtenant, licensee or other party permitted or suffered by Tenant shall not satisfy such condition), and (iv) Landlord reasonably determines that Tenant’s financial condition and tangible net worth is reasonably sufficient so that Tenant may satisfy all of the obligations of Tenant under this Lease including during the Extension Period, Tenant shall have the option (the “Extension Option”) to extend the Term for one (1) period of sixty (60) months (the “Extension Period”) commencing on the expiration of the then current Term of this Lease, by giving written notice to Landlord of the exercise of the Extension Option at least nine (9) months prior, but not more than twelve (12) months prior, to the expiration of the initial Term. The exercise of the Extension Option by Tenant shall be irrevocable and shall cover the entire Main Premises and Storage Space leased by Tenant pursuant to this Lease. Upon such exercise, the term of the Lease shall automatically be extended for the applicable Extension Period without the execution of any further instrument by the parties; provided that Landlord and Tenant shall, if requested by either party, execute and acknowledge an instrument confirming the exercise of the Extension Option. The Extension Option shall terminate if not exercised precisely in the manner provided herein. The extension of the Term shall be upon all the terms and conditions set forth in this Lease and all Exhibits thereto, except that: (i) Landlord shall not be obligated to contribute funds toward the cost of any remodeling, renovation, alteration or improvement work in the Premises; and (ii) Base Rent for the Extension Period shall be one hundred percent (100%) of the then Fair Market Base Rental (as defined below) for the Main Premises for the term involved, which shall be determined as set forth below.

37.1. “Fair Market Base Rental” shall mean the “fair market” Base Rent at the time or times in question for the Main Premises and Storage Space, based on the prevailing rentals then being charged to tenants in other office/laboratory buildings in the general vicinity of the Building and of comparable size, location, quality and age as the Building for leases with terms comparable to the Extension Period, taking into account all relevant factors bearing on the determination of Fair Market Base Rental including, but not limited to, the creditworthiness and financial strength of the tenant, the financial guaranties provided by the tenant (if any), the value of market concessions (including the value of construction, renovation, moving and other allowances or rent credits), the desirability, location in the building, size and quality of the space, tenant finish allowance, tenant improvements, included services, amenities, operating expenses, tax and expense stops, escalation clauses, whether storage space is included, and brokerage commissions, for the space in the Building for which Fair Market Base Rental is being determined and for comparable space in the buildings which are being used for comparison. Fair Market Base Rental shall also reflect the then prevailing rental structure for comparable buildings in the area located on the west side of Highway 101 from San Carlos to Palo Alto, so that if, for example, at the time Fair Market Base Rental is being determined the prevailing rental structure for comparable space and for comparable lease terms includes periodic rental adjustments or escalations, Fair Market Base Rental shall reflect such rental structure.

37.2. Landlord and Tenant shall endeavor to agree upon the Fair Market Base Rental. If, as of the date six (6) months prior to the commencement of the Extension Period, Landlord and Tenant have not agreed upon Fair Market Base Rental, Landlord and Tenant shall each select an MAI appraiser who has at least ten (10) years of experience of appraising lease values of office properties in the general vicinity of the Project. The two appraisers shall meet and confer regarding the Fair Market Base Rent, and if the two appraisers are unable to agree within thirty (30) days after their selection, they shall select a similarly qualified third appraiser, provided the third appraiser shall not have worked with either Tenant, Landlord, or any of their affiliates in the previous ten (10)-year period (the “Neutral Appraiser”). Within thirty (30) days after selection of the Neutral Appraiser, the three appraisers shall simultaneously exchange determinations of the Fair Market Base Rental. If the lowest appraisal is not less than ninety-five percent (95%) of the highest appraisal, then the three appraisals shall be averaged and the result shall be the Fair Market Base Rental. If the lowest appraisal is less than ninety-five percent (95%) of the highest appraisal, then the Base Rental shall be deemed the rate set forth in the appraisal submitted by an appraiser appointed by a party that is closest in dollar amount to the appraisal submitted by the Neutral Appraiser. Each party shall pay the cost of its own appraiser and the parties shall share the cost of the Neutral Appraiser equally.

37.3. In the event the Fair Market Base Rental for the Extension Period has not been determined at such time as Tenant is obligated to pay Base Rent for the Extension Period, Tenant shall pay as Base Rent pending such determination, the Base Rent in effect for such space immediately prior to the Extension Period; provided, that upon the determination of the applicable Fair Market Base Rental, any shortage of Base Rent shall be paid to Landlord by Tenant and any overpayment of Base Rent shall be paid to Tenant by Landlord.

37.4. In any event, the Financial Statements tendered to Landlord as set forth above shall be Tenant’s most recent statements (and in any event applicable to Tenant immediately preceding fiscal year) certified by Tenant’s Chief Financial Officer or Controller or other officer of Tenant with appropriate financial responsibility as being true complete and correct. In the event there is a Financial Condition Adverse Change and accordingly Tenant is not qualified to exercise the Extension Option, Landlord, in its sole discretion, may elect to permit Tenant to provide an additional security enhancement (as determined by Landlord in its sole discretion) and, in such event, if Tenant so provides such additional security enhancement to Landlord, Landlord shall then waive such Financial Condition Adverse Change and Tenant shall be entitled to exercise the Extension Option.

37.5. The term of this Lease, whether consisting of the initial Term alone or the initial Term as extended by any Extension Periods (if any Extension Option is exercised), is referred to in this Lease as the “Term.”

38. RIGHT OF FIRST REFUSAL.

38.1. Tenant shall have an ongoing right of first refusal during the initial Term of this Lease (the “Right of First Refusal”) with respect to each of the following suites adjoining the Main Premises (each such suite, a “Potential Refusal Space”): (i) the approximately 15,838 rentable square feet of space known as Suite No. 320 on the third (3nd) floor of the Building, and (ii) the approximately 18,701 rentable square feet of space known as Suite No. 330 on the third (3rd) floor of the Building. Tenant’s Right of First Refusal shall be exercised as follows: when Landlord has a prospective tenant, other than the existing occupant of such space, (the “Prospect”) interested in leasing any Potential Refusal Space, Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease such Potential Refusal Space (a “Refusal Space”) to such Prospect and Tenant may lease the Refusal Space, under such terms, by delivery of written notice of exercise to Landlord (the “Notice of Exercise”) within ten (10) calendar days after the date of the Advice, except that Tenant shall have no such Right of First Refusal, and Landlord need not provide Tenant with an Advice with respect to any Potential Refusal Space, if:

(a) Tenant is in default beyond applicable notice and cure period under this Lease at the time that Landlord would otherwise deliver the Advice; (b) [intentionally omitted]; (c) this Lease has been assigned other than to a Permitted Transferee prior to the date Landlord would otherwise deliver the Advice; (d) Tenant or a Permitted Transferee is neither subleasing nor occupying at least fifty percent (50%) of the Premises on the date Landlord would otherwise deliver the Advice; or (e) such Potential Refusal Space is not intended for the exclusive use of Tenant or a Permitted Transferee during the Term.

38.2. The Term for the Refusal Space shall commence upon the commencement date stated in the Advice, and thereupon such Refusal Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice, including the expiration date set forth in the Advice, shall govern Tenant’s leasing of the Refusal Space and only to the extent that they do not conflict with the Advice, the terms and conditions of the Lease shall apply to the Refusal Space. Notwithstanding the foregoing, if the remaining Term under this Lease would expire prior to the expiration of the term set forth in the subject Advice for the subject Potential Refusal Space, Tenant may elect to make the Term for the Potential Refusal Space coterminous with the Term for the original Premises hereunder if concurrent with Tenant’s exercise of its Right of First Refusal, Tenant exercises its Extension Option provided that in such event the Extension Option shall be a period that is the greater of (i) sixty (60) months, and (ii) the term for the Potential Refusal Space as set forth in the Advice and in such event Tenant’s Extension Option shall be deemed exercised and of no further force or effect. In the event Tenant fails to concurrently exercise the Extension Option but does exercise the subject Right of First Refusal, the term applicable to the subject Potential Refusal Space shall not be coterminous with the Term of the Lease as applicable to the Premises but shall be the length of term set forth in the Advice. Tenant shall pay Base Rent and Tenant’s Share of Operating Costs for the Refusal Space in accordance with the terms and conditions of the Advice.

38.3. The Refusal Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Refusal Space or the date the term for such Refusal Space commences, unless the Advice specifies work to be performed by Landlord in the Refusal Space, in which case Landlord shall perform such work in the Refusal Space prior to commencement (if such condition if stated in the Advice). If Landlord is delayed delivering possession of the Refusal Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Refusal Space shall be postponed until the date Landlord delivers possession of the Refusal Space to Tenant free from occupancy by any party.

38.4. The rights of Tenant hereunder with respect to any Potential Refusal Space shall terminate on the earlier to occur of (i) twelve (12) months prior to the Expiration Date (as the same may be extended pursuant to Section 38.2 above); (ii) Tenant’s failure to exercise its Right of First Refusal with respect to such Potential Refusal Space within the ten (10) day period provided in Section 38.1 above; (iii) simultaneously with Tenant’s providing Landlord with a Notice of Exercise; and (iv) the date Landlord would have provided Tenant an Advice for such Potential Refusal Space if Tenant had not been in violation of one or more of the conditions set forth in Section 38.1 above. Notwithstanding anything to the contrary, if Landlord tenders to Tenant an Advise and Tenant waives its Right of First Refusal in writing, and thereafter in the event that final agreement between Landlord and the Prospect third party result in a change in the economic value of the transaction as set forth in the Advice that exceeds twenty percent (20%), Landlord must provide Tenant with a revised Advice, and Tenant’s Right of First Refusal shall be automatically reinstated upon the same terms and conditions as set forth in the revised Advice, provided that the foregoing ten (10) day response period shall be reduced to five (5) business days.

38.5. If Tenant exercises its Right of First Refusal, Landlord shall prepare an amendment (the “Refusal Space Amendment”) adding the Refusal Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, rentable square footage of the Premises, Tenant’s Share and other appropriate terms. A copy of the Refusal Space Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant and Landlord shall promptly negotiate and finalize the same, but an otherwise valid exercise of the Right of First Refusal shall be fully effective whether or not the Refusal Space Amendment is executed. The form and substance of the Refusal Space Amendment shall be reasonably satisfactory to both Landlord and Tenant.

38.6. Notwithstanding anything herein to the contrary, Tenant’s Right of First Refusal is subject and subordinate to the renewal or extension rights of any tenant leasing all or any portion of the Refusal Space.

39. SUSTAINABILITY PROVISIONS.

39.1. Sustainability. Tenant shall conduct its operations in the Building and within the Premises in accordance with Landlord’s intention to operate the Building to promote a healthy environment, to reduce energy and water use, to promote recycling and the facilitation of transportation options, and to comply with any governmental authority that may impose resource reduction requirements on Landlord or the Building. Tenant shall take reasonable steps to comply with Landlord’s reasonable and customary sustainability programs as required by this Lease and the Rules and Regulations as Landlord may adopt from time to time.

39.2. LEED Certification. Landlord may, in Landlord’s sole and absolute discretion, elect to apply to obtain or maintain a LEED certification for the Project (or portion thereof), or other applicable certification in connection with Landlord’s sustainability practices for the Project (as such sustainability practices are to be determined by Landlord, in its sole and absolute discretion, from time to time). In the event that Landlord elects to pursue such an aforementioned certification, Tenant shall promptly and reasonably cooperate (at no material additional out-of-pocket cost to Tenant) with the Landlord’s efforts in connection therewith and provide Landlord with any documentation it may need in order to obtain or maintain the aforementioned certification (which cooperation may include, but shall not be limited to, Tenant complying with certain standards pertaining to the purchase of materials used in connection with any Alterations or improvements undertaken by the Tenant in the Project, the sharing of documentation pertaining to any Alterations or improvements undertaken by Tenant in the Project with Landlord, and the sharing of Tenant’s billing information pertaining to trash removal and recycling related to Tenant’s operations in the Project).

39.3. Green Cleaning/Recycling. To the extent a “green cleaning program” and/or a recycling program is implemented by Landlord in the Building and/or Project (each in Landlord’s sole and absolute discretion), Tenant shall, at Tenant’s sole cost and expense, comply with the provisions of each of the foregoing programs to the extent Tenant is not required to incur a material expense (e.g., Tenant shall separate waste appropriately so that it can be efficiently processed by Landlord’s particular recycling contractors).

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SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Lease as of the date first above written.

TENANT:		LANDLORD:

ATTOVIA THERAPEUTICS, INC., a Delaware corporation		BRITTAN WEST OWNER, LLC, a Delaware limited liability company

By:	/s/ Zaneta Odrowaz	By:	/s/ Michael Halow
Name: Zaneta Odrowaz		Name: Michael Halow
Title: Chief Business Officer		Title: Authorized Signatory

EXHIBIT A

THE MAIN PREMISES AND STORAGE SPACE

Main Premises

A-1

Storage Space

A-2

EXHIBIT B

CONSTRUCTION RIDER

1. Landlord Work. Landlord shall with reasonable diligence through a licensed contractor designated by Landlord construct and install in the Main Premises the improvements and fixtures provided for in this Construction Rider (“Landlord Work”) in a good and workmanlike manner using new materials. The intent of the parties is that Landlord Work shall include all tum-key and move-in ready improvements as reflected and/or described in the Preliminary Space Plan and Approved Space Plan (as such terms are defined in Section 1.1 below), including (a) purchase and install of fire suppression systems, (b) purchase and install of seismic bracing to support the Approved Space Plan, (c) distribution of utilities (gas room to benches or lab rooms, workstation distribution in the office), (d) lab benches and casework installed per the Approved Space Plan, (e) installation of Tenant-provided wall mounted IIVAC unit in the server room, (t) installation of Tenant-provided autoclave; (g) emergency power distribution to the server room, (h) if Tenant provides an Uninterrupted Power Supply system, installation of the same, (i) antistatic flooring for the server room, (j) eliminate one lower cabinet and appliance garage in the breakroom and add one appliance opening for Tenant provided second refrigerator, (k) eliminate wall shelving, reduce backsplash and add wall mounted cabinetry with room for Tenant provided microwave(s) in the breakroom, and (1) add second water line in breakroom to accommodate a large coffee machine. If any of items (a) thought (1) in this paragraph above cause an actual delay in the construction schedule for the Landlord Work beyond what such schedule would be without such additional work, such delay shall be deemed to be a Tenant Delay to the extent of such actual delay for the purposes of determining the Required Delivery Date and Outside Delivery Date.

The Landlord Work expressly excludes any Tenant’s equipment, fixtures and personal property such as any security system and also expressly excludes any reinforcement of building structure to support Tenant supplied and installed aquarium. References to “Premises” in this Exhibit B shall mean the Main Premises. Upon request by Landlord, Tenant shall designate an individual authorized to act as Tenant’s Representative with respect to all approvals, directions and authorizations pursuant to this Construction Rider.

1.1 Preliminary Space Plan and Approved Space Plan. Landlord and Tenant hereby approve the preliminary space plan attached hereto as Exhibit B-1 (the “Preliminary Space Plan”) prepared by Hammel, Green and Abrahamson, Inc. (the “Space Planner”), who has been retained by Landlord as the space planner for the Premises. The Space Planner shall prepare the final space plan for the Landlord Work (the “Final Space Plan”), which Final Space Plan shall be a natural and logical extension of the Preliminary Space Plan. Also attached as Exhibit B-2, for reference only, is Tenant’s list of equipment that Tenant intends to install into the lab portion of the Premises. Tenant shall reasonably approve or disapprove the Final Space Plan within three (3) business days after Landlord’s delivery thereof to Tenant. If Tenant fails to approve or disapprove of the Final Space Plan within such three (3) business day period, then Tenant shall be deemed to have approved the Final Space Plan. If Tenant disapproves the Final Space Plan, Tenant’s notice of disapproval shall specify any revisions Tenant desires in the Final Space Plan. After receiving such notice of disapproval, Landlord shall cause the Space Planner to revise the Final Space Plan, taking into account the reasons for Tenant’s disapproval (provided, however, that Landlord shall not be required to cause the Space Planner to make any revision to the Final Space Plan that, in

Landlord’s reasonable judgment, would cause the Final Space Plan to fail to comply with Applicable Laws, would cause an increase in the cost of the Landlord Work or that Landlord otherwise reasonably disapproves), and resubmit the Final Space Plan to Tenant for its approval. Such procedure shall be repeated as necessary until Tenant has approved the Final Space Plan; provided, however, that, so long as Landlord provides a reasonable Final Space Plan (or, if applicable, reasonable revisions thereto), (i) any delay resulting from Tenant requested revision(s) to the Final Space Plan after Landlord’s initial revision thereto shall be chargeable against Tenant as a Tenant Delay; and (ii) Tenant shall not be entitled to raise objections that were not raised in Tenant’s initial notice of disapproval (unless such objections relate to a portion of revised Final Space Plan that were not shown on previously reviewed Final Space Plan). The Final Space Plan, once approved, shall be referred to as the “Approved Space Plan”. Using Building Standard materials and finishes the Landlord Work shall be constructed substantially as shown on the Approved Space Plan.

1.2 Construction Documents. As soon as may be reasonably practicable after execution and delivery of the Lease, the Space Planner will prepare and deliver to Tenant detailed plans and specifications consistent with the Approved Space Plan and sufficient to permit the construction of the Landlord Work by the Contractor (“Construction Documents”). Tenant shall respond to the Construction Documents within five (5) business days after receipt thereof, specifying any changes or modifications Tenant desires in the Construction Documents which are required because the Construction Documents are inconsistent with the Approved Space Plan, or consist of minor modifications (e.g. changing outlet locations which shall not increase construction timing unless the parties agree to a Tenant Delay and/or any costs other than a de minimis amount), and so long as such changes do not increase the costs of the Landlord Work by more than a de minimis amount. Tenant shall make no changes to the Final Construction Documents (defined below) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed, provided, however, if any such change or modification would directly or indirectly delay “Substantial Completion” (as hereinafter defined) of the Landlord Work, then the same shall be considered a Tenant Delay (defined below), and/or if the change or modification increases the cost of designing or constructing the Landlord Work, then Tenant shall be responsible for the increased cost (which increased amount Tenant shall tender to Landlord within ten (10) business days from the date of Landlord’s approval of the revised Final Construction Documents). Any disapproval by Tenant shall also specify in detail the reasons for Tenant’s disapproval, together with a detailed listing of those changes or modifications to the Construction Documents which would cause Tenant to approve the Construction Documents (“Tenant’s Plans Changes”). The Space Planner will then revise the Construction Documents, as such may be reasonably approved by Landlord, and resubmit the Construction Documents to Tenant for its approval. So long as the revised Construction Documents incorporate Tenant’s list of changes contained in Tenant’s Plans Changes, then any subsequent changes requested by Tenant to the Construction Documents shall be deemed to be a Tenant Delay (defined below), unless those changes are requested because Landlord unreasonably made other modifications to the Construction Documents that were not in the previous draft provided to Tenant. Tenant shall approve or disapprove the same within five (5) business days after receipt. The revised Construction Documents, as approved by Tenant and Landlord, are hereinafter referred to as the “Final Construction Documents”. In no event shall changes requested to the Construction Documents increase the costs of the Landlord Work by more than a de minimis amount.

a. Construction. Landlord shall proceed with reasonable diligence to cause the Landlord Work to be Substantially Completed on or prior to the scheduled Commencement Date. The Landlord Work shall be deemed to be “Substantially Completed” when: (i) they have been completed in accordance with the Final Construction Documents except for finishing details, minor omissions, decorations and mechanical adjustments of the type normally found on an architectural “punch list”, the noncompletion of which does not materially interfere with Tenant’s access to the Premises and use of the Premises for the Use expressly permitted in this Lease, and (ii) the date Landlord receives from the appropriate governmental authorities, with respect to the Landlord Work performed by Landlord or its contractors in the Premises, all approvals necessary for the occupancy of the Premises. The definition of Substantially Completed shall also define the terms “Substantial Completion” and “Substantially Complete.”

Following Substantial Completion of the Landlord Work and before Tenant takes possession of the Premises (or as soon thereafter as may be reasonably practicable and in any event within thirty (30) days after Substantial Completion), Landlord and Tenant shall inspect the Premises and jointly prepare a “punch list” of agreed items of construction remaining to be completed. Landlord shall complete the items set forth in the punch list as soon as reasonably possible and shall make commercially reasonable efforts to complete the same within forty-five (45) days of completion of the punch list inspection and preparation. Tenant shall cooperate with and accommodate Landlord and Landlord’s workers in completing the items on the punch list. Landlord and Tenant shall work together reasonably and in good faith to complete the punch list items in a manner designed to minimize interference with Tenant’s business operations in the Premises.

b. Cost of Landlord Work. Except as otherwise provided in this Construction Rider, Landlord shall pay for all of the hard and soft costs of construction, including, without limitation, the cost of the design, engineering, permits, construction and installation of the Landlord Work in accordance with the Final Construction Documents.

c. Changes. If Tenant requests any change, addition or alteration in or to any Final Construction Documents (whether one or more, hereinafter called “Changes”) Landlord shall cause the Space Planner to prepare additional proposed Construction Documents containing such Changes. Tenant shall be responsible for the costs and fees charged by the Space Planner for the Space Planner making any proposed Changes to the Final Construction Documents (even if such Changes are not used in the construction of Landlord Work) and Tenant shall pay to Landlord such additional costs and fees of the Space Planner within ten (10) business days after Tenant receives the invoice from Landlord therefor. As soon as practicable after the completion of such additional proposed Construction Documents showing the Changes requested by Tenant, Landlord shall notify Tenant of the estimated cost of the Changes. Within three (3) business days after receipt of such cost estimate, Tenant shall notify Landlord in writing whether Tenant approves the Changes. If Tenant approves the Changes, such approved changes shall be incorporated into the Final Construction Documents, Landlord shall proceed with the Changes and Tenant shall pay to Landlord all costs resulting from the Changes within ten (10) business days after Tenant receives an invoice from Landlord for the costs of the Changes; provided, however, if any Changes (or more than one Changes in the aggregate) increases the cost of Landlord Work by more than two percent (2%), then Landlord shall not be obligated to proceed with the Changes until Tenant has paid to Landlord the total cost of all Changes. If Tenant fails to approve the Changes within such three (3) business day period, construction of the Landlord Work shall proceed as provided in accordance with the Final Construction Documents (as such Final Construction Documents may have been previously amended through Changes approved pursuant to the procedures contained in this Paragraph) prior to the applicable requested Changes.

d. Delays. Without limiting the terms and conditions contained in this Construction Rider, Tenant shall be responsible for, and shall pay to Landlord, any and all costs and expenses incurred by Landlord in connection with any actual delay in the commencement or completion of any Landlord Work and any increase in the cost of Landlord Work caused by (i) Tenant’s failure to submit information to the Space Planner or approve any Space Plan, Construction Documents or cost estimates within the time periods required herein, (ii) the inclusion by Tenant in the Landlord Work of any materials, equipment, fixtures or other items in the nature of “long lead” items (including any items that are rare or not readily available, and any custom fabricated items), and Tenant refuses to promptly consent to comparable materials, equipment, fixtures or other items proposed by Landlord, (iii) any Changes, (iv) a delay in the construction schedule caused by the additional work described in Section 1 above, or (v) any other delay requested or caused by Tenant (collectively, “Tenant Delays”). Except in connection with a Tenant Delay caused by the additional work described in Section 1 above or caused by the Generator Tie-In Work, Landlord shall notify Tenant, orally or in writing, of any circumstances of which Landlord is aware that have caused or may cause a Tenant Delay within two (2) business days following Landlord’s actual knowledge of such Tenant Delay, and no Tenant Delay shall commence until Landlord notifies Tenant thereof.

2. Delivery of Premises. Upon Substantial Completion of the Landlord Work, Landlord shall deliver possession of the Premises to Tenant. Except as provided in Section 2.1 of the Lease, if Landlord has not Substantially Completed the Landlord Work and tendered possession of the Premises to Tenant on or before the estimated Delivery Date specified in the Basic Lease Information of the Lease, or if Landlord is unable for any other reason to deliver possession of the Premises to Tenant on or before such date, neither Landlord nor its representatives shall be liable to Tenant for any damage resulting from the delay in completing such construction obligations and/or delivering possession to Tenant and the Lease shall remain in full force and effect. If any delays in Substantially Completing the Landlord Work are attributable to Tenant Delays, then the Premises shall be deemed to have been Substantially Completed and delivered to Tenant on the date on which Landlord could have Substantially Completed the Premises and tendered the Premises to Tenant but for such Tenant Delays.

3. Access to Premises. Landlord shall allow Tenant and Tenant Parties to enter the Premises prior to the Commencement Date pursuant to Section 2.3 of the Lease.

Tenant agrees that Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s property placed upon or installed in the Premises during Early Access, the same being at Tenant’s sole risk, and Tenant shall be liable for all injury, loss or damage to persons or property arising as a result of such entry into the Premises by Tenant or its Representatives.

4. Ownership of Landlord Work. All Landlord Work, whether installed by Landlord or Tenant, shall become a part of the Premises, shall be the property of Landlord and, subject to the provisions of the Lease, shall be surrendered by Tenant with the Premises, without any compensation to Tenant, at the expiration or termination of the Lease in accordance with the provisions of the Lease. Tenant’s Trade Fixtures and personal property, including furnishings, shall remain the property of Tenant. Upon the expiration or earlier termination of the Lease, Tenant shall not be required to remove any portion of the Landlord Work as the same are depicted on Exhibit B-1 attached hereto.

5. Compliance with Laws. Landlord shall cause the Landlord Work to comply with all Laws and, at Landlord’s sole cost and expense, shall be responsible for correcting any violations of Laws with respect to the original construction of the Landlord Work. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law, so long as the same does not materially interfere with Tenant’s occupancy of the Premises. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment. Notwithstanding the foregoing, Tenant, not Landlord, shall be responsible for the correction of any violations that arise out of or in connection with any claims brought under any provision of the Americans With Disabilities Act other than Title III thereof with respect to the specific nature of Tenant’s business in the Premises, the acts or omissions of Tenant or any Tenant Parties, Tenant’s arrangement of any furniture, equipment or other property in the Premises, any repairs, alterations, additions or improvements performed by or on behalf of Tenant (other than the Landlord Work) and any design or configuration of the Premises specifically requested by Tenant after being informed that such design or configuration may not be in strict compliance with Laws.

6. Landlord Warranties. Except to the extent caused by the acts or omissions of Tenant or any Tenant Parties or by any alterations or improvements performed by or on behalf of Tenant, and subject to Landlord’s obligations to cause the Landlord Work to comply with applicable Laws described in Section 5 above, if there are any material defects in the design or construction of the Landlord Work as of the date of Substantial Completion of the Landlord Work and Tenant provides Landlord with notice of the same within two hundred seventy (270) days following the Commencement Date, Landlord shall be responsible for repairing or restoring the same, without pass through and at no cost to Tenant. To the extent assignable, Landlord shall assign to Tenant all warranties and guarantees by the applicable contractor for the Landlord Work to the extent applicable to Tenant’s obligations set forth in the Lease and further except to the extent such warranties and guaranties pertain to the Building’s structure or Building Systems or improvements other than the Landlord Work, and, except as set forth above, Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Landlord Work; provided, however, that to the extent that Tenant is prohibited by Law from enforcing such warranties or guarantees, Landlord shall, on Tenant’s behalf and at no additional cost to Landlord, make efforts to diligently and reasonably enforce such warranties and guarantees. In the event that any of Landlord’s contractors fails to respond within a reasonable period of time to Tenant’s efforts to enforce Tenant’s assigned rights under any warranty or guarantee after Tenant has diligently pursued such enforcement, Landlord shall make commercially reasonable efforts to assist in such enforcement efforts.

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EXHIBIT B-1

PRELIMINARY SPACE PLAN

B-1-1

EXHIBIT B-2

LIST OF TENANT’S EQUIPMENT

General Information

B-2-1

EXHIBIT C-1

RULES AND REGULATIONS

1. No sidewalks, entrance, passages, courts, elevators, vestibules, stairways, corridors or halls shall be obstructed or encumbered by Tenant or used for any purpose other than ingress and egress to and from the Premises and if the Premises are situated on the ground floor of the Project, Tenant shall further, at Tenant’s own expense, keep the sidewalks and curb directly in front of the Premises clean and free from rubbish.

2. No awning or other projection shall be attached to the outside walls or windows of the Project without the prior written consent of Landlord. No curtains, blinds, shades, drapes or screens shall be attached to or hung in, or used in connection with any window or door of the Premises, without the prior written consent of Landlord. Such awnings, projections, curtains, blinds, shades, drapes, screens and other similar fixtures must be of a quality, type, design, color, material and general appearance approved by Landlord, and shall be attached in the manner approved by Landlord. All lighting fixtures hung in offices or spaces along the perimeter of the Premises must be of a quality, type, design, bulb color, size and general appearance approved by Landlord.

3. No sign, advertisement, notice, lettering, decoration or other thing shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside of the Premises or of the Project (or is visible from the outside of the Premises), without the prior written consent of Landlord. In the event of the violation of the foregoing by Tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to Tenant.

4. The sashes, sash doors, skylights, windows and doors that reflect or admit light or air into the halls, passageways or other public places in the Project shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the window sills or in the public portions of the Project.

5. No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Project, nor placed in public portions thereof without the prior written consent of Landlord.

6. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant to the extent that Tenant or Tenant’s agents, servants, employees, contractors, visitors or licensees shall have caused the same.

7. Tenant shall not mark, paint, drill into or in any way deface any part of the Project. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct.

8. No animal or bird of any kind shall be brought into or kept in or about the Premises or the Project, except dogs that qualify as “service animals” under the ADA.

C-1-1

9. Tenant shall cooperate with Landlord’s efforts to implement the Project’s Sustainability Practices and the applicable Green Building Standards, including, but not limited to, complying with Landlord’s then-current energy saving efforts and participating in any recycling programs and occupant satisfaction and transportation surveys, without material cost to Tenant.

10. Prior to leaving the Premises for the day, Tenant shall draw or lower window coverings and extinguish all lights.

11. Tenant shall regularly conduct cleaning and janitorial act1v1tles, especially in bathrooms, kitchens and janitorial spaces, to remove mildew and prevent moist conditions and shall comply with the Project’s Sustainability Practices and Tenant is strongly encouraged to comply with the applicable Green Building Standards.

12. Tenant shall not make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of the Project, or neighboring buildings or premises, or those having business with them. Tenant shall not throw anything out of the doors, windows or skylights or down the passageways.

13. Except as expressly permitted in the Lease, neither Tenant nor any of Tenant’s agents, servants, employees, contractors, visitors or licensees shall at any time bring or keep upon the Premises any flammable, combustible or explosive fluid, chemical or substance.

14. No additional locks, bolts or mail slots of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any change be made in existing locks or the mechanism thereof. Tenant must, upon the termination of the tenancy, restore to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof.

15. All removals, or the carrying in or out of any safes, freight, furniture, construction material, bulky matter or heavy equipment of any description must take place during the hours which Landlord or its agent may determine from time to time, typically between 5pm and 9am on weekdays, or anytime during weekends, unless otherwise approved by Landlord, factoring in emergency situations. Landlord reserves the right to prescribe the weight and position of all safes, which must be placed upon two-inch thick plank strips to distribute the weight. The moving of safes, freight, furniture, fixtures, bulky matter or heavy equipment of any kind must be made upon previous notice to the Building Manager and in a manner and at times prescribed by the Building Manager, and the persons employed by Tenant for such work are subject to Landlord’s prior approval. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Project and to exclude from the Project all safes, freight or other bulky articles which exceed the load bearing capacity of the floors of the Building or which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

16. Tenant shall not purchase janitorial or maintenance or other like service from any company or persons not approved by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed.

17. Landlord shall have the right to prohibit any advertising or business conducted by Tenant referring to the Project which, in Landlord’s opinion, tends to impair the reputation of the Project or its desirability as a first class building for offices and/or commercial services and upon notice from Landlord, Tenant shall refrain from or discontinue such advertising.

C-1-2

18. Landlord reserves the right to exclude from the Project between the hours of 6:00 p.m. and 8:00 a.m. Monday through Friday, after 1:00 p.m. on Saturdays and at all hours Sundays and legal holidays, all persons who do not present a pass to the Project issued by Landlord. Landlord may furnish passes to Tenant so that Tenant may validate and issue same. Tenant shall safeguard said passes and shall be responsible for all acts of persons in or about the Project who possess a pass issued to Tenant.

19. Tenant’s vendors and contractors shall, while in the Premises or elsewhere in the Project, be subject to and under the control and direction of the Building Manager (but not as agent or servant of said Building Manager or of Landlord) and, prior to commencing any work, shall be required to maintain and provide copies of such insurance coverage as reasonably approved by Landlord with liability policies naming Landlord and the Indemnitees as additional insureds.

20. If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith at Tenant’s expense cause the same to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

21. The requirements of Tenant will be attended to only upon application at the office of the Project. Project personnel shall not perform any work or do anything outside of their regular duties unless under special instructions from the office of Landlord.

22. Canvassing, soliciting and peddling in the Project are prohibited and Tenant shall cooperate to prevent the same.

23. No water cooler, air conditioning unit or system or other apparatus shall be installed or used by Tenant without the written consent of Landlord.

24. There shall not be used in any premises, or in the public halls, plaza areas, lobbies, or elsewhere in the Project, either by Tenant, Tenant’s contractors or others, in the delivery or receipt of merchandise, any hand trucks or dollies, except those equipped with rubber tires and sideguards.

25. Tenant, Tenant’s agents, servants, employees, contractors, licensees, or visitors shall not park any vehicles in any driveways, service entrances, or areas posted “No Parking” and shall comply with any other parking restrictions imposed by Landlord from time to time.

26. Tenant shall install and maintain, at Tenant’s sole cost and expense, an adequate visibly marked (at all times properly operational) fire extinguisher next to any duplicating or photocopying machine or similar heat producing equipment, which may or may not contain combustible material, in the Premises.

27. Tenant shall keep its window coverings closed during any period of the day when the sun is shining directly on the windows of the Premises.

C-1-3

28. Tenant shall not use the name of the Project for any purpose other than as the address of the business to be conducted by Tenant in the Premises, nor shall Tenant use any picture of the Project in its advertising, stationery or in any other manner without the prior written permission of Landlord. Landlord expressly reserves the right at any time to change said name without in any manner being liable to Tenant therefor.

29. Tenant shall not prepare any food nor do any cooking, operate or conduct any restaurant, luncheonette or cafeteria for the sale or service of food or beverages to its employees or to others, except that food and beverage preparation by Tenant’s employees using microwave ovens or coffee makers shall be permitted provided no odors of cooking or other processes emanate from the Premises. Tenant shall not install or permit the installation or use of any vending machine except in such manner as reasonably approved in advance in writing by Landlord.

30. The Premises shall not be used as an employment agency, a public stenographer or typist, a labor union office, a physician’s or dentist’s office, a dance or music studio, a school, a beauty salon, or barber shop, the business of photographic reproductions or offset printing, a restaurant or bar, an establishment for the sale of confectionery, soda, beverages, sandwiches, ice cream or baked goods, an establishment for preparing, dispensing or consumption of food or beverages of any kind in any manner whatsoever, or news or cigar stand, or a radio, television or recording studio, theatre or exhibition hall, or manufacturing, or the storage or sale of merchandise, goods, services or property of any kind at wholesale, retail or auction, or for lodging or sleeping.

31. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not install any machine or equipment which causes noise, heat, cold or vibration to be transmitted to the structure of the building in which the Premises are located without Landlord’s prior written consent, which consent may be conditioned on such terms as Landlord may reasonably require. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot that such floor was designed to carry and which is allowed by Law.

32. [Intentionally omitted].

33. Tenant shall not store any vehicle within the parking area. Tenant’s parking rights are limited to the use of parking spaces for short-term parking, of up to twenty-four (24) hours, of vehicles utilized in the normal and regular daily travel to and from the Project. Tenants who wish to park a vehicle for longer than a 24-hour period shall notify the Building Manager for the Project and consent to such long-term parking may be granted for periods up to two (2) weeks. Any motor vehicles parked without the prior written consent of the Building Manager for the Project for longer than a 24-hour period shall be deemed stored in violation of this rule and regulation and shall be towed away and stored at the owner’s expense or disposed of as provided by Law.

34. Smoking is prohibited in the Premises, the Building and all enclosed Common Areas of the Project, including all lobbies, all hallways, all elevators and all lavatories. “Smoking”, as used herein, shall be deemed to include the use of e-cigarettes, smokeless cigarettes and other similar products. All rules and regulations set forth in this Exhibit C-1 applicable to smoking also apply to the use of e-cigarettes, smokeless cigarettes and other similar products.

C-1-4

35. Tenant shall not store any items within 18 inches of a sprinkler head.

36. Building ladders including fixed ladders and step ladders are not to be used by Tenant, Tenant’s agents, servants, employees, contractors, licensees or visitors.

37. Portable “space heaters” are not permitted.

38. Tenants are not permitted to open an electrical panel. Tenants are required to contact Landlord to reset a circuit breaker.

39. Tenant shall reimburse Landlord for the cost (plus an administrative charge at Landlord’s then prevailing rate not to exceed 5%) of Landlord providing any special services or work requested by Tenant to the extent such services or work are not specifically set forth as a Landlord obligation in the Lease.

40. During the continuance of any invasion, mob, riot, public excitement, “shelter in place” or similar governmental order, or other circumstance rendering such action advisable in Landlord’s opinion or as required by Law, Landlord reserves the right (but shall not be obligated) to prevent or limit access to the Building during the continuance of that event by any means it considers appropriate for the safety of tenants and protection of the Building, property in the Building or otherwise as required by Law and in no event shall the same render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation under the Lease.

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C-1-5

EXHIBIT C-2

LABORATORY RULES AND REGULATIONS

1. Any laboratory equipment (glass and cage washers, sterilizers, centrifuges, etc.) being used during Standard Operating Hours must be properly insulated for noise to prevent interruption of other tenants’ business. Landlord reserves the right to request all equipment be insulated prior to occupancy. Should other tenants complain of noise, the laboratory tenant will be responsible for abating any noise issues, at the laboratory tenant’s sole cost.

2. Any damages to property due to leaks from laboratory equipment will be the sole responsibility of the laboratory tenant. Should damage occur in other tenant spaces, any and all damages and clean-up will be the responsibility of the laboratory tenant, subject to applicable waivers of subrogation expressly set forth in the Lease.

3. Animal activities are a recognized and necessary process in the biotech industry. Such activities may only be conducted by laboratory tenants pursuant to all the requirements of their respective lease (including any “Use” clause) and require specific, written approval by Landlord in advance. Any animal activities shall be conducted pursuant to all regulations, standards and best industry practices relating to them.

4. The Project is a mixed-use facility, and laboratory tenants share space with office tenants. To reduce the potential interaction with office tenants and their employees and visitors with any biotech animal operations, any animal testing performed, any deliveries of animals and any equipment, foods, cleaners, etc. associated with animal activities, must be coordinated through the loading dock after hours and with the cooperation of the building management and security personnel. The laboratory tenant should make every effort to handle any deliveries relating to animal activities outside of Standard Operating Hours. The freight elevator must be used at all times, and delivery trucks should not be visible to the other tenants in the campus area. No cartons, containers or cardboard boxes bearing the nature of contents may be stored or left in common area spaces, including any garage/freight areas. Feed bags, animal carriers, and any and all other related containers must be disposed of properly and with discretion.

5. All exterior signage relating to laboratory operations (i.e., visible to common areas, including corridors) must be kept to the minimum required by Laws. All signs outside of the Premises or visible from the exterior of the Premises must have Landlord’s approval prior to installation.

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C-2-1

EXHIBIT D

FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL TO:

Banc of California

[***]

Attention: Records Management

Assessor’s Identification Number: _________________________

SPACE ABOVE THE LINE FOR RECORDER’S USE

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

NOTICE:

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT RESULTS IN THE LEASEHOLD ESTATE IN THE PROPERTY BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE LIEN OF SOME OTHER OR LATER SECURITY INSTRUMENT.

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (“Agreement”) is made to be effective as of ________________, by and among BANC OF CALIFORNIA (“Bank”), ___________________ (hereinafter referred to as “Landlord”), and ______________________ (“Tenant”);

WITNESSETH

WHEREAS, Bank is the owner and holder of a deed of trust dated as of _______________ (the “Deed of Trust”), covering, without limitation, that certain real property described in EXHIBIT “A”, attached hereto and made a part hereof for all purposes, and the buildings and improvements thereon, provided in the Lease (as hereinafter defined) (hereinafter collectively, the “Property”), which Deed of Trust was or shall be recorded in the Official Records of ______________ County, _______________, securing the payment of the loan (the “Loan”) made by Bank to Landlord pursuant to that certain loan agreement dated as of even date with the Deed of Trust (“Loan Agreement”), and evidenced by that certain promissory note by Landlord in favor of Bank dated as of even date with the Deed of Trust (the “Note”) (the Loan Agreement, Note, Deed of Trust and the other documents executed by Landlord in connection with the Loan being hereinafter sometimes referred to individually and collectively as “Loan Documents”);

WHEREAS, Tenant is the holder of a leasehold estate pursuant to a lease agreement between Landlord and Tenant, dated _________________ (together with any and all addendums, amendments, and/or modifications thereto, and any and all renewals and/or extensions thereof, collectively, the “Lease”) covering a portion of the Property as more particularly described therein (“Premises”);

WHEREAS, Landlord (with such party and its successors and assigns occupying the position of landlord under the Lease being referred to collectively hereinafter as “Landlord”) has assigned its right, title and interest under the Lease and its rights as landlord under the Lease to Bank to facilitate repayment of the Loan and performance of its obligations under the Deed of Trust; and WHEREAS, Tenant and Bank desire to confirm their understanding with respect to the Lease and the Deed of Trust;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Bank, Landlord and Tenant hereby agree and covenant as follows:

1.

SUBORDINATION. The Lease and all estates, rights, options, liens, and charges thereunder contained or created under the Lease are and shall at all times continue to be, subject and subordinate in each and every respect, to the lien of the Deed of Trust and to any and all liens, interests and rights created thereby and to any and all increases, renewals, modifications, extensions, substitutions, replacements and/or consolidations of the Deed of Trust or the indebtedness or other obligations secured thereby.

2.

NON-DISTURBANCE. So long as Tenant is not in default (beyond any period given to Tenant under the Lease to cure such default) in the payment of rent or additional rent or in the performance of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed, (a) Tenant’s possession of the Premises and Tenant’s rights, benefits, and privileges under the Lease, or any extensions or renewals thereof, shall not be diminished or interfered with by Bank in the exercise of any of its rights under the Loan Documents or by any party who acquires the Property from Bank as a result of the exercise by Bank of any such rights, and Bank and any party who acquires the Property from Bank shall be bound to Tenant under all of the terms and conditions of this Agreement, (b) Tenant’s occupancy of the Premises shall not be disturbed by Bank in the exercise of any of its rights under the Loan Documents during the term of the Lease or any extensions or renewals thereof or by any party who acquires the Property from Bank as a result of the exercise by Bank of any such rights, and (c) Bank will not join Tenant as a party defendant in any action or proceeding for the purpose of terminating Tenant’s interest and estate under the Lease because of any default under the Deed of Trust or any other instrument evidencing or securing the Loan or, except as expressly required by applicable law, in any other suit, action or proceeding to enforce any rights or remedies of Bank under the Deed of Trust or the obligations secured thereby.

3.

ATTORNMENT. If any proceedings are brought for the foreclosure of the Deed of Trust, or if the Property is sold pursuant to a trustee’s sale under the Deed of Trust, or if Bank becomes owner of the Property by acceptance of a deed or assignment in lieu of foreclosure or otherwise, Tenant shall upon written notice attorn to Bank or purchaser, as the case may be, upon any such foreclosure sale or trustee’s sale, or acceptance by Bank of a deed or assignment in lieu of foreclosure, and Tenant shall recognize Bank or such purchaser, as the case may be, as the Landlord under the Lease. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time, and from time to time, within ten (10) business days after the request of Landlord, any holder(s) of any of the indebtedness or other obligations secured by the Deed of Trust, or any such purchaser, all instruments or certificates on forms reasonably satisfactory to Tenant which, in the reasonable judgment of Landlord, such holder(s) or such purchaser, may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment. In the event of any such attornment, Tenant further waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect the Lease and the obligation of Tenant thereunder as a result of any such foreclosure proceeding or trustee’s sale.

4.

BANK’S RIGHTS, REMEDIES AND LIABILITY AS A LANDLORD OR LENDER IN POSSESSION. If Bank shall succeed to the interest of Landlord under the Lease in any manner, or if any purchaser acquires the Property upon any foreclosure of the Deed of Trust or any trustee’s sale under the Deed of Trust, Bank or such purchaser, as the case may be, shall have the same remedies by entry, action or otherwise in the event of any default by Tenant (beyond any period given to Tenant under the Lease to cure such default) in the payment of rent or additional rent or in the performance of any of the terms, covenants and conditions of the Lease on Tenant’s part to be performed that Landlord had or would have had if Bank or such purchaser had not succeeded to the interest of Landlord. Thereafter, Bank or such purchaser shall be bound to Tenant under all the terms, covenants, and conditions of the Lease, and Tenant shall, from and after the succession to the interest of Landlord under the Lease by Bank or such purchaser, have the same remedies against Bank or such purchaser for the breach of an agreement contained in the Lease that Tenant might have had under the Lease against Landlord if Bank or such purchaser had not succeeded to the interest of Landlord, and Tenant shall be bound to Bank or such purchaser under all of the terms, covenants and conditions of the Lease; provided, however, that Bank or such purchaser shall not be:

a.	liable for any act or omission of any prior landlord (including Landlord);

b.

subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord), other than those offsets or defenses related to Landlord obligations that are of an ongoing nature (e.g. repair and maintenance and construction) that are continuing on the date (the “Transfer Date”) the Bank or purchaser takes possession of, or title to, the Property (“Continuing Defaults”). Tenant shall have any rights and remedies available under the Lease against Bank or purchaser with respect to any and all Continuing Defaults;

c.

bound by any rent or additional rent which Tenant might have paid for more than the one (1) month in advance to any prior landlord (including Landlord), unless the same was paid to and received by Bank from Landlord or unless the payment was required by the express terms of the Lease to be paid in advance (such as estimated operating cost payments which are subsequently reconciled) and actually received by Bank;

d.	[omitted]

e.

bound by any amendment or modification of the Lease made after the date of this Agreement without Bank’s prior written consent (other than amendments or modifications of the Lease arising out of Tenant’s exercise of any express right or option contained in the Lease or which do not materially impact Landlord’s rights or remedies or expand Landlord’s obligations under the Lease), which consent shall not be unreasonably withheld, conditioned, or delayed;

f.

liable for return of any security deposit or other sum(s) paid by Tenant to Landlord, unless the same was paid to and received by Bank from Landlord Neither Bank nor any other party who from time to time shall be included in the definition of Bank hereunder, shall have any liability or responsibility under or pursuant to the terms of this Agreement from the date it ceases to own an interest in or to the Property. Tenant further acknowledges and agrees that neither Bank nor any purchaser of the Property at any foreclosure sale nor any grantee of the Property named in a deed-in-lieu of foreclosure, nor any heir, legal representative, successor, or assignee of Bank or of any such purchaser or grantee, has or shall have any personal liability for the obligations of Landlord under the Lease, any liability of such party being limited in all cases to its interest in the Property then owned by such party (including insurance and condemnation proceeds, the proceeds from any sale, lease or other disposition of the Property, and the rental income derived from the Property but, for the avoidance of doubt, only to the extent then owned and held by such party).

5.

NO WAIVER. Nothing herein contained is intended, nor shall it be construed, to abridge or adversely affect any right or remedy of Landlord under the Lease in the event of any default by Tenant (beyond any period given to Tenant under the Lease to cure such default) in the payment of rent or additional rent or in the performance of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed.

6.	NOTICES. Tenant hereby acknowledges and agrees that:

a.

From and after the date hereof, in the event of any act or omission of Landlord which would give Tenant the right, either immediately or after notice, the lapse of time, or both, to terminate the Lease or to claim a partial or total eviction, Tenant will not exercise any such right (i) until it has given written notice of such act or omission to Bank after the expiration of Landlord’s cure period under the Lease, and (ii) until the expiration of thirty (30) days following such giving of notice to Bank in which time period Bank shall be entitled to cure any such acts or omissions of Landlord, or begin the cure and diligently pursue the cure if such cure, by its nature, cannot reasonably be effected within such thirty (30) day period.

b.	Tenant shall send to Bank a copy of any default, notice or statement sent by Tenant to Landlord under the Lease, at the same time such default, notice or statement is sent to Landlord.

c.

If Bank notifies Tenant of a default under the Deed of Trust and demands that Tenant pay its rent and all other sums due under the Lease to Bank, Tenant shall honor such demand and pay its rent and all of the sums due under the Lease directly to Bank or as otherwise required pursuant to such notice. In connection therewith, Landlord, by its execution of this Agreement, hereby acknowledges and agrees that in the event of a default under the Deed of Trust, Tenant may pay all rents and all of the sums due under the Lease directly to Bank as provided hereinabove upon notice from Bank that Landlord is in default. If Tenant shall make rental payments to Bank following receipt of notice that Landlord is in default, Landlord hereby waives any claims against Tenant for the amount of such payments made by Tenant to Bank and Tenant shall be credited for those rent payments under the Lease.

7.

COVENANTS. Tenant shall not, without obtaining the prior written consent of Bank, (a) prepay any of the rents, additional rents or other sums due under the Lease for more than one (1) month in advance of the due dates thereof except as expressly permitted pursuant to the terms of the Lease, (b) voluntarily surrender the Premises or terminate the Lease unless Tenant has such right under the Lease, without Bank’s consent, or (c) assign the Lease or sublet the Premises other than pursuant to the provisions of the Lease.

8.

AMENDMENTS/SUCCESSORS. This Agreement and the Lease may not be amended or modified orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and permitted assigns, and any purchaser or purchasers at foreclosure of the Property, and their respective heirs, personal representatives, successors and assigns.

9.

NOTICE OF MORTGAGE. To the extent that the Lease shall entitle Tenant to notice of any mortgage or deed of trust, this Agreement shall constitute such notice to the Tenant with respect to the Deed of Trust and to any and all modifications, renewals, extensions, replacements and/or consolidations of the Deed of Trust and to any and all other mortgages or deeds of trust which may hereafter be subject to the terms of this Agreement as provided above. Tenant has not received notice of any assignment, hypothecation, mortgage, or pledge of Landlord’s interest in the Lease or the rents or other amounts payable thereunder other than that given to Bank. Tenant consents to the Deed of Trust and to the assignment of Landlord’s rights under the Lease to Bank. Bank may, at its election, in its sole and absolute opinion and judgment, subordinate the lien of the Deed of Trust to the Lease and the leasehold interest created thereby, and make said lien subject to the Lease by providing Landlord and Tenant written notice of such election at any time prior to completion of a foreclosure of the Deed of Trust, whether judicial or through the power of sale contained in the Deed of Trust, or the acceptance of any assignment or deed in lieu of foreclosure. From and after delivery of such notice to Tenant, the lien of the Deed of Trust shall be subject and subordinate to the Lease and the leasehold estate created thereby.

10.

MULTIPLE COUNTERPARTS. This Agreement may be executed in several counterparts, and all so executed counterparts shall constitute one agreement, binding on all parties hereto, notwithstanding that all parties are not signatories to the original or the same counterpart.

11.	GOVERNING LAW; JURISDICTION AND VENUE.

a.	Governing Law. This Agreement shall be governed by the laws of the State of California.

b.

Jurisdiction and Venue. Landlord and Tenant irrevocably submit to the nonexclusive jurisdiction of any Federal or state court sitting in California, over any suit, action or proceeding arising out of or relating to this Agreement. Landlord and Tenant irrevocably waive, to the fullest extent they may effectively do so under applicable law, any objection they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. Landlord and Tenant hereby consent to any and all process which may be served in any such suit, action or proceeding, (i) by mailing a copy thereof by registered and certified mail, postage prepaid, return receipt requested, to their respective addresses shown in this Agreement or as notified to the Bank and (ii) by serving the same upon the Landlord and/or Tenant, as the case may be, in any other manner otherwise permitted by law, and agree that such service shall in every respect be deemed effective service upon Landlord and/or Tenant.

12.	CAPTIONS. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

NOTICE:

THIS AGREEMENT CONTAINS A PROVISION WHICH MAY ALLOW THE PARTIES AGAINST WHOM YOU CLAIM AN EQUITABLE INTEREST IN REAL PROPERTY TO OBTAIN A LOAN A PORTION OF WHICH MAY BE EXPENDED FOR OTHER PURPOSES THAN IMPROVEMENT OF THE LAND.

[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BANK:

BANC OF CALIFORNIA

By:

Name:

Title:

Address: [***]

LANDLORD:

By:

Name:

Title:

Address:

TENANT:

By:

Name:

Title:

Address:

[ALL SIGNATURES MUST BE ACKNOWLEDGED]

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA

COUNTY OF

On __________________, _____, before me, _____________________________, Notary Public

(insert name and title of the officer)

personally appeared _____________________________ who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.    [SEAL]

Signature:

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA

COUNTY OF

On __________________, _____, before me, _____________________________, Notary Public

(insert name and title of the officer)

personally appeared _____________________________ who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OP PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.    [SEAL]

Signature:

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA

COUNTY OF

On __________________, _____, before me, _____________________________, Notary Public

(insert name and title of the officer)

personally appeared _____________________________ who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.    [SEAL]

Signature:

EXHIBIT A

PROPERTY DESCRIPTION

EXHIBIT E

HAZARDOUS MATERIALS QUESTIONNAIRE

This questionnaire is designed to solicit information regarding Tenant’s proposed use, generation, treatment, storage, transfer or disposal of hazardous or toxic materials, substances or wastes. If this questionnaire is attached to or provided in connection with a lease, the reference herein to any such items shall include all items defined as “Hazardous Materials,” “Hazardous Substances,” “Hazardous Wastes,” “Toxic Materials,” “Toxic Substances, “Toxic Wastes,” or such similar definitions contained in such lease. Please complete the questionnaire and return it to Landlord for evaluation. If your use of materials or substances, or generation of wastes is considered to be significant, further information may be requested regarding your plans for hazardous and toxic materials management. Submission to Landlord of this Hazardous Materials Questionnaire or Landlord’s request for additional information shall not deemed consent by Landlord to Tenant’s use of the materials disclosed herein. Your cooperation in this matter is appreciated. If you have any questions, do not hesitate to call us for assistance.

1.	PROPOSED TENANT

Name (Corporation, Individual, Corporate or Individual DBA, or Public Agency):

Standard Industrial Classification Code (SIC):

Street Address:

City, State, Zip Code:

Contact Person & Title:

Telephone Number: (____) _________________

Facsimile Number: (____) _________________

2.	LOCATION AND ADDRESS OF PROPOSED LEASE

Street Address:

City, State, Zip Code:

Bordering Streets:

Streets to which Premises has Access:

3.	DESCRIPTION OF PREMISES

Floor Area:

Number of Parking Spaces:

Date of Original Construction:

Past Uses of Premises:

Dates and Descriptions of Significant Additions, Alterations or Improvements:

Proposed Additions, Alterations or Improvements, if any:

4.	DESCRIPTION OF PROPOSED PREMISES USE

Describe proposed use and operation of Premises including (i) services to be performed, (ii) nature and types of manufacturing or assembly processes, if any, and (iii) the materials or products to be stored at the Premises.

Will the operation of your business at the Premises involve the use, generation, treatment, storage, transfer or disposal of hazardous wastes or materials? Do they now? Yes ____ No ____ If the answer is “yes,” or if your SIC code number is between 2000 to 4000, please complete Section 5.

5.	PERMIT DISCLOSURE

Does or will the operation of any facet of your business at the Premises require any permits, licenses or plan approvals from any of the following agencies?

U.S. Environmental Protection Agency	Yes ____ No ____

City or County Sanitation District	Yes ____ No ____

State Department of Health Services	Yes ____ No ____

U.S. Nuclear Regulatory Commission	Yes ____ No ____

Air Quality Management District	Yes ____ No ____

Bureau of Alcohol, Firearms and Tobacco	Yes ____ No ____

City or County Fire Department	Yes ____ No ____

Regional Water Quality Control Board	Yes ____ No ____

Other Governmental Agencies (if yes, identify _______________________________)	Yes ____ No ____

If the answer to any of the above is “yes,” please indicate permit or license numbers, issuing agency and expiration date or renewal date, if applicable.

If your answer to any of the above is “yes,” please complete Sections 6 and 7.

6.	HAZARDOUS MATERIALS DISCLOSURE

Will any hazardous or toxic materials or substances be stored on the Premises? Yes ____ No ____ If the answer is “yes,” please describe the materials or substances to be stored, the quantities thereof and the proposed method of storage of the same (i.e., drums, aboveground or underground storage tanks, cylinders, other), and whether the material is a Solid (S), Liquid (L) or Gas (G):

Material/ Substance	Quantity to be Stored on Premises	Storage Method	Amount to be Stored on a Monthly Basis	Maximum Period of Premises Storage

Attach additional sheets if necessary.

Is any modification of the Premises improvements required or planned to mitigate the release of toxic or hazardous materials substance or wastes into the environment? Yes ____ No ____ If the answer is “yes,” please describe the proposed Premises modifications:

7.	HAZARDOUS WASTE DISCLOSURE

Will any hazardous waste, including recyclable waste, be generated by the operation of your business at the Premises? Yes ____ No ____ If the answer is “yes,” please list the hazardous waste which is expected to be generated (or potentially will be generated) at the Premises, its hazard class and volume/frequency of generation on a monthly basis.

Waste Name	Hazard Class	Volume Month	Maximum Period of Premises Storage

Attach additional sheets if necessary.

If the answer is “yes,” please also indicate if any such wastes are to be stored within the Premises and the proposed method of storage (i.e., drums, aboveground or underground storage tanks, cylinders, other).

Waste Name	Storage Method

Attach additional sheets if necessary.

If the answer is “yes,” please also describe the method(s) of disposal for each waste. Indicate where disposal will take place including the methods, equipment and companies to be used to transport the waste:

Is any treatment or processing of hazardous wastes to be conducted at the Premises? Yes ____ No ____ If the answer is “yes,” please describe proposed treatment/processing methods:

Which agencies are responsible for monitoring and evaluating compliance with respect to the storage and disposal of hazardous materials or wastes at or from the Premises? (Please list all agencies):

Have there been any agency enforcement actions regarding Tenant (or any affiliate thereof), or any existing Tenant’s (or any affiliate’s) facilities, or any past, pending or outstanding administrative orders or consent decrees with respect to Tenant or any affiliate thereof? Yes ____ No ____ If the answer is “yes,” have there been any continuing compliance obligations imposed on Tenant or its affiliates as a result of the decrees or orders? Yes ____ No ____

If the answer is “yes,” please describe:

Has Tenant or any of its affiliates been the recipient of requests for information, notice and demand letters, cleanup and abatement orders, or cease and desist orders or other administrative inquiries? Yes ____ No ____ If the answer is “yes,” please describe:

Are there any pending citizen lawsuits, or have any notices of violations been provided to Tenant or its affiliates or with respect to any existing facilities pursuant to the citizens suit provisions of any statute? Yes ____ No ____ If the answer is “yes,” please describe:

Have there been any previous lawsuits against the company regarding environmental concerns? Yes ____ No ____ If the answer is “yes,” please describe how these lawsuits were resolved:

Has an environmental audit ever been conducted at any of your company’s existing facilities? Yes ____ No ____ If the answer is “yes,” please describe:

Does your company carry environmental impairment insurance? Yes ____ No ____ If the answer is “yes,” what is the name of the carrier and what are the effective periods and monetary limits of such coverage?

8.	EQUIPMENT LOCATED OR TO BE LOCATED AT THE PREMISES

Is (or will there be) any electrical transformer or other equipment containing polychlorinated biphenyls located at the Premises? Yes ____ No ____ If the answer is “yes,” please specify the size, number and location (or proposed location):

Is (or will there be) any tank for storage of a petroleum product located at the Premises? Yes ____ No ____ If the answer is “yes,” please specify capacity and contents of tank; permits, licenses and/or approvals received or to be received therefor and any spill prevention control or conformance plan to be taken in connection therewith:

9.	ONGOING ACTIVITIES (APPLICABLE TO TENANTS IN POSSESSION)

Has any hazardous material, substance or waste spilled, leaked, discharged, leached, escaped or otherwise been released into the environment at the Premises? Yes ____ No ____ If the answer is “yes,” please describe including (i) the date and duration of each such release, (ii) the material, substance or waste released, (iii) the extent of the spread of such release into or onto the air, soil and/or water, (iv) any action to clean up the release, (v) any reports or notifications made of filed with any federal, state, or local agency, or any quasi-governmental agency (please provide copies of such reports or notifications) and (vi) describe any legal, administrative or other action taken by any of the foregoing agencies or by any other person as a result of the release:

This Hazardous Materials Questionnaire is certified as being true and accurate and has been completed by the party whose signature appears below on behalf of Tenant as of the date set forth below.

DATED: _________________

Signature

Print Name

Title

EXHIBIT F

FORM OF LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER _____________________

ISSUE DATE: ________________

ISSUING BANK:

FIRST-CITIZENS BANK & TRUST COMPANY

[***]

BENEFICIARY:

[***]

APPLICANT:

Attovia Therapeutics Inc

[***]

AMOUNT:	US$_____________ (________ AND XX/100 U.S. DOLLARS)

EXPIRATION DATE:	________________ (ONE YEAR FROM ISSUE DATE)

PLACE OF EXPIRATION:	ISSUING BANK’S COUNTERS AT ITS ABOVE ADDRESS

DEAR SIR/MADAM:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVBSF _______ IN YOUR FAVOR AVAILABLE BY PAYMENT AGAINST YOUR PRESENTATION TO US OF THE FOLLOWING DOCUMENT:

BENEFICIARY’S SIGNED AND DATED STATEMENT STATING AS FOLLOWS:

“TENANT AND LANDLORD ARE PARTIES TO THAT CERTAIN LEASE AGREEMENT BETWEEN APPLICANT, AS TENANT, AND BENEFICIARY AS LANDLORD, AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED TO DATE. THE UNDERSIGNED HEREBY CERTIFIES THAT: (I) THE UNDERSIGNED IS AN AUTHORIZED REPRESENTATIVE OF LANDLORD; (II) LANDLORD IS THE BENEFICIARY OF LETTER OF CREDIT NO. SVBSF _____________ ISSUED BY FIRST-CITIZENS BANK & TRUST COMPANY.; (III) THE FUNDS REQUESTED IIEREBY ARE DUE AND OWING TO LANDLORD PURSUANT TO TIIE TERMS AND CONDITIONS OF THE LEASE, AS AMENDED; AND (IV) LANDLORD IS AUTHORIZED TO DRAW DOWN ON THE LETTER OF CREDIT. THE AMOUNT HEREBY DRAWN UNDER THE LETTER OF CREDIT IS US$__________, WITH PAYMENT TO BE MADE TO THE FOLLOWING ACCOUNT: [INSERT WIRE INSTRUCTIONS (TO INCLUDE NAME AND ACCOUNT NUMBER OF THE BENEFICIARY)].”

PARTIAL DRAWS AND MULTIPLE PRESENTATIONS ARE ALLOWED.

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED FOR ADDITIONAL PERIODS OF ONE YEAR, WITHOUT AMENDMENT, FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE UNLESS AT LEAST 120 DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE SEND TO YOU A NOTICE BY REGISTERED OR CERTIFIED MAIL OR OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESS THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE THEN CURRENT EXPIRATION DATE. IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND ______ [90 DAYS AFTER FINAL EXPIRATION DATE]. IN THE EVENT WE SEND SUCH NOTICE OF NON-EXTENSION, YOU MAY DRAW HEREUNDER BY YOUR PRESENTATION TO US OF YOUR SIGNED AND DATED STATEMENT STATING THAT YOU HAVE RECEIVED A NON-EXTENSION NOTICE IN RESPECT OF LETTER OF CREDIT NO. SVBSF ________, YOU ARE DRAWING ON SUCH LETTER OF CREDIT FOR US$_____________, AND YOU HAVE NOT RECEIVED A REPLACEMENT LETTER OF CREDIT ACCEPTABLE TO YOU.

ALL DEMANDS FOR PAYMENT SHALL BE MADE BY PRESENTATION OF THE REQUIRED DOCUMENTS ON A BUSINESS DAY AT OUR OFFICE (THE “BANK’S OFFICE”) AT: FIRST-CITIZENS BANK & TRUST COMPANY, 3003 TASMAN DRIVE, MAIL SORT HF 210, SANTA CLARA, CA 95054, ATTENTION: GLOBAL TRADE FINANCE. AS USED IN THIS LETTER OF CREDIT, “BUSINESS DAY” SHALL MEAN ANY DAY OTHER THAN A SATURDAY, SUNDAY OR A DAY ON WHICH BANKING INSTITUTIONS IN THE STATE OF CALIFORNIA ARE AUTHORIZED OR REQUIRED BYLAW TO CLOSE.

FACSIMILE PRESENTATIONS ARE ALSO PERMITTED. EACH FACSIMILE TRANSMISSION SHALL BE MADE AT: (408) 496-2418 OR (408) 969-6510; AND UNDER CONTEMPORANEOUS TELEPHONE ADVICE TO: (408) 450-5001 OR (408) 654-7176, FIRST-CITIZENS BANK & TRUST COMPANY

ATTENTION: GLOBAL TRADE FINANCE. ABSENCE OF THE AFORESAID TELEPHONE ADVICE SHALL NOT AFFECT OUR OBLIGATION TO HONOR ANY SUCH DRAW REQUEST.

THIS LETTER OF CREDIT IS TRANSFERABLE IN WHOLE BUT NOT IN PART, ONE OR MORE TIMES, BUT IN EACH INSTANCE ONLY TO A SINGLE BENEFICIARY AS TRANSFEREE AND FOR THE THEN AVAILABLE AMOUNT, ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE WOULD BE IN COMPLIANCE WITH THEN APPLICABLE LAW AND REGULATION, INCLUDING BUT NOT LIMITED TO THE REGULATIONS OF THE U.S. DEPARTMENT OF TREASURY AND U.S. DEPARTMENT OF COMMERCE. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINALS OR COPIES OF ALL AMENDMENTS, IF ANY, TO THIS LETTER OF CREDIT MUST BE SURRENDERED TO US AT OUR ADDRESS INDICATED IN THIS LETTER OF CREDIT TOGETHER WITH OUR TRANSFER FORM ATTACHED HERETO AS EXHIBIT A DULY EXECUTED. APPLICANT SHALL PAY OUR TRANSFER FEE OF 1⁄4 OF 1% OF TIIE TRANSFER AMOUNT (MINIMUM US$250.00) UNDER THIS LETTER OF

CREDIT BUT DELIVERY OF SUCH PAYMENT SHALL NOT BE A CONDITION PRECEDENT TO OUR OBLIGATION TO HONOR A TRANSFER REQUEST. EACH TRANSFER SHALL BE EVIDENCED BY EITHER (1) OUR ENDORSEMENT ON THE REVERSE OF THE LETTER OF CREDIT AND WE SHALL FORWARD THE ORIGINAL OF THE LETTER OF CREDIT SO ENDORSED TO THE TRANSFEREE OR (2) OUR ISSUING A REPLACEMENT LETTER OF CREDIT TO THE TRANSFEREE ON THE SAME TERMS AND CONDITIONS AS THE TRANSFERRED LETTER OF CREDIT (IN WHICH EVENT THE TRANSFERRED LETTER OF CREDIT SHALL HAVE NO FURTHER EFFECT).

WE HEREBY AGREE WITH THE BENEFICIARY THAT DOCUMENTS DRAWN UNDER AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT WILL BE DULY HONORED, WITHOUT INQUIRY INTO THE EFFECTIVENESS OF BENEFICIARY’S SIGNED STATEMENT AND REGARDLESS OF WHETHER APPLICANT DISPUTES THE CONTENT OF SUCH STATEMENT, UPON PRESENTATION TO US ON OR BEFORE THE EXPIRATION DATE OF THIS LETTER OF CREDIT OR ANY AUTOMATICALLY EXTENDED EXPIRATION DATE.

IF ANY INSTRUCTIONS ACCOMPANYING A DRAWING UNDER THIS LETTER OF CREDIT REQUEST THAT PAYMENT IS TO BE MADE BY TRANSFER TO YOUR ACCOUNT WITH ANOTHER BANK, WE WILL ONLY EFFECT SUCH PAYMENT BY FED WIRE TO A U.S. REGULATED BANK, AND WE AND/OR SUCH OTHER BANK MAY RELY ON AN ACCOUNT NUMBER SPECIFIED IN SUCH INSTRUCTIONS EVEN IF THE NUMBER IDENTIFIES A PERSON OR ENTITY DIFFERENT FROM THE INTENDED PAYEE.

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES (ISP98), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590.

FIRST-CITIZENS BANK & TRUST COMPANY

AUTHORIZED SIGNATURE

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER ___________________

EXHIBIT A

FORM OF TRANSFER FORM

DATE:

TO:	FIRST-CITIZENS BANK & TRUST COMPANY

3003 TASMAN DRIVE

SANTA CLARA, CA 95054

ATTN: GLOBAL TRADE FINANCE COMPANY

RE:	IRREVOCABLE STANDBY LETTER OF CREDIT

NO. __________ ISSUED

BY FIRST-CITIZENS BANK & TRUST COMPANY

SANTA CLARA STANDBY LETTERS OF CREDIT L/C AMOUNT: ____________

LADIES AND GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE)

(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECTLY TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO EITHER (1) ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER, OR (2) ISSUE A REPLACEMENT LETTER OF CREDIT TO THE TRANSFEREE ON SUBSTANTIALLY THE SAME TERMS AND CONDITIONS AS THE TRANSFERRED LETTER OF CREDIT (IN WHICH EVENT THE TRANSFERRED LETTER OF CREDIT SHALL HAVE NO FURTHER EFFECT).

SINCERELY, (BENEFICIARY’S NAME) (SIGNATURE OF BENEFICIARY)	SIGNATURE AUTHENTICATED The name(s), title(s), and signature(s) conform to that/those on file with us for the company and the signature(s) is/are authorized to execute this instrument.

(Name of Bank)
(NAME AND TITLE)
(Address of Bank)

(City, State, ZIP Code)

(Authorized Name and Title)

(Authorized Signature)

(Telephone number)